Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

By and Among

MIDAS PARENT, LP

MIDAS MERGER ACQUISITION SUB, INC.

and

MIDWEST HOLDING INC.

Dated as of April 30, 2023

i

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is entered into as of April 30, 2023, by and among MIDWEST HOLDING INC., a Delaware corporation (the “Company”), MIDAS PARENT, LP, a Delaware limited partnership (“Parent”), and MIDAS MERGER ACQUISITION SUB, INC. a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”). Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Section 8.01 hereof.

RECITALS

WHEREAS, the parties hereto intend to effect a merger in which Merger Sub will be merged with and into the Company (the “Merger”), in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (“DGCL”), with the Company surviving the Merger, on the terms and subject to the conditions set forth herein;

WHEREAS, in the Merger, upon the terms and subject to the conditions of this Agreement, each share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) will be converted into the right to receive the Merger Consideration except as otherwise provided in this Agreement;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously: (a) determined that the Merger and the other transactions contemplated by this Agreement and the other Transaction Documents (collectively, the “Transactions”) are advisable, fair to and in the best interests of the Company and its stockholders; (b) approved and declared it advisable to enter into this Agreement; (c) directed that the adoption of this Agreement be submitted to a vote of the Company’s stockholders at the Company Stockholders Meeting; and (d) subject to the terms and conditions of this Agreement (including Section 5.04), resolved to recommend that the Company’s stockholders approve the adoption of this Agreement and the Transactions, including the Merger on the terms and subject to the conditions set forth in this Agreement (such recommendation, the “Company Board Recommendation”); in each case, in accordance with the DGCL;

WHEREAS, the board of directors of Merger Sub has adopted a resolution approving and declaring advisable this Agreement and the Transactions, including the Merger on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the general partner of Parent has adopted a resolution approving and declaring advisable this Agreement and the Transactions, including the Merger on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, immediately after the execution and delivery of this Agreement, Parent, as the sole stockholder of Merger Sub, will act by written consent to approve and adopt this Agreement and the Transactions, including the Merger, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, Parent has delivered to the Company the Equity Commitment Letter from the Equity Investors, to which the Company is an express third party beneficiary;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, the Guarantor is entering into a limited guarantee in favor of the Company (the “Limited Guarantee”), pursuant to which, subject to the terms and conditions contained therein, the Guarantor is guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of Parent to enter into this Agreement, Parent is entering into one or more voting agreements (each a “Voting Agreement”) with each of Michael Minnich, Rendezvous Capital, LLC, Crestline Assurance Holdings LLC, Knott Partners L.P., John Hompe, Firman Leung, Nancy Callahan, Diane Davis, Yadin Rozov and Kevin Sheehan, pursuant to which, among other things, such Persons have agreed to vote such Persons’ shares of Company Common Stock in favor of the adoption and approval of this Agreement and the Merger, on the terms and subject to the conditions set forth therein.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

ARTICLE I
The Merger

Section 1.01     The Merger. On the terms and subject to the satisfaction or, to the extent permissible under applicable Law, waiver of the conditions set forth in this Agreement, and in accordance with DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Delaware as a wholly-owned Subsidiary of Parent.

Section 1.02     Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) shall take place at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, 1 New York Plaza, New York, New York 10004, on the date which is three (3) Business Days after the date all of the conditions set forth in ARTICLE VI (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible under applicable Law, waiver by the appropriate party of those conditions at the Closing) have been satisfied or, to the extent permissible under applicable Law, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree (the date on which the Closing occurs, the “Closing Date”).

Section 1.03     Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Parent, and Merger Sub shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged, and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date and time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 1.04     Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement, the Certificate of Merger and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses, and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, and duties of the Surviving Corporation.

Section 1.05     Certificate of Incorporation; By-Laws. At the Effective Time: (a) by virtue of the Merger, the certificate of incorporation of the Company shall be amended and restated so as to read in its entirety as set forth in Exhibit A, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until, subject to Section 5.07, thereafter amended in accordance with the terms thereof and applicable Law; and (b) the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation, except that references to Merger Sub’s name shall be replaced with references to the Surviving Corporation’s name, until, subject to Section 5.07, thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation and applicable Law.

Section 1.06     Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law, (a) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and (b) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE II
Effect of the Merger on Capital Stock; Payment for Shares

Section 2.01     Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, or the Company or the holder of any capital stock of Parent, Merger Sub, or the Company:

(a)            Cancellation of Certain Company Common Stock. Each share of Company Common Stock that is owned by Parent, if any, or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly owned Subsidiaries as of immediately prior to the Effective Time (“Cancelled Shares”) shall automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

(b)            Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and Dissenting Shares) shall be converted into the right to receive from Parent $27.00 in cash, without interest (the “Merger Consideration”) in accordance with the provisions of Section 2.02.

(c)            Cancellation of Shares. At the Effective Time, all shares of Company Common Stock shall no longer be outstanding and all shares of Company Common Stock shall be cancelled and retired and will cease to exist, and, subject to Section 2.01(a) and Section 2.03, each holder of: (i) a certificate formerly representing any shares of Company Common Stock (each, a “Certificate”); or (ii) any book-entry shares which immediately prior to the Effective Time represented shares of Company Common Stock (each, a “Book-Entry Share”) shall, subject to applicable Law in the case of Dissenting Shares, cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 2.02 hereof.

(d)            Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid, and non-assessable share of common stock of the Surviving Corporation with the same rights, powers, and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing shares of Merger Sub common stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

Section 2.02     Surrender and Payment.

(a)            Paying Agent; Payment Fund. Prior to the Effective Time, Parent shall appoint as a paying agent (the “Paying Agent”), the Company’s existing transfer agent or another Person reasonably acceptable to the Company, to act as the agent for the purpose of paying the Merger Consideration for: (i) the Certificates; and (ii) the Book-Entry Shares. At or immediately following the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, sufficient funds to pay the aggregate Merger Consideration that is payable in respect of all of the shares of Company Common Stock then outstanding (other than: (A) shares to be cancelled and retired in accordance with Section 2.01(a); and (B) Dissenting Shares) (the “Payment Fund”). If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of shares of Company Common Stock immediately prior to the Effective Time shall be entitled under Section 2.01(b), Parent shall promptly deposit, or cause to be deposited, with the Paying Agent additional funds necessary so that the Paying Agent holds sufficient funds to make all remaining payments of Merger Consideration required to be made under this Agreement. The Payment Fund shall not be used for any other purpose. Parent shall pay, or cause to be paid, all charges and expenses, including those of the Paying Agent, in connection with the exchange of shares of Company Common Stock for the Merger Consideration. Promptly (but in any event no later than the third Business Day) after the Effective Time, Parent shall mail, or shall cause the Paying Agent to mail, to each record holder of Certificates that immediately prior to the Effective Time represented shares of Company Common Stock that were converted pursuant to Section 2.01(b) into the right to receive the Merger Consideration, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Paying Agent, and which letter of transmittal shall be in customary form and have such other provisions as Parent and the Surviving Corporation may reasonably specify) for use in such exchange. Promptly (but in any event no later than the third Business Day) after the Effective Time, Parent shall, or shall cause the Paying Agent to mail to each holder of record immediately prior to the Effective Time of Book-Entry Shares that were converted pursuant to Section 2.01(b) into the right to receive the Merger Consideration customary instructions for use in effecting the surrender of Book-Entry Shares in exchange for the Merger Consideration.

(b)            Procedures for Surrender; No Interest. Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Company Common Stock represented by a Certificate or Book-Entry Share upon: (i) surrender to the Paying Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Paying Agent; or (ii) in the case of Book-Entry Shares, receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request). Until so surrendered or transferred, as the case may be, and subject to the terms set forth in Section 2.03, each such Certificate or Book-Entry Share, as applicable, shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration payable in respect thereof, without interest thereon. No interest shall be paid or accrued on the amounts payable upon the surrender or transfer of any Certificate or Book-Entry Share. Upon payment of the Merger Consideration pursuant to the provisions of this ARTICLE II, in respect of all of the shares of Company Common Stock represented thereby immediately prior to the Effective Time, each Certificate or Certificates or Book-Entry Share or Book-Entry Shares so surrendered or transferred, as the case may be, shall immediately be cancelled.

(c)            Investment of Payment Fund. Until disbursed in accordance with the terms and conditions of this Agreement, the cash in the Payment Fund will be invested by the Paying Agent, as directed by Parent or the Surviving Corporation, in: (i) obligations of or fully guaranteed by the United States; (ii) short-term commercial paper rated the highest quality by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation; (iii) certificates of deposit, bank repurchase agreements, or banker’s acceptances of commercial banks with capital exceeding $1.0 billion (based on the most recent financial statements of such bank that are then publicly available); or (iv) money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three months. No losses with respect to any investments of the Payment Fund will affect the amounts payable to the holders of Certificates or Book-Entry Shares. Any income from investment of the Payment Fund will be payable to Parent or the Surviving Corporation, as Parent directs.

(d)            Payments to Non-Registered Holders. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Book-Entry Share, as applicable, is registered, it shall be a condition to such payment that: (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred; and (ii) the Person requesting such payment shall pay to the Paying Agent any Transfer Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share, as applicable, or establish to the reasonable satisfaction of the Paying Agent that such Transfer Tax has been paid or is not payable.

(e)            DTC. Prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with the Paying Agent and the Depository Trust Company (“DTC”) to ensure that the Paying Agent will transmit to DTC or its nominees as soon as practicable after the Effective Time, but in any event within two (2) Business Days thereafter, upon surrender of shares held by record by DTC or its nominees in accordance with DTC’s customary surrender procedures, an amount in cash in immediately available funds equal to the number of shares of Company Common Stock held of record by DTC or such nominee immediately prior to the Effective Time multiplied by the Merger Consideration, which amount shall for the avoidance of doubt in no way increase the amount required to be funded to the Paying Agent by Parent pursuant to Section 2.02(a).

(f)            Full Satisfaction. All Merger Consideration paid upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate or Book-Entry Shares, and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates or Book-Entry Shares are presented to Parent or the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration, without interest thereon, provided for, and in accordance with the procedures set forth, in this ARTICLE II.

(g)            Termination of Payment Fund. Any portion of the Payment Fund that remains unclaimed by the holders of Certificates or Book-Entry Shares twelve (12) months after the Effective Time shall be returned to the Surviving Corporation (or, at the option of Parent, Parent), upon demand, and any such holder who has not exchanged Certificates or Book-Entry Shares for the Merger Consideration in accordance with this Section 2.02 prior to that time shall thereafter look only to the Surviving Corporation or Parent, as applicable (subject to abandoned property, escheat, or other similar Laws), as general creditors thereof, for payment of the Merger Consideration without any interest. Notwithstanding the foregoing, neither the Surviving Corporation nor Parent shall be liable to any holder of Certificates or Book-Entry Shares for any amounts paid to a public official pursuant to applicable abandoned property, escheat, or similar Laws.

(h)            Closure of Share Records. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates or Book-Entry Shares shall cease to have any rights with respect to such shares, except as otherwise provided in this Agreement, the certificate of incorporation of the Surviving Corporation, or by applicable Law.

Section 2.03     Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 2.01, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled in accordance with Section 2.01(a)) and held by a holder of such share of Company Common Stock who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares in accordance with, and has complied with, Section 262 of the DGCL with respect to such shares (such shares of Company Common Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive the Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.01(b), without interest thereon, upon surrender of such Certificate formerly representing such share or transfer of such Book-Entry Share, as the case may be. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to the Company prior to the Effective Time that relates to such demand or otherwise pursuant to the DGCL in respect of Dissenting Shares, and Parent shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands; provided that, after the date hereof until the Effective Time, Parent shall consult with the Company with respect to such negotiations and proceedings. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle, or offer to settle, any such demands.

Section 2.04     Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of Company Common Stock shall occur by reason of any reclassification, recapitalization, stock split (including a reverse stock split), or any stock dividend or distribution paid in shares of Company Common Stock, the Merger Consideration and any other amounts (which are derivative of the Merger Consideration) payable pursuant to Section 2.07 shall be appropriately adjusted to reflect such change; provided, however, that this sentence shall not be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.05     Withholding Rights. Each of the Paying Agent, the Company, Parent, Merger Sub, and the Surviving Corporation, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under any applicable tax Laws. To the extent that amounts are so deducted and withheld and paid to the applicable taxing authority by the Paying Agent, Parent, Merger Sub, or the Surviving Corporation, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Paying Agent, Parent, Merger Sub, or the Surviving Corporation, as the case may be, made such deduction and withholding.

Section 2.06     Lost Certificates. If any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue, in exchange for such lost, stolen, or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate as contemplated under this ARTICLE II.

Section 2.07     Treatment of Company Stock Options and Company Restricted Stock Unit Awards.

(a)            Company Stock Options.

(i)              At the Effective Time, each option to acquire shares of Company Common Stock (each, a “Company Stock Option”) that is outstanding under any Company Stock Plan immediately prior to the Effective Time and is then vested and exercisable or held by a non-employee director or any individual set forth on Section 2.07(a) of the Company Disclosure Letter (whether or not then vested or exercisable) and each Company Stock Option that vests upon the Merger under the terms applicable thereto (each a “Vested Company Option”), shall be, by virtue of the Merger and without any action on the part of the holder thereof, cancelled and converted into the right to receive from the Surviving Corporation, as promptly as reasonably practicable after the Effective Time, an amount in cash, without interest, equal to the product of: (i) the aggregate number of shares of Company Common Stock subject to such Vested Company Option; multiplied by (ii) the excess, if any, of the Merger Consideration over the per share exercise price under such Vested Company Option, less any applicable withholding Tax. For the avoidance of doubt, in the event that the per share exercise price under any Vested Company Option is equal to or greater than the Merger Consideration, such Vested Company Option shall be cancelled as of the Effective Time without payment therefor and shall have no further force or effect. All payments in respect of Vested Company Options shall be made through the payroll of the Surviving Corporation and/or one of its Subsidiaries as promptly as reasonably practicable (but no later than five (5) Business Days) after the Effective Time. Parent shall ensure that the Surviving Corporation and its Subsidiaries have sufficient funds to pay the full amounts due to holders of Vested Company Options in accordance with the foregoing.

(ii)             Each Company Stock Option that is outstanding immediately prior to the Effective Time that is not a Vested Company Option (each an “Unvested Company Option”) shall be cancelled and replaced with a right to receive an amount in cash, without interest, equal to (i) the number of shares of Company Common Stock for which such Unvested Company Option has not then been exercised multiplied by (ii) the excess, if any, of the Merger Consideration over the per share exercise price of such Unvested Company Option (the “Cash Replacement Option Amounts”). The Cash Replacement Option Amounts will, subject to the holder’s continued service with Parent and its Affiliates (including the Surviving Corporation and its Subsidiaries) through the applicable vesting dates, vest and be payable at the same time as the Unvested Company Option for which such Cash Replacement Option Amounts were exchanged would have vested pursuant to its terms, except that in the event that the holder’s continued service with Parent and its Affiliates (including the Surviving Corporation and its Subsidiaries) is terminated by Parent or any of its Affiliates other than for Cause or by the holder for Good Reason or as a result of death or Disability, then, subject to the holder’s (or the holder’s estate’s, as applicable) timely execution and non-revocation (within any timeframes provided for doing so) of a general release of claims in favor of the Company, Parent and their respective Affiliates in a form that is consistent in all material respects with the form of such release in use by the Company prior to the date of this Agreement and set forth on Section 3.12(a) of the Company Disclosure Letter, and continued compliance with applicable restrictive covenants in favor of Parent or an Affiliate thereof in effect at the time of such termination, all Cash Replacement Option Amounts in respect of such holder’s Unvested Company Options that shall not have been previously paid to such holder, shall be immediately payable to such holder; provided that any Unvested Company Option with a per share exercise price that is equal to or greater than the Merger Consideration shall be cancelled as of the Effective Time without payment therefor and shall have no further force or effect. All Cash Replacement Option Amounts will have substantially the same terms and conditions (including with respect to vesting) as applied to the award of Unvested Company Options for which they were exchanged, except for terms rendered inoperative by reason of the transactions contemplated by this Agreement or for such other administrative or ministerial changes as in the reasonable and good faith determination of Parent are appropriate to conform the administration of the Cash Replacement Option Amounts. At least five (5) Business Days prior to the Closing, the Company shall deliver to Parent a schedule of all Unvested Company Options, the recipients thereof and the applicable vesting schedule with respect thereto.

(b)            Company Restricted Stock Unit Award.

(i)              At the Effective Time, each restricted stock unit award for shares of Company Common Stock (each, a “Company Restricted Stock Unit Award”) that is outstanding under any Company Stock Plan immediately prior to the Effective Time and is then vested or held by a non-employee director or any individual set forth on Section 2.07(b) of the Company Disclosure Letter (whether or not then vested) and each Company Restricted Stock Unit Award that vests upon the Merger under the terms applicable thereto (each a “Vested Company RSU”) shall be, by virtue of the Merger and without any action on the part of the holder thereof, cancelled and converted automatically into the right to receive from the Surviving Corporation an amount in cash, without interest, equal to the product of: (i) the aggregate number of shares of Company Common Stock subject to such Vested Company RSU; multiplied by (ii) the Merger Consideration, less any applicable withholding Tax. All payments in respect of Vested Company RSU shall be made through the payroll of the Surviving Corporation and/or one of its Subsidiaries as promptly as reasonably practicable (but no later than five (5) Business Days) after the Effective Time. Notwithstanding anything to the contrary in this Section 2.07(b), any payment in respect of a Company Restricted Stock Unit Awards that, immediately prior to the Effective Time, was subject to Section 409A of the Code, shall be made at such time as required to comply with Section 409A of the Code. Parent shall ensure that the Surviving Corporation and its Subsidiaries have sufficient funds to pay the full amounts due to holders of Company Restricted Stock Unit Awards in accordance with the foregoing.

(ii)             Each Company Restricted Stock Unit Award (or the portion thereof) outstanding immediately prior to the Effective Time that is not a Vested Company RSU (each an “Unvested Company RSU”) shall be cancelled and replaced with a right to receive an amount in cash, without interest, equal to (i) the number of shares of Company Common Stock subject to such award of Unvested Company RSUs as of immediately prior to the Effective Time multiplied by (ii) the Merger Consideration (the “Cash Replacement Company RSU Amounts”). The Cash Replacement Company RSU Amounts will, subject to the holder’s continued service with Parent and its Affiliates (including the Surviving Corporation and its Subsidiaries) through the applicable vesting dates, vest and be payable at the same time as the Unvested Company RSU (or the portion thereof) for which such Cash Replacement Company RSU Amounts were exchanged would have vested pursuant to its terms, except that in the event that the holder’s continued service with Parent and its Affiliates (including the Surviving Corporation and its Subsidiaries) is terminated by Parent or any of its Affiliates other than for Cause or by the holder for Good Reason or as a result of death or Disability, then, subject to the holder’s (or the holder’s estate’s, as applicable) timely execution and non-revocation (within any timeframes provided for doing so) of a general release of claims in favor of the Company, Parent and their respective Affiliates in a form that is consistent in all material respects with the form of such release in use by the Company prior to the date of this Agreement and set forth on Section 3.12(a) of the Company Disclosure Letter, and continued compliance with applicable restrictive covenants in favor of Parent or an Affiliate thereof in effect at the time of such termination, all Cash Replacement RSU Amounts in respect of such holder’s Unvested Company RSUs that shall not have been previously paid to such holder, shall be immediately payable to such holder. All Cash Replacement Company RSU Amounts will have substantially the same terms and conditions, including, with respect to vesting as applied to the Unvested Company RSU (or portion thereof) for which they were exchanged, except for terms rendered inoperative by reason of the transaction contemplated by this Agreement or for such other administrative or ministerial changes as in the reasonable and good faith determination of Parent are appropriate to conform the administration of the Cash Replacement Company RSU Amounts. At least five (5) Business Days prior to the Closing, the Company shall deliver to Parent a schedule of all Unvested Company RSUs, the recipients thereof and the applicable vesting schedule with respect thereto.

(c)            Resolutions and Other Company Actions. At or prior to the Effective Time, the Company, the Company Board, and the compensation committee of such board, as applicable, shall adopt any resolutions and take any actions (including obtaining any employee consents) that may be necessary (i) to effectuate the provisions of Section 2.07(a) and Section 2.07(b) and (ii) terminate each Company Stock Plan effective as of and contingent upon the Effective Time (without prejudice to the rights of the holders of the Company Equity Awards, as set forth herein).

ARTICLE III
Representations and Warranties of the Company

Subject to Section 8.10, except as (a) disclosed in the Company SEC Documents filed or furnished on or after December 31, 2021 and at least three Business Days before the date of this Agreement, but excluding any “risk factors” or “forward-looking statements” or any other disclosure that is cautionary or predictive in nature, in each case, other than any specific factual information contained therein, provided that, nothing in the Company Reports shall be deemed to be disclosures in respect of Section 3.02, Section 3.03 or the last sentence of Section 3.05 or (b) set forth in the Company Disclosure Letter (subject to Section 8.10), the Company represents and warrants to Parent and Merger Sub that:

Section 3.01     Organization; Standing and Power; Charter Documents; Subsidiaries.

(a)            Organization; Standing and Power. The Company and each of its Subsidiaries is a corporation, limited liability company, or other legal entity duly organized, validly existing, and in good standing under the Laws of its jurisdiction of organization, and has the requisite corporate, limited liability company, or other organizational, as applicable, power and authority to own, lease, and operate its assets and to carry on its business as now conducted, except, with respect to the Subsidiaries of the Company, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company, or other legal entity and is in good standing in each jurisdiction where the character of the assets and properties owned, leased, or operated by it or the nature of its business makes such qualification or license necessary, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)            Charter Documents. The Company has delivered or made available to Parent a true and correct copy of the certificate of incorporation (including any certificate of designations), by-laws, or like organizational documents, each as amended to date (collectively, the “Charter Documents”), of the Company and each of its Subsidiaries. Neither the Company nor any of its Subsidiaries is in violation in any material respect with the provisions of its Charter Documents.

(c)            Subsidiaries. Section 3.01(c)(i) of the Company Disclosure Letter lists each of the Subsidiaries of the Company that is, directly or indirectly, wholly-owned by the Company as of the date of this Agreement and its place of organization. Section 3.01(c)(ii) of the Company Disclosure Letter sets forth, for each Subsidiary that is not, directly or indirectly, wholly owned by the Company: (i) the number and type of any capital stock of, or other equity or voting interests in, such Subsidiary that is outstanding as of the date of this Agreement; and (ii) the number and type of shares of capital stock of, or other equity or voting interests in, such Subsidiary that, as of the date of this Agreement, are owned, directly or indirectly, by the Company. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company that is owned directly or indirectly by the Company have been validly issued, are fully paid and non-assessable, and are free and clear of all Liens, including any restriction on the right to vote, sell, or otherwise dispose of such capital stock or other equity or voting interests, except for any Liens: (A) imposed by applicable Law; or (B) arising pursuant to the Charter Documents.

Section 3.02     Capital Structure.

(a)            Capital Stock.

(i)             The authorized capital stock of the Company consists of: (i) 20,000,000 shares of Company Common Stock; and (ii) 2,000,000 shares of preferred stock, par value $0.001 per share, of the Company (“Company Preferred Stock”), (iii) 2,000,000 shares of non-voting common stock, par value $0.001 per share, of the Company. As of the close of business on April 27, 2023 (the “Measurement Date”): (A) 3,728,601 shares of Company Common Stock were issued and outstanding (not including shares held in treasury); (B) no shares of Company non-voting common stock were issued and outstanding or held by the Company in its treasury; and (C) no shares of Company Preferred Stock were issued and outstanding or held by the Company in its treasury. From the Measurement Date to the date of this Agreement, the Company has not issued or granted any shares of capital stock of the Company, other than shares of Company Common Stock issued upon the exercise or settlement of Company Equity Awards outstanding as of the Measurement Date in accordance with their terms.

(ii)            All of the outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid, and non-assessable.

(b)            Stock Awards.

(i)             As of the close of business on the Measurement Date, Company Stock Options exercisable for a total of 322,471 shares of Company Common Stock were outstanding (with a weighted average exercise price of $15.36 per share of Company Common Stock for those Company Stock Options granted with a share exercise price that is less than the Merger Consideration), 16,044 shares of Company Common Stock were issuable on settlement of outstanding Company Restricted Stock Unit Awards, and no other Company Equity Awards were outstanding. From the Measurement Date to the date of this Agreement, the Company has not issued or granted any Company Equity Awards.

(ii)             As of the date of this Agreement, an aggregate of 247,935 shares of Company Common Stock were available to be granted pursuant to Company Equity Awards under the Company Stock Plans. Section 3.02(b)(ii) of the Company Disclosure Letter sets forth a list as of the Measurement Date of each then outstanding Company Equity Award granted under the Company Stock Plans and: (A) the name of the holder of such outstanding Company Equity Award, (B) the number of shares of Company Common Stock subject to such outstanding Company Equity Award; (C) if such Company Equity Award is a Company Stock Option, the exercise price of such Company Equity Award; (D) the date on which such Company Equity Award was granted or issued; (E) the applicable vesting, repurchase, or other lapse of restrictions schedule, and the extent to which such Company Equity Award is vested and exercisable as of as of the Measurement Date; and (F) with respect to Company Stock Options, the date on which such Company Stock Option expires. All shares of Company Common Stock subject to issuance under the Company Stock Plans, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, and non-assessable. Except for the Company Stock Plans and as set forth in Section 3.02(b)(i) and this Section 3.02(b)(ii), there are no Contracts to which the Company is a party obligating the Company to accelerate the vesting of any Company Equity Award as a result of this Agreement (whether alone or in combination with the occurrence of any additional or subsequent events).

(iii)            Except as set forth in Section 3.02(b)(i), as of the date of this Agreement, there are no outstanding: (A) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of the Company; (B) options, warrants, calls, puts, subscriptions or other agreements, commitments or rights to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) the Company; or (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of the Company, in each case that have been issued by the Company or its Subsidiaries (the items in clauses (A), (B), and (C), together with the capital stock of the Company, being referred to collectively as “Company Securities”).

(iv)           No dividends or similar distributions have been accrued or been declared but are unpaid on any Company Securities, and the Company is not subject to any obligation (contingent or otherwise) to pay any dividend or otherwise to make any distribution or payment to any current or former holder of any Company Securities. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities, except the obligation to acquire Company Equity Awards upon exercise, settlement, or forfeiture of Company Equity Awards. As of the date hereof, there are no outstanding obligations or commitments of any character relating to any Company Securities to which the Company or any of its Subsidiaries is a party, including any agreements restricting the transfer of, requiring the registration for sale of, or granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or any similar rights with respect to any Company Securities. As of the date hereof, neither the Company nor any of its Subsidiaries is a party to any voting trust, proxy, voting agreement or other similar agreement with respect to the voting of any Company Securities. No Subsidiary of the Company owns any shares of capital stock of the Company or any Company Securities. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (whether on an as-converted basis or otherwise) (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which stockholders of the Company or its Subsidiaries may vote.

(c)            Company Subsidiary Securities. As of the date of this Agreement, there are no outstanding: (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for voting debt, capital stock, voting securities, or other ownership interests in any Subsidiary of the Company; (ii) options, warrants, calls, puts, subscriptions or other agreements, commitments or rights to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any voting debt, capital stock, voting securities, or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities, or other ownership interests in) any Subsidiary of the Company; or (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or other ownership interests in, any Subsidiary of the Company, in each case that have been issued by a Subsidiary of the Company (the items in clauses (i), and (ii), together with the capital stock, voting securities, or other ownership interests of such Subsidiaries, being referred to collectively as “Company Subsidiary Securities”). As of the date hereof, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. As of the date hereof, there are no outstanding obligations or commitments of any character relating to any Company Subsidiary Securities or capital stock of (or other equity or voting interest in) any Company Subsidiary to which the Company or any of its Subsidiaries is a party, including any agreements restricting the transfer of, requiring the registration for sale of, or granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or any similar rights with respect to any Company Subsidiary Securities.

Section 3.03     Authority; Non-Contravention; Governmental Consents; Board Approval; Anti-Takeover Statutes.

(a)            Authority. The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the “Requisite Company Vote”), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only, in the case of consummation of the Merger, to the receipt of the Requisite Company Vote. The Requisite Company Vote is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement, approve the Merger, and consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity.

(b)            Non-Contravention. The execution, delivery, and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated by this Agreement, including the Merger, do not: (i) subject to obtaining the Requisite Company Vote, contravene or conflict with, or result in any violation or breach of, the Charter Documents of the Company; (ii) assuming that all Consents contemplated by clauses (i) through (v) of Section 3.03(c) have been obtained or made and, in the case of the consummation of the Merger, obtaining the Requisite Company Vote, conflict with or violate any Law applicable to the Company, any of its Subsidiaries, or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the Company’s or any of its Subsidiaries’ loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Contract to which the Company or any of its Subsidiaries is a party or otherwise bound as of the date of this Agreement; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of the Company or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii), and (iv), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations, or Liens that, or where the failure to obtain any Consents, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)            Governmental Consents. No consent, approval, order, or authorization of, or registration, declaration, or filing with, or notice to (any of the foregoing being a “Consent”), any national, state, municipal, local, or foreign government, any instrumentality, subdivision, court, administrative agency or commission, or other governmental authority (a “Governmental Entity”) is required to be obtained or made by the Company in connection with the execution, delivery, and performance by the Company of this Agreement or the consummation by the Company of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) the filing of the Company Proxy Statement with the Securities and Exchange Commission (“SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such reports and filings under the Exchange Act as may be required in connection with this Agreement, the Merger, and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) or (B) any other Antitrust Laws that are applicable to the transactions contemplated by this Agreement; (iv) consents or approvals of the Nebraska Department of Insurance and the Vermont Department of Financial Regulation; (v) such notice filings as may be required by insurance regulators pursuant to Laws requiring pre-acquisition notifications (“Form E Statutes”); (vi) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of the Nasdaq Capital Market (“Nasdaq”); and (vii) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)            Board Approval. At a meeting duly called and held, the Company Board has unanimously: (i) determined that the Merger and Transactions are advisable, fair to and in the best interests of the Company and its stockholders; (ii) approved and declared it advisable to enter into this Agreement; (iii) directed that the adoption of this Agreement be submitted to a vote of the Company’s stockholders at the Company Stockholders Meeting; and (iv) subject to the terms and conditions of this Agreement (including Section 5.04), resolved to make the Company Board Recommendation; in each case, in accordance with the DGCL.

(e)            Anti-Takeover Statutes. Except for Section 203 of the DGCL, no “fair price,” “moratorium,” “control share acquisition,” “supermajority,” “affiliate transactions,” “business combination,” or other similar anti-takeover statute or regulation enacted under any federal, state, local, or foreign laws applicable to the Company is applicable to this Agreement, the Merger, or any of the other transactions contemplated by this Agreement. The Company Board has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in such Section 203) will not apply to the execution, delivery, or performance of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement.

Section 3.04     SEC Filings; Financial Statements; Sarbanes-Oxley Act Compliance; Undisclosed Liabilities.

(a)            SEC Filings. The Company has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and schedules thereto and all other information incorporated by reference) required to be filed or furnished by it with the SEC (the “Company Reports”) since January 1, 2021 (the “Company SEC Documents”). As of their respective dates of filing or furnishing or, if amended or superseded by a subsequent filed or finished document filed or furnished prior to the date hereof, as of the date of the last such amendment or superseding filed or finished document (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”), and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents. None of the Company SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed or furnished (or, if amended or superseded by a subsequent filed or furnished document filed or furnished prior to the date hereof, as of the date of the last such amendment or superseding filed or finished document), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)            Financial Statements. Each of the consolidated financial statements of the Company (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q or other rules and regulations of the SEC); and (iii) fairly presented in all material respects the consolidated financial position and the results of operations and cash flows of the Company and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by the applicable rules and regulations of the SEC. Except as has been described in the Company SEC Documents, as of the date hereof, there are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of the type required to be disclosed pursuant to Item 3.03(a)(4) of Regulation S-K promulgated by the SEC.

(c)            Internal Controls. The Company and each of its Subsidiaries has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(d)            Disclosure Controls and Procedures. The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports.

(e)            Undisclosed Liabilities. The audited consolidated balance sheet of the Company dated as of December 31, 2022 contained in the Company SEC Documents filed prior to the date hereof is hereinafter referred to as the “Company Balance Sheet.” Neither the Company nor any of its Subsidiaries has any Liabilities required to be accrued, reflected, disclosed or reserved on a consolidated balance sheet of the Company prepared in accordance with GAAP, other than Liabilities that: (i) are accrued, reflected, disclosed or reserved on the Company Balance Sheet (including in the notes thereto); (ii) were incurred since the date of the Company Balance Sheet in the ordinary course of business; (iii) are incurred in connection with the execution and delivery of this Agreement and the transactions contemplated by hereby; or (iv) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.05     Absence of Certain Changes or Events. Since the date of the Company Balance Sheet through the date of this Agreement, (i) except in connection with the execution and delivery of this Agreement and the transactions contemplated hereby and except for any actions taken or not taken, or any plans, procedures and practices adopted (and compliance therewith) as were reasonably necessary (x) to protect the health and safety of the Company’s or its Subsidiaries’ employees, customers and other individuals having business dealings with the Company or any of its Subsidiaries with respect to COVID-19 or (y) to respond to service disruptions caused by COVID-19 or any COVID-19 Measures in response to COVID-19 or any COVID-19 Measures, the business of the Company and each of its Subsidiaries has been conducted in all material respects in the ordinary course of business and (ii) neither the Company nor any of its Subsidiaries have taken any action that would, after the date hereof, be prohibited by Section 5.01(a)(i) through Section 5.01(a)(iv), Section 5.01(a)(ix), or Section 5.01(a)(xi) through Section 5.01(a)(xiv). Since the date of the Company Balance Sheet through the date of this Agreement, except in connection with the execution and delivery of this Agreement and the transactions contemplated hereby, there has not been or occurred any Company Material Adverse Effect or any event, condition, change, or effect that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.06     Taxes.

(a)            Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i)             The Company and each of its Subsidiaries have filed or caused to be filed (taking into account any valid extensions) all Tax Returns required to be filed by or with respect to it. Such Tax Returns are true, complete, and correct. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return, other than extensions of time to file Tax Returns obtained in the ordinary course of business. All Taxes due and owing by the Company or any of its Subsidiaries have been paid.

(ii)            The Company and each of its Subsidiaries have deducted or withheld and timely paid to the appropriate Governmental Entity all Taxes required to have been deducted or withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, or other Person.

(iii)           There are no Liens for Taxes upon the assets of the Company or any of its Subsidiaries other than Permitted Liens.

(iv)           No deficiency for any amount of Taxes which has been proposed, asserted, or assessed in writing by any taxing authority against the Company or any of its Subsidiaries remains unpaid. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the Company or any of its Subsidiaries (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), and no requests for any such waivers or extensions are currently pending. There are no audits, suits, investigations, claims, examinations, or other administrative or judicial proceedings ongoing or pending, or, to the Knowledge of the Company, proposed or threatened in writing with respect to any Taxes of the Company or any of its Subsidiaries.

(v)            No claim has been made in writing by any taxing authority in a jurisdiction in which the Company and its Subsidiaries do not file Tax Returns that the Company and its Subsidiaries are or may be subject to Tax in that jurisdiction which claim has not been finally resolved.

(vi)           Neither the Company nor any of its Subsidiaries: (i) has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any comparable provision of local, state, or foreign Law), as a transferee or successor, by Contract, or otherwise by operation of Law; (ii) is or has been a member of any consolidated, combined, unitary or other group for Tax purposes (other than any such group of which the Company or one of its Subsidiaries is or was the common parent) or (iii) is a party to, bound by, or has any liability under any Tax sharing, allocation, or indemnification agreement or arrangement (other than a commercial agreement entered into in the ordinary course of business a primary purpose of which does not relate to Taxes).

(b)            Neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(c)            Neither the Company nor any of its Subsidiaries is or has been a party to a “listed transaction” within the meaning of Section 6707A(c) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(d)            The Company is not, and has not been in the period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” defined in Section 897(c)(2) of the Code.

Notwithstanding anything herein to the contrary, nothing in this Agreement shall be construed as a representation or warranty regarding the existence, amount, expiration date or limitations on (or availability of) any Tax attribute (including methods of accounting) of the Company or any of its Subsidiaries for or with respect to any Tax period or portion thereof beginning after the Closing Date.

     Intellectual Property; Privacy and Data Security.

(a)            Scheduled Company-Owned IP. Section 3.07(a) of the Company Disclosure Letter contains a true and complete list, as of the date of this Agreement, of all patents, and patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration, and internet domain name registrations of the Company or any of its Subsidiaries.

(b)            Right to Use; Title. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of its Subsidiaries: (i) owns the Company-Owned IP free and clear of all Liens other than Permitted Liens, and (ii) has the right to use all other Intellectual Property necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted (“Company IP”).

(c)            Validity and Enforceability. To the Knowledge of the Company, the Company and its Subsidiaries’ rights in the Company-Owned IP are valid, subsisting, and enforceable, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries have taken reasonable steps to protect and preserve the confidentiality of all Trade Secrets and Company Software included in the Company IP, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Persons who have contributed, developed or conceived any material Company-Owned IP have done so pursuant to a valid and enforceable agreement that grants the applicable Company or Subsidiary exclusive ownership (by way of a present grant of assignment) of such Person’s contribution, development or conception, or such ownership vests in such Company or Subsidiary as a matter of Law, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company, neither the Company nor any of its Subsidiaries have disclosed any Trade Secrets or Source Code included in the Company-Owned IP to any Person other than (i) employees or (ii) pursuant to a written valid and enforceable agreement providing for restrictions on use of, and the nondisclosure of, such confidential information. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Persons who have contributed, developed or conceived any Company-Owned IP have made or threatened any claims of ownership with respect to any Company-Owned IP or any claims relating to any such agreement nor are any such claims pending.

(d)            Non-Infringement. Except as would not be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the conduct of the businesses of the Company and its Subsidiaries since January 1, 2021 has not infringed, misappropriated, or otherwise violated, and is not infringing, misappropriating, or otherwise violating, any Intellectual Property of any other Person, and (ii) to the Knowledge of the Company, no third party has since January 1, 2021 infringed, misappropriated, or otherwise violated or is infringing upon, violating, or misappropriating any Company IP.

(e)            IP Legal Actions and Orders. As of the date of this Agreement, there are no Legal Actions pending or, to the Knowledge of the Company, threatened: (i) alleging any infringement, misappropriation, or violation by the Company or any of its Subsidiaries of the Intellectual Property of any Person; or (ii) challenging the validity, enforceability, or ownership of any Company-Owned IP or the Company’s or any of its Subsidiaries’ rights with respect to any Company IP, in each case of clauses (i) and (ii) except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries are not subject to any outstanding Order that restricts or impairs the use of any Company-Owned IP, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f)             Company IT Systems. Since January 1, 2021 there has been no material failure, denial-of-service or cyber incident of or affecting the Company IT Systems. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, individually or as a whole, the Company and its Subsidiaries have taken reasonable efforts to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company IT Systems are (i) free from all material defects (including viruses or similar malware or other malicious code), (ii) sufficient for the immediate needs of the Company and its Subsidiaries, and (iii) are in sufficiently good working condition to effectively perform all information technology operations as necessary for the operation of the business of the Company and its Subsidiaries as currently conducted. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, individually or as a whole, the Company and its Subsidiaries own, lease, license, or otherwise have the valid and enforceable right to use all Company IT Systems and have obtained a sufficient number of licenses (whether licensed by seats or otherwise) for their use of all Software encompassed by the Company IT Systems.

(g)            Open-Source Materials. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries or any other Person acting on behalf of the Company or any of its Subsidiaries has: (i) incorporated Open-Source Materials into any Company Software and (ii) distributed such Open-Source Materials in conjunction with any Company Software in a manner that grants, or purports to grant, to any third Person, any rights or immunities under any Company-Owned IP, including requiring that any (A) Source Code owned by the Company be disclosed or distributed, (B) Company-Owned IP or Company Software be licensed for any purpose, including for the purpose of making derivative works, or (C) Company-Owned IP or Company Software be redistributable at no charge.

(h)            Privacy and Data Security. The Company and its Subsidiaries have, since January 1, 2021, complied with all Data Security Requirements and notices concerning the collection, use, processing, storage, transfer, and security of Personal Information in the conduct of the Company’s and its Subsidiaries’ businesses, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2021, the Company and its Subsidiaries have not: (i) experienced any Security Incident or (ii) been subject to or received any written notice of any Legal Action by any Governmental Entity or other Person, or been required to notify any such Person or Governmental Entity, concerning any Security Incident or the Company’s or any of its Subsidiaries’ collection, use, processing, storage, transfer, or protection of Personal Information or violation of any Data Security Requirement, in each case of clauses (i) and (ii) except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.08     Compliance; Permits.

(a)            Compliance. The Company and each of its Subsidiaries are, and, since January 1, 2021, have been, in compliance with all Laws or Orders applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective businesses or properties is bound, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2021, no Governmental Entity has issued any written or, to the Knowledge of the Company, other notice or notification stating that the Company or any of its Subsidiaries is not in compliance with any Law except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)            Permits. The Company and its Subsidiaries hold, to the extent necessary to operate their respective businesses as such businesses are being operated as of the date of this Agreement, all permits, licenses, registrations, variances, clearances, consents, commissions, franchises, exemptions, Orders, authorizations, and approvals from Governmental Entities (collectively, “Permits”), except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No suspension, cancellation, non-renewal, or adverse modifications of any Permits of the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries is, and, since January 1, 2021, has been, in compliance with the terms of all Permits, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries are required to be registered, licensed or qualified as a bank, credit union, trust company, broker, dealer, commodity broker-dealer, commodity pool operator, commodity trading advisor, futures commission merchant, transfer agent, real estate broker, introducing broker, municipal advisor or municipal securities dealer.

Section 3.09     Litigation. As of the date of this Agreement, there is, and since January 1, 2021 there has been, no Legal Action pending, or to the Knowledge of the Company, threatened by or against the Company or any of its Subsidiaries, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date of this Agreement, none of the Company or any of its Subsidiaries is subject to any outstanding or unsatisfied order, writ, assessment, decision, injunction, decree, ruling, injunction, award, determination or judgment of a Governmental Entity or arbitrator, whether temporary, preliminary, or permanent (“Order”) that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. To the Knowledge of the Company, none of the Company or any of its Subsidiaries are the subject of any audit, inquiry or investigation by any Governmental Entity that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole (excluding routine inspections, examinations, and audits by any Governmental Entity).

Section 3.10     Brokers’ and Finders’ Fees. Except for fees payable to RBC Capital Markets, LLC and Insurance Advisory Partners LLC, neither the Company nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for investment banker, brokerage, or finders’ fees or agents’ commissions, or any similar charges in connection with this Agreement or any transaction contemplated by this Agreement.

Section 3.11     Related Person Transactions. There are no Contracts, transactions, arrangements, or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director, officer, or employee or any of their respective family members) thereof or any holder of 5% or more of the shares of Company Common Stock (or any of their respective family members), but not including any wholly owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC but has not been disclosed in the Company SEC Documents.

Section 3.12     Employee Benefits, Labor and Employment

(a)            Schedule. Section 3.12(a) of the Company Disclosure Letter contains a true and complete list of each material Company Employee Plan. A “Company Employee Plan” is each plan, program, policy, agreement, or other arrangement providing for compensation, severance, deferred compensation, performance awards, stock or stock-based awards, health, dental, retirement, life insurance, death, accidental death & dismemberment, disability, paid time off, fringe, wellness benefits, or other employee benefits, compensation or remuneration of any kind, including each employment, consulting, termination, severance, bonus, incentive compensation, phantom stock, retention, change in control, program, arrangement, or agreement, in each case whether written or unwritten, funded or unfunded, insured or self-insured, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is or has been sponsored, maintained, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries for the benefit of any of its current or former employees or individual service providers, or with respect to which the Company or any of its Subsidiaries or any Company ERISA Affiliate has or will have any Liability.

(b)            Documents. The Company has made available to Parent correct and complete copies of all written Company Employee Plans and amendments thereto (or a summary of the material terms of any unwritten Company Employee Plans), and, to the extent applicable: (i) all related trust agreements, funding arrangements, insurance contracts, and service provider agreements now in effect; (ii) the most recent determination letter received regarding the tax-qualified status of each Company Employee Plan; (iii) the most recent financial statements for each Company Employee Plan; (iv) the Form 5500 Annual Returns/Reports and Schedules for the most recent plan year for each Company Employee Plan; (v) the current summary plan description and any related summary of material modifications and, if applicable, summary of benefits and coverage, for each Company Employee Plan; (vi) all actuarial valuation reports related to any Company Employee Plans; and (vii) any non-routine correspondence with a Governmental Entity.

(c)            Employee Plan Compliance. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Employee Plan (and each related trust, insurance contract or fund) has been established, funded, administered, and maintained in compliance with its terms and all applicable Laws, including ERISA and the Code. Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a timely favorable determination letter from the IRS, or with respect to a prototype plan, is entitled to rely on a favorable opinion letter from the IRS to the prototype plan sponsor, and to the Knowledge of the Company, nothing has occurred that could adversely affect the qualified status of such Company Employee Plan. All contributions, benefits, premiums, and other payments due under the terms of each Company Employee Plan and applicable Law have been timely made and any such amounts not yet due have been made or properly accrued. There are no audits, inquiries, enforcement actions, or Legal Actions pending or, to the Knowledge of the Company, threatened by the IRS, U.S. Department of Labor, Health and Human Services, Equal Employment Opportunity Commission, or any similar Governmental Entity with respect to any Company Employee Plan. There are no Legal Actions, claims or actions pending, or, to the Knowledge of the Company, threatened with respect to any Company Employee Plan (in each case, other than routine claims for benefits). None of the Company, or any of its Company ERISA Affiliates, or any of their respective, employees, officers or directors, or, to the Knowledge of the Company, any other Person has engaged in any “prohibited transaction” as defined under Section 4975 of the Code or Section 406 or 407 of ERISA nor breaches of fiduciary duty (as determined under ERISA) with respect to any Company Employee Plan.

(d)            Plan Liabilities. No Company Employee Plan is and none of the Company, any of its Subsidiaries or the Company ERISA Affiliates sponsors, maintains, contributes to, or is required to contribute to or has any Liability under or with respect to, and during the immediately preceding six years, none of the Company, any of its Subsidiaries or the Company ERISA Affiliates has sponsored, maintained, contributed to, or been required to contribute to, or had any Liability under or with respect to: (i) any “defined benefit plan” (as defined in Section 3(35) of ERISA) or any other plan that is or was subject to Title IV of ERISA or Section 412 of the Code, or (ii) any “multiemployer plan” (as defined in Section 3(37) of ERISA). No Company Employee Plan is: (x) a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (y) a “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA). None of the Company or any of its Subsidiaries has any Liability by reason of at any time being treated as a single employer with any other Person under Section 414 of the Code.

(e)            No Post-Employment Obligations. No Company Employee Plan provides and none of the Company or any of its Subsidiaries have any obligation to provide post-termination, post-employment or retiree health, life or other welfare-type benefits to any person, except as required by COBRA (and for which the covered Person pays the full cost of coverage).

(f)             Potential Governmental or Lawsuit Liability. Other than routine claims for benefits, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) there are no pending or, to the Knowledge of the Company, threatened claims by or on behalf of any participant in any Company Employee Plan, or otherwise involving any Company Employee Plan or the assets of any Company Employee Plan; and (ii) no Company Employee Plan is the subject of an examination or audit by a Governmental Entity or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Entity.

(g)            Effect of Transaction. Except as contemplated by this Agreement, neither the execution nor delivery of this Agreement, the consummation of the Merger, nor any of the other transactions contemplated by this Agreement would reasonably be expected to, either alone or in combination with another event: (i) entitle any current or former director, employee, contractor, consultant or other individual service provider of the Company or any of its Subsidiaries to severance pay or any other payment or benefit; (ii) accelerate the timing of payment, funding, or vesting, or increase the amount of, any compensation or benefits due to any such individual; (iii) limit or restrict the right of the Company to merge, amend, or terminate any Company Employee Plan; (iv) result in any forgiveness of indebtedness of any such individual; (v) increase the amount payable or result in any other material obligation pursuant to any Company Employee Plan or otherwise; or (vi) entitle any current or former employee, director, or other service provider of the Company to any payment or benefit under any Company Employee Plan or otherwise that would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code.

(h)            Tax Gross-Up. Neither the Company nor any of its Subsidiaries has any current or contingent obligation to indemnify, gross-up or otherwise make whole any Person for any Taxes, including those imposed under Section 4999 or Section 409A of the Code (or any corresponding provisions of state, local or foreign Tax law).

(i)             Section 409A of the Code. Each Company Employee Plan that is, in whole or in part, a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code complies with, and has been maintained in form and operation in accordance with the requirements of, Section 409A of the Code in all material respects, and no amount under any such Company Employee Plan is, has been or is reasonably expected to be subject to penalties or the interest and/or additional tax set forth under Section 409A of the Code.

(j)             Employment Law Matters. The Company and each of its Subsidiaries is, and since January 1, 2021 has (i) been, in compliance with all applicable Laws regarding labor and employment, including all Laws regarding hiring, terms and conditions of employment, termination of employment, plant closing and mass layoff (including the WARN Act), employment discrimination, harassment (including sexual harassment), retaliation, whistleblowing, reasonable accommodation and disability, equal opportunity, affirmative action, leaves of absence, wages and hours of work, employee health and safety, use of genetic information, the proper classification and treatment of leased, temporary and contingent staff, independent contractors, and exempt and non-exempt employees for all applicable purposes, payroll taxes, workers’ compensation, unemployment insurance, immigration (including Forms I-9 and work visas), COVID-19, and all applicable Laws relating to the relations between it and any labor union or organization, trade union, work council, or other body representing Company Employees, and (ii) has fully and timely paid all compensation that has come due and payable to employees and individual service providers, except, in the case of each of clauses (i) and (ii) as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Since January 1, 2021, the Company and its Subsidiaries have investigated and, where merited, taken corrective action in response to any allegations of sexual harassment or misconduct, discrimination or retaliation of which they have Knowledge, and the Company and its Subsidiaries do not reasonably expect any material Liabilities with respect to any such allegations.

(k)            Labor. As of the date of this Agreement, neither Company nor any of its Subsidiaries is party to, bound by or subject to, any collective bargaining agreement or other Contract with any labor union or organization, work council, or trade union (each, a “Labor Agreement”) with respect to any of its or their operations, and no employees of the Company or its Subsidiaries are represented by an labor union or organization, works council, or trade union with respect to such employment. No unfair labor practice charge, material grievance, arbitration, work stoppage, slowdown, lockout, labor strike, picketing, handbilling or other material labor dispute against or affecting the Company or any of its Subsidiaries is pending, or, to the Knowledge of the Company, threatened, and no such disputes have occurred since January 1, 2021. Since January 1, 2021 and to the Knowledge of the Company, there has been no election petition, demand for recognition or certification or organizing or other union activity directed at the Company or any of its Subsidiaries, or by or directed at any Company Employees. There are no Legal Actions, government investigations, or labor grievances or arbitrations pending, or, to the Knowledge of the Company, threatened relating to any employment related matter involving the Company or its Subsidiaries and any Company Employee, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 3.13     Real Property and Personal Property Matters.

(a)            Owned Real Property. Neither the Company nor any of its Subsidiaries owns any real property.

(b)            Leased Real Estate. Section 3.13(b) of the Company Disclosure Letter contains a true and complete list of all Leases (including all amendments, extensions, renewals, guaranties, and other written agreements with respect thereto) for the Leased Real Estate. The Company or any of its Subsidiaries has good and valid leasehold interest in all of the Leased Real Estate. The Company or any of its Subsidiaries has delivered to Parent true and complete copies of each Lease document, including all amendments, extensions, renewals, guaranties and other written agreements with respect thereto. Except as would not reasonably be expected to have, individually or in the aggregate a Company Material Adverse Effect, with respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable in accordance with its terms, and in full force and effect; (ii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to the Lease, is in breach or default under or failed to perform any obligation required under the provisions of such Lease, and no event has occurred or circumstance exists which, with or without notice, lapse of time, or both, would constitute a breach or default under such Lease, and, as of the date of this Agreement, neither the Company nor any of its Subsidiaries has given or received written notice of the foregoing to or from any counterparty to any Lease (or, to the Knowledge of the Company, any of such counterparty’s Affiliates) regarding an intent to terminate, cancel, or modify any Lease; (iii) the Company’s or any of its Subsidiaries’ possession and quiet enjoyment of the Leased Real Estate under such Lease has not been disturbed (iv) neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted any third party the right to use or occupy such Leased Real Estate or any portion thereof; and (v) there are no Liens on the estate created by such Lease, other than Permitted Liens.

(c)            Real Estate Used in the Business. The Leased Real Estate identified in Section 3.13(b) of the Company Disclosure Letter comprises all of the real property used in or otherwise material to the business of the Company or any of its Subsidiaries excluding Permitted Liens.

(d)            Personal Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries are in possession of and have good and marketable title to, or valid leasehold interests in or valid rights under contract to use, the machinery, equipment, furniture, fixtures, and other tangible personal property and assets owned, leased, or used by the Company or any of its Subsidiaries, free and clear of all Liens other than Permitted Liens.

Section 3.14     Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)            Compliance with Environmental Laws. The Company and its Subsidiaries are, and, since January 1, 2021, have been, in compliance with all applicable Environmental Laws, which has included obtaining, maintaining and complying with all Permits required thereunder.

(b)            No Disposal, Release, or Discharge of Hazardous Substances. Neither the Company nor any of its Subsidiaries (nor any other Person to the extent giving rise to Liability for the Company or any of its Subsidiaries) has disposed of, released, discharged, or knowingly exposed any person to any Hazardous Substances on, at, under, in, or from any real property currently or, to the Knowledge of the Company, formerly owned, leased, or operated by the Company or any of its Subsidiaries, and no such property is contaminated by any Hazardous Substances, in each case, that: (i) is currently subject to any investigation, remediation, or monitoring under any applicable Environmental Laws; or (ii) would result in Liability to the Company or any of its Subsidiaries under any applicable Environmental Laws.

(c)            No Legal Actions or Orders. There is no Legal Action pending, or to the Knowledge of the Company, threatened against (and no other unresolved written notice of violation or Liability has been received by) the Company or any of its Subsidiaries, alleging any Liability or non-compliance with any Environmental Law. Neither the Company nor any of its Subsidiaries is subject to any Order by or with any Governmental Entity imposing any outstanding material Liability under any Environmental Law.

(d)            The Company and its Subsidiaries have made available to Parent all environmental audits, assessments and reports and other material documents relating to Liability of or compliance by the Company or its Subsidiaries with Environmental Laws relating to their past or current properties, facilities or operations that are in their possession.

Section 3.15     Material Contracts.

(a)            Material Contracts. For purposes of this Agreement, “Company Material Contract” shall mean the following to which the Company or any of its Subsidiaries is a party (excluding any Leases):

(i)             any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC);

(ii)            any partnership, joint venture, limited liability company agreement, or similar Contract relating to the formation, creation, operation, management, or control of any joint venture, partnership, or limited liability company;

(iii)            other than with respect to Investment Assets, any Contract that is an indenture, guarantee, credit agreement, loan agreement, or other Contract evidencing indebtedness for borrowed money, purchase money indebtedness, financing lease obligations, and/or letter of credit facilities (other than intercompany indebtedness) in excess of $5,000,000;

(iv)            any Contract for the provision of claims administration, underwriting of Insurance Contracts or investment management functions (including investment management functions with respect to Investment Assets) of any Company Insurance Subsidiary’s business as now being conducted;

(v)            other than with respect to Investment Assets, any Contract for the acquisition or disposition, directly or indirectly (by merger or otherwise), of any business, by merger, consolidation, asset or equity purchase or sale or otherwise, for aggregate consideration under such Contract of $3,000,000 or more;

(vi)           any Contract under which the Company or any of its Subsidiaries has continuing “earn-out” or other contingent payment obligations, in each case that are reasonably likely to result in payments in excess of $3,000,000;

(vii)          other than with respect to Investment Assets, any Contract that obligates the Company or any of its Subsidiaries to make any capital commitment, loan or expenditure outside the ordinary course of business in an amount in excess of (a) $2,000,000 annually or (b) $3,000,000 over the remaining term of such Contract;

(viii)         other than with respect to Investment Assets, any Contract that is a settlement, conciliation or similar Contract (A) with any Governmental Entity or (B) which would require the Company or any of its Subsidiaries to pay consideration of more than $2,000,000 after the date of this Agreement, other than with respect to claims arising under any insurance policy, binder, slip or Contract issued by a Company Insurance Subsidiary within applicable policy limits;

(ix)            any Labor Agreement;

(x)             any Contract for the employment or engagement of any director, officer, employee or independent contractor providing for annual base compensation in excess of $250,000;

(xi)            any Contract that contains (A) any covenant that materially limits the ability of the Company or any of its Subsidiaries to engage in any line of business, or to compete with any person or operate in any geographic location, or (B) that materially restricts the right of the Company or any of its Subsidiaries in a material manner to sell or to purchase from any person, or (C) that grants any third person “most favored nation” status or any type of special discount rights;

(xii)           any Contract (A) pursuant to which the Company or any of its Subsidiaries receives any license, covenant not to sue or similar right or immunity under or in connection with any third-party Intellectual Property that is material to the business of the Company and its Subsidiaries taken as a whole, excluding (I) any Contract under which commercially available non-custom “off-the-shelf” software (including software-as-a-service and cloud offerings) is licensed or made available to the Company or any of its Subsidiaries pursuant to a standard commercial license and (II) software or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution terms, (B) pursuant to which any third party has developed any material Intellectual Property for or on behalf of the Company or any of its Subsidiaries (other than employee invention assignment agreements and consulting agreements), or (C) is a settlement, co-existence, or similar Contract related to Intellectual Property that is material to the business of the Company and any of its Subsidiaries, taken as a whole;

(xiii)          any Contract that grants to any person any license under, or otherwise conveys any right or interest in, any Company-Owned IP that is material to the business of the Company and any of its Subsidiaries, other than non-exclusive licenses granted in the ordinary course of business; and

(xiv)          any Advisory Contract.

(b)            Schedule of Material Contracts; Documents. Section 3.15(b) of the Company Disclosure Letter sets forth a true and complete list as of the date of this Agreement of all Company Material Contracts (together with all amendments, extensions, renewals, modifications and supplements).

(c)            No Breach. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all the Company Material Contracts are legal, valid, and binding on the Company or its applicable Subsidiary, enforceable against it in accordance with its terms, and is in full force and effect; (ii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party has violated any provision of, or failed to perform any obligation required under the provisions of, any Company Material Contract; and (iii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party is in breach or default, or has received written notice of breach or default, of any Company Material Contract. No event has occurred that, with notice or lapse of time or both, would constitute such a breach or default pursuant to any Company Material Contract by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, and, as of the date of this Agreement, neither the Company nor any of its Subsidiaries has given or received written notice of the foregoing to or from the counterparty to any Company Material Contract regarding an intent to terminate, cancel, or modify any Company Material Contract (whether as a result of a change of control or otherwise), in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.16     Agreements with Insurance Regulators. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) there is no (i) written agreement, memorandum of understanding, commitment letter or similar undertaking with any Insurance Regulator that is binding on the Company or any of its Subsidiaries, or (ii) order or directive by, or supervisory letter or cease-and-desist order from, any Insurance Regulator that is binding on the Company or any of its Subsidiaries and (b) neither the Company or any of its Subsidiaries have adopted any board resolution at the request of any Insurance Regulator, in the case of each of clauses (a) and (b), that (A) limits in any material respect the ability of any Subsidiary of the Company that conducts the business of insurance or reinsurance (a “Company Insurance Subsidiary”) to issue or enter into Insurance Contracts or other reinsurance treaties or agreements, slips, binders, cover notes or other similar arrangements, (B) requires the divestiture of any material investment of any Company Insurance Subsidiary, (C) limits in any material respect the ability of any Company Insurance Subsidiary to pay dividends or (D) requires any material investment of any Company Insurance Subsidiary to be treated as a non-admitted asset (or the local equivalent).

Section 3.17     SAP Financial Statements. The (i) audited statutory annual statements of each Company Insurance Subsidiary (the “Annual SAP Financial Statements”) and (ii) unaudited statutory quarterly statements (the “Interim SAP Statements” and, collectively with the Annual SAP Financial Statements, the “SAP Financial Statements”) of each Company Insurance Subsidiary, in each case as filed with the applicable Company Insurance Subsidiary’s Insurance Regulator, were prepared in conformity with statutory accounting practices prescribed by Law or permitted by the applicable Insurance Regulator applied on a consistent basis (“SAP”) and present fairly, to the extent required by and in conformity with SAP, except as set forth in the notes, exhibits or schedules thereto, in all material respects the statutory financial condition of the applicable Company Insurance Subsidiary at their respective dates and the results of operations, cash flows and changes in capital and surplus of the applicable Company Insurance Subsidiary for the respective periods covered thereby (subject, in the case of the Interim SAP Statements, to normal and recurring year-end adjustments as permitted by SAP). The SAP Financial Statements of each Company Insurance Subsidiary complied in all material respects with all applicable statutes, laws, ordinances, rules, regulations and codes when filed.

Section 3.18     Insurance Policies.

(a)            All policy and contract forms on which any Company Insurance Subsidiary has issued an Insurance Contract and all amendments, applications, marketing materials, brochures, illustrations and certificates pertaining thereto have, to the extent required by applicable Law, been approved by all applicable Governmental Entities or filed with such Governmental Entities, subject to such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)            Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company Insurance Subsidiaries have marketed, sold and issued the Insurance Contracts in compliance with applicable Law, including (i) all applicable requirements and prohibitions relating to suitability of sales and replacement of policies and annuity products, (ii) all applicable requirements relating to the disclosure of the nature of insurance products as policies of insurance, (iii) all applicable requirements relating to insurance product projections and illustrations and (iv) all applicable requirements relating to the advertising, sales and marketing of insurance and annuity products and guaranteed investment contracts.

(c)            Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Insurance Subsidiary has appropriately taken credit in its SAP Financial Statements to the extent required under applicable Insurance Laws for all reinsurance, coinsurance or excess insurance ceded pursuant to any Insurance Contract to which it is a party, (ii) none of the Company Insurance Subsidiaries or, to the Knowledge of the Company, any reinsurer under any Insurance Contract is insolvent or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding and the financial condition of any such reinsurer is not impaired to the extent that a default thereunder is reasonably anticipated, (iii) no written notice of intended cancelation has been received by the Company or any Company Insurance Subsidiary from any such reinsurer, and there are no disputes under any Insurance Contract and (iv) all reinsurance premiums due under the Insurance Contracts have been paid in full or were adequately accrued or reserved for in accordance with SAP.

(d)            All premium rates, rating plans and policy terms in use by each Company Insurance Subsidiary with respect to any Insurance Contracts, where required to be filed with or approved by any Insurance Regulator, have been approved by the applicable Insurance Regulator or have been filed and not objected to by such Insurance Regulator within the period provided by applicable law for objection, and such rates conform thereto, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e)            As of the date hereof, there are no material unpaid claims or assessments made with respect to any Insurance Contracts against any Company Insurance Subsidiary by any state insurance guaranty associations or other similar organizations in connection with such association’s insurance guaranty fund.

Section 3.19     Insurance Products. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company, each Person, including salaried employees of the Company or its Subsidiaries, performing the duties of insurance producer, agency, managing general agent, third party administrator, broker, solicitor, adjuster, marketer, underwriter, wholesaler, distributor, producer or customer representative for the Company or any of its Subsidiaries (collectively, “Producers”), at the time such Producer marketed, underwrote, wrote, sold, solicited, produced, serviced or adjusted the Company’s insurance products and administered the Company’s claims, or performed such other act for or on behalf of the Company or any of its Subsidiaries that may require a producer’s, solicitor’s, broker’s, adjusters’ or other insurance license, was duly licensed and appointed, where required, as an insurance producer, managing general agent, third party administrator, broker, solicitor or adjuster, as applicable (for the type of business written, sold or produced by such producer, agency, managing general agent, third party administrator, broker, solicitor, adjuster or customer representative), in the particular jurisdiction in which such Producer wrote, sold, produced, solicited or serviced such business. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company, no such Producer violated any term or provision of applicable Law relating to the sale or production of any Insurance Contract and no Producer has breached the terms of any agency or broker contract with a Company Subsidiary or violated any Law or policy of any Company Subsidiary in the solicitation, negotiation, writing, sale or production of business for any Company Subsidiary.

Section 3.20     Reserves. The Reserves and other similar amounts with respect to all Insurance Contracts for benefits, claims, losses (including incurred, but not reported, losses and losses in course of settlement), loss adjustment expenses (whether allocated or unallocated) and unearned premiums of each of the Company Insurance Subsidiaries contained in its SAP Financial Statements (a) were, except as otherwise noted in the applicable statutory financial statement, determined in all material respects in accordance with SAP, (b) were computed in accordance with commonly accepted actuarial standards and methodologies consistent with those used in computing the corresponding reserves in prior fiscal years, except as otherwise noted in the financial statements and the notes thereto included in such SAP Financial Statements, (c) based on actuarial assumptions which are in accordance with those called for by the provisions of the Insurance Contracts issued by the Company and necessary to meet the requirements of applicable Law, and (d) satisfied the requirements of all applicable Laws in all material respects. The Company owns assets that qualify as admitted assets under the applicable Insurance Laws in an amount at least equal to all such statutory Reserves.

Section 3.21     Insurance Regulatory Matters.

(a)            The Company has made available to Parent true, correct and complete copies of all examination reports including financial and market conduct examination reports (and has notified Parent of any pending examinations of which the Company has Knowledge) conducted by an Insurance Regulator with respect to each Company Insurance Subsidiary that have been finalized since January 1, 2021 and prior to the date hereof. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no violations material to the financial condition of any Company Insurance Subsidiary have been asserted in writing by any Insurance Regulator, other than any violation which has been cured or otherwise resolved to the satisfaction of such Insurance Regulator.

(b)            As of the date of this Agreement, except as set forth on Section 3.21 of the Company Disclosure Letter, no Company Insurance Subsidiary is subject to any requirement imposed by a Governmental Entity to maintain capital or surplus amounts or levels or is subject to any restriction on the payment of dividends or other distributions on its shares of capital stock, except for any such requirements or restrictions under applicable Laws of general application.

Section 3.22     Reinsurance and Insurance Contracts. The Company has made available to Parent true, correct and complete copies of all material insurance, reinsurance, coinsurance treaties, agreements, slips, binders, cover notes and similar arrangements in force as of the date of this Agreement to which any Subsidiary is a party or otherwise bound. For the avoidance of doubt, a contract is “in force as of the date of this Agreement” if the contract term of such contract is in effect on the date of this Agreement. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each contract is valid and binding on the applicable Subsidiary, and to the Knowledge of the Company, each other party thereto, and is in full force and effect. The applicable Subsidiary and, to the Knowledge of the Company, any other party thereto, has performed all obligations required to be performed by it under each such contract. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no pending or threatened actions against the Company or any Subsidiary with respect to any contracts, and neither the Company or any Subsidiary has received written notice of the existence of any event, condition or omission which constitutes, or, after notice or lapse of time or both, will constitute, a material default, breach or failure to perform any material obligation under such contract on the part of any Subsidiary under any contract. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company, there are no events, conditions or omissions which constitute, or, after notice or lapse of time or both, will constitute, a material default, breach or failure to perform any material obligation under such contract on the part of any counterparty under such contract. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no reinsurer under any reinsurance agreement has sought to deny or limit coverage under any reinsurance agreement not in accordance with its terms.

Section 3.23     Insurance Licenses. Section 3.23 of the Company Disclosure Letter contains a true and correct list of all state insurance certificates of authority and all other material approvals, authorizations, consents, franchises, licenses, permits, registrations, certificates, accreditations, qualifications, variances and similar rights to write and/or offer and sell insurance products issued to any Company Insurance Subsidiary by any Insurance Regulator or other Governmental Entity (collectively, “Insurance Licenses”). Each Insurance License is in good standing and in full force and effect except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Insurance Subsidiary is, and since January 1, 2021 has been, in compliance with the terms of its Insurance Licenses and no revocation, lapse, limitation, modification, impairment, suspension or cancellation of any of its Insurance Licenses is pending or, to the Knowledge of the Company, has been threatened in writing. Each Company Insurance Subsidiary is when required under Law (i) duly licensed and authorized as an insurance or reinsurance company in its jurisdiction of organization (including each jurisdiction in which it is deemed by Law to be commercially domiciled), (ii) duly licensed, authorized or otherwise eligible to transact the business of insurance or reinsurance, as applicable, in each other jurisdiction where it is required to be so licensed, authorized or otherwise eligible in order to conduct its business as currently conducted, and (iii) duly licensed, authorized or otherwise eligible in its jurisdiction of organization and each other applicable jurisdiction where it writes each line of insurance or reinsurance reported as being written in the SAP Financial Statements of such Company Insurance Subsidiary, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.24     Regulatory Filings. The Company and each Company Insurance Subsidiary has filed all material reports, statements, documents, certifications, registrations (including registrations with applicable state insurance regulatory authorities as a member of an insurance holding company system), filings or submissions and any supplements or amendments thereto (collectively, the “Regulatory Filings”) required by applicable insurance Law to be filed by it with any Governmental Entity since January 1, 2021. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Regulatory Filings were in compliance with applicable Law when filed and, to the Knowledge of the Company, no material deficiencies or violations have been asserted by any Governmental Entity with respect to any Regulatory Filing.

Section 3.25     Investment Adviser Matters.

(a)            1505 Capital is and has been duly registered, licensed or qualified as an investment adviser under the Investment Advisers Act and any applicable similar U.S. states securities laws. 1505 Capital does not act as an investment adviser to any Person in a manner or to an extent that requires registration as an investment adviser in any non-U.S. jurisdiction, as reasonably determined by the Company after due inquiry (including consultation with local counsel in any relevant non-U.S. jurisdiction). 1505 Capital is and since January 1, 2021, has been, the sole Company Subsidiary that is required to be registered under the Investment Advisers Act.

(b)            Since January 1, 2021, 1505 Capital has timely filed (after giving effect to any extensions) all material registrations, Permits, forms, reports, notices and other material filings required to be filed with a Governmental Entity, including all amendments and supplements thereto. Such filings, including Form ADV when made were in all material respects accurate, complete and in compliance with all applicable Law;

(c)            All of 1505 Capital’s officers and employees and independent contractors required to be registered, licensed or qualified as an “investment adviser representative” (as such term is defined in Rule 203A-3 under the Investment Advisers Act) (each, an “IA Associated Person”) or in any similar capacity, (x) with respect to such of 1505 Capital’s independent contractors who are IA Associated Person’s, to the Knowledge of the Company and (y) with respect to each IA Associated Person, to the extent required by applicable Law, (i) are, and since January 1, 2021 while in the employ or under contract with 1505 Capital have been, registered, licensed or qualified (including any and all registrations as an investment adviser representative), and (ii) all such registrations, licenses and qualifications are in full force and effect and in good standing, in each case with all applicable Governmental Entities and all applicable Laws.

(d)            The Company has made available to Parent a copy of the Uniform Application for Investment Adviser Registration on Form ADV of 1505 Capital (Parts 1, 2A or 2B) and Form CRS (Part 3 of Form ADV) on file with the SEC, reflecting all amendments thereto that are in effect as of the date of this Agreement (the “Form ADV”), as in effect as of the date hereof and as filed since January 1, 2021, and such Form ADVs are and were in compliance with the applicable requirements of the Investment Advisers Act, except where the failure to be in compliance would not be material and adverse to the operations of 1505 Capital. Since January 1, 2021, 1505 Capital has (i) timely filed Form ADV with the SEC and (ii) delivered and/or made available to each Advisory Client and/or any other Person to whom such delivery or offer is required by the Investment Advisers Act Part 2 of Form ADV or any other disclosure document or other information required by the Investment Advisers Act to be delivered and/or made available to any client, potential client or other Person to the extent required by the Investment Advisers Act or other applicable Law.

(e)            No IA Associated Person is or has since January 1, 2021 been the subject of any disciplinary proceedings, proceeding, Law or other circumstance that is required to be disclosed on the Form ADV, that are not so disclosed on the Form ADV. No IA Associated Person (during the term of such person’s employment by 1505 Capital), (i) is or has been ineligible or subject to potential disqualification pursuant to Section 203(e) or 203(f) of the Investment Advisers Act to serve as a registered investment adviser or as a person associated with a registered investment adviser or subject to disqualification under Rule 206(4)-3 under the Investment Advisers Act, (ii) is or has been subject to “bad actor disqualification” described in Rule 506(d) of the Securities Act, or any other restriction on activities or future activities as an investment adviser or a person associated with an investment adviser under applicable Law. There is no investigation, proceeding or disciplinary action pending or, to the Company’s Knowledge, threatened that would reasonably be expected to result in the occurrence of any of the circumstances set forth in the immediately preceding sentence, 1505 Capital having its authorization to conduct business as an investment adviser denied, suspended, revoked or restricted, or any “associated person” to be disqualified from serving in such capacities.

(f)             Section 3.25(f) of the Company Disclosure Letter sets forth a true and complete list, as of September 30, 2022, of the investment advisory clients of 1505 Capital, including (i) the name of each such client; (ii) the aggregate dollar value of assets under management in respect of each such client; and (iii) the applicable advisory fee rate of each such client.

(g)            1505 Capital has implemented one or more formal codes of ethics, insider trading policies, personal trading policies, written supervisory procedures and other material policies (the “Adviser Policies”) that comply in all material respects with Rule 206(4)-7 under the Investment Advisers Act and all other applicable Laws, complete and correct copies of which (including any written reports under such policies and procedures or otherwise that documenting identified internal failures to comply with such policies and procedures relating to compliance by 1505 Capital and its employees subject thereto or otherwise review 1505 Capital’s compliance practices) have been delivered or made available to the Parent and, since January 1, 2021, except as otherwise noted in any such reports or filings, 1505 Capital has been in compliance in all material respects with such policies and procedures. The Company has no Knowledge of any material violations of such Adviser Policies within the last five years preceding the date hereof. No other Company Subsidiary or employee thereof are required to comply with such policies and procedures.

(h)            To the Knowledge of the Company, each director, officer, employee and other Person subject to the supervision of 1505 Capital in respect of its business is: (i) appropriately licensed, registered or qualified to perform such Person’s duties as and to the extent required by any Governmental Entity and (ii) there is no proceeding pending or, to the Knowledge of the Company, threatened by any Governmental Entity, which could result in the ineligibility or disqualification of any director, officer, employee, or other Person subject to the supervision of 1505 Capital or any “affiliated person” (as defined in the Investment Company Act) of the Company or its affiliates to serve in any such capacities.

(i)             Neither 1505 Capital nor any owners of equity securities of 1505 Capital or any director, officer, or employee, or to the Knowledge of the Company, agent or Representative of 1505 Capital is a Sanctioned Person nor, to the knowledge of the Company, is, or since January 1, 2021 has been, in violation of applicable Sanctions. 1505 Capital is, and since January 1, 2021 has been, in compliance with all applicable Sanctions and all applicable anti-money laundering and counter-terrorism financing provisions, including the Bank Secrecy Act of 1970 and all regulations issued pursuant to it. 1505 Capital is not prohibited from providing investment advisory services to any Person, or from charging fees therefor, by the “pay-to-play” rules of any jurisdiction, including Rule 206(4)-5 under the Investment Advisors Act.

(j)             Since January 1, 2021, 1505 Capital has not engaged in any purchase, sale, lending, or borrowing transactions with an Advisory Client as a principal, agent, lender or borrower, as applicable, including any transaction subject to Section 206(3) under the Investment Advisers Act without obtaining the required consent from the applicable Advisory Client. Since January 1, 2021, 1505 Capital (i) has satisfied its duty of “best execution” (as such term is understood under the Investment Advisers Act) for each Advisory Client for which it exercises trading discretion, and (ii) has not received any “soft dollar” brokerage or research services.

(k)            Since January 1, 2021, all contracts for the solicitation of Advisory Clients have been made in compliance in all material respects with Rule 206(4)-3 under the Investment Advisers Act. Except for routine examinations conducted by the SEC or any other Governmental Entity in the regular course of the business of 1505 Capital, (i) no Governmental Entity has since January 1, 2021 formally initiated any administrative proceeding or investigation into the operations of 1505 Capital, sent 1505 Capital a written “wells notice”, other written indication of the commencement of an enforcement action from the SEC or any other Governmental Entity, or other notice alleging any material noncompliance with any applicable Law governing the operations of investment advisers. 1505 Capital does not have any knowledge of any unresolved material violation or material exception raised by any Governmental Entity with respect to it. Since January 1, 2021, 1505 Capital has not settled any claim or proceeding of the SEC or any other Governmental Entity in connection with any applicable law governing the operation of investment advisers.

Section 3.26     Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all insurance policies maintained by the Company and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the Company reasonably has determined to be prudent, taking into account the industries in which the Company and its Subsidiaries operate, and as is sufficient to comply with applicable Law. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company: (i) no insurer of any such policy has been declared insolvent or placed in receivership, conservatorship, or liquidation; and (ii) no notice of cancellation or termination, other than pursuant to the expiration of a term in accordance with the terms thereof, has been received with respect to any such policy.

Section 3.27     Investment Assets. The Company has provided to Parent a true and correct list of each Investment Asset held by the Company Insurance Subsidiaries as of December 31, 2022, which list sets forth the following information: (i) with respect to publicly traded common stock and preferred stock, the name of each issuer and the number of shares and estimated fair value of the shares; (ii) with respect to mutual, ETF and other investment funds (other than those classified as a Level 3 investment for purposes of estimating fair value), the name of each issuer and the estimated fair value of the interest held in each fund; (iii) with respect to bonds and other debt instruments (other than those classified as a Level 3 investment for purposes of estimating fair value), the name of each issuer, the principal amount, the maturity, the interest rate, credit rating, and estimated fair value; (iv) with respect to Investment Assets that are classified as a Level 3 investment for purposes of estimating fair value, the name of each issuer, if any, a description of the investment, the estimated fair value, and the method used for the determination of the fair value. Except as set forth on Section 3.27 of the Company Disclosure Letter, the acquisition and composition of the Investment Assets are in compliance, in all material respects, with applicable Laws and the investment policies and guidelines as in effect the time of such Investment Assets were acquired by the Company or its Subsidiaries, as applicable. The Company and each of its Subsidiaries has good and marketable title in and to all of the Investment Assets it purports to own, free and clear of all Liens, other than Permitted Liens.

Section 3.28     Proxy Statement. None of the information included or incorporated by reference in the letter to the stockholders, notice of meeting, proxy statement, and forms of proxy (collectively, the “Company Proxy Statement”), to be filed with the SEC in connection with the Merger, will, at the time it is filed with the SEC in definitive form, or at the time it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub expressly for inclusion or incorporation by reference in the Company Proxy Statement. The Company Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

Section 3.29     Anti-Corruption Matters. Since January 1, 2021, to the Knowledge of the Company, none of the Company, any of its Subsidiaries or any director, officer, employee or agent of the Company or any of its Subsidiaries has materially violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended or any other applicable law prohibiting bribery or corruption.

Section 3.30     Fairness Opinion. The Company has received the opinion of the Insurance Advisory Partners LLC to the effect that, as of the date of this Agreement and based upon and subject to the qualifications and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked, or modified. A signed, correct and complete copy of such opinion will be promptly made available to Parent for informational purposes only, following receipt thereof by the Company.

Section 3.31     Insurance-Product-Related Tax Matters. Except as, individually or in the aggregate, is not, and would not be reasonably expected to be, material to the Company and its Subsidiaries, taken as a whole:

(a)            The Tax treatment of each Insurance Contract is not, and, since the time of issuance (or subsequent modification), has not been materially less favorable to the purchaser, policyholder or intended beneficiaries thereof, than the Tax treatment (i) that was purported to apply in any written materials provided by any of the Company and its Subsidiaries to the purchaser (or policyholder) at the time of issuance (or any subsequent modification of such policy) or (ii) for which such policy was designed or reasonably expected to qualify at the time of issuance (or subsequent modification).

(b)            Since January 1, 2021, none of the Company and its Subsidiaries has entered into any agreement or is involved in any discussions or negotiations with the IRS or any other Governmental Entity, or otherwise has requested relief from the IRS or any other Governmental Entity, regarding the failure of any insurance or annuity policy or contract (or any binders, slips, certificates, endorsements or riders thereto) currently in force to meet its intended Tax treatment.

(c)            None of the Company and its Subsidiaries is a party to or has received notice of any federal, state, local or foreign audits or other administrative or judicial proceeding with regard to the Tax treatment of any insurance or annuity policies or contracts (or any binders, slips, certificates, endorsements or riders thereto) currently in force, or of any claims by the purchasers, holders or intended beneficiaries thereof regarding the Tax treatment thereof.

(d)            None of the Company and its Subsidiaries is a party to any “hold harmless” or indemnification agreement or tax sharing agreement or similar arrangement under which it is liable for the Tax treatment of any insurance or annuity policies or contracts (or any binders, slips, certificates, endorsements or riders thereto) currently in force.

Section 3.32     No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement or in any certificate delivered hereunder, none of the Company, its Subsidiaries, their respective Affiliates or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company or its Subsidiaries. Without limiting the generality of the foregoing, none of the Company, its Subsidiaries, or any other Person has made or makes any representation or warranty with respect to any projections, estimates or budgets of future revenues, future results of operations, future cash flows, equity value of the Company or its Subsidiaries or future financial condition (or any component of any of the foregoing) of the Company or its Subsidiaries, except to the extent any such information is expressly set forth in a representation or warranty set forth in this ARTICLE III or in any certificate delivered hereunder.

ARTICLE IV
Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company, except as set forth in the Parent Disclosure Letter, as follows:

Section 4.01     Organization. Parent is a limited partnership duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its formation. Merger Sub is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation.

Section 4.02     Authority; Non-Contravention; Governmental Consents; Board Approval.

(a)            Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by the Company, constitutes the legal, valid, and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity.

(b)            Non-Contravention. The execution, delivery, and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the certificate of incorporation or by-laws of Parent or Merger Sub; (ii) assuming that all of the Consents contemplated by clauses (i) through (v) of Section 4.02(c) have been obtained or made, conflict with or violate any Law applicable to Parent or Merger Sub or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in Parent’s or any of its Subsidiaries’ loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Contract to which Parent or any of its Subsidiaries is a party or otherwise bound as of the date of this Agreement; or (iv) result in the creation of a Lien on any of the properties or assets of Parent or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii), and (iv), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations, or Liens that, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

(c)            Governmental Consents. No Consent of any Governmental Entity is required to be obtained or made by Parent or Merger Sub in connection with the execution, delivery, and performance by Parent and Merger Sub of this Agreement or the consummation by Parent and Merger Sub of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) the filing with the SEC of (A) the Company Proxy Statement in definitive form in accordance with the Exchange Act, and (B) such reports under the Exchange Act as may be required in connection with this Agreement, the Merger, and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under the HSR Act or other Antitrust Laws, in any case that are applicable to the transactions contemplated by this Agreement; (iv) consents or approvals of the Nebraska Department of Insurance and the Vermont Department of Financial Regulation; (v) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of Nasdaq; (vi) such notice filings as may be required by insurance regulators pursuant to Form E Statutes; and (vii) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

(d)            Board Approval.

(i)             Parent by resolutions duly adopted by the general partner of Parent approved this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein, and Parent resolved to approve the adoption of this Agreement, as the sole stockholder of Merger Sub in accordance with the DGCL.

(ii)            The board of directors of Merger Sub by resolutions duly adopted by a unanimous vote at a meeting of all directors of Merger Sub duly called and held has (A) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Merger Sub and Parent, as the sole stockholder of Merger Sub, (B) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein, and (C) resolved to recommend that Parent, as the sole stockholder of Merger Sub, approve the adoption of this Agreement in accordance with the DGCL.

Section 4.03     Company Proxy Statement. None of the information with respect to Parent or Merger Sub or any of their respective Affiliates that Parent or any of its Representatives furnishes in writing to the Company expressly for use or incorporation in the Company Proxy Statement, will, at the time such Company Proxy Statement is filed with the SEC in definitive form, or at the time it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company or its Representatives or any other Person.

Section 4.04     Legal Financial Capability.

(a)            Parent is a party to and has accepted an executed equity commitment letter, dated as of the date of this Agreement (together with all exhibits, schedules, annexes and other attachments thereto, as amended, replaced, supplemented or otherwise modified in accordance with this Agreement, the “Equity Commitment Letter”) from the Equity Investors, pursuant to which the Equity Investors have agreed, subject to the terms and conditions therein, to invest in Parent, directly or indirectly, the amount set forth therein. The equity financing committed pursuant to the Equity Commitment Letter is referred to in this Agreement as the “Equity Financing.” The Equity Commitment Letter provides that the Company is an express third-party beneficiary of, and entitled to enforce, the Equity Commitment Letter, subject to the terms and conditions thereof.

(b)            Parent has delivered to the Company a true, complete and correct copy of the executed Equity Commitment Letter.

(c)            Except as expressly set forth in the Equity Commitment Letter, there are no conditions precedent to the obligation of the Equity Investors to provide the Equity Financing or any contingencies that would allow the Equity Investors to reduce the aggregate principal amount of the Equity Financing. Subject to the satisfaction of the conditions contained in Section 6.01 and Section 6.02, Parent does not have any reason to believe that (i) it or Merger Sub will be unable to satisfy on a timely basis all terms and conditions to be satisfied by Parent and Merger Sub under the Equity Commitment Letter on the Closing Date or (ii) the Equity Financing will not be available to Parent and Merger Sub on the Closing Date. There are no side letters, understandings or other agreements, contracts or arrangements of any kind relating to the Equity Commitment Letter or the Equity Financing that could affect the conditionality, enforceability, availability, termination or amount of the Equity Financing.

(d)            The Equity Financing, when funded in accordance with the Equity Commitment Letter, shall provide Parent with cash proceeds at the Effective Time sufficient for the Parent to consummate the transactions contemplated under this Agreement and to make (i) the payment of the aggregate Merger Consideration, (ii) the payment of all fees and expenses payable by Parent or Merger Sub related to the Equity Financing, (iii) the payment of any outstanding indebtedness payable by Parent or Merger Sub in connection with the transactions described in this Agreement and (iv) all payments required pursuant to Section 2.07; in each case for subsections (i), (ii), (iii) and (iv), required to be paid at Closing pursuant to this Agreement.

(e)            The Equity Commitment Letter constitutes the legal, valid, binding and enforceable obligation of Parent, pursuant to its terms, and, all the other parties thereto, and is in full force and effect. As of the date hereof, no event has occurred which (with or without notice, lapse of time or both) constitutes, or would reasonably be expected to constitute, a default, breach or failure to satisfy a condition precedent by Parent under the terms and conditions of the Equity Commitment Letter. As at the date hereof, the Equity Commitment Letter has not been modified, amended or altered. As at the date hereof, the commitment under the Equity Commitment Letter has not been terminated, reduced, withdrawn or rescinded in any respect, and, no such termination, reduction, withdrawal, modification, amendment, alteration or rescission thereof is contemplated.

(f)             In no event shall the receipt or availability of any funds or financing (including the Equity Financing) by Parent or any of its Affiliates or any other financing be a condition to any of Parent or Merger Sub’s obligations under this Agreement.

Section 4.05     Legal Proceedings. As of the date of this Agreement, there is no pending or, to the Knowledge of Parent, threatened, Legal Action against Parent or any of its Subsidiaries, including Merger Sub, nor is there any injunction, Order, judgment, ruling, or decree imposed upon Parent or any of its Subsidiaries, including Merger Sub, in each case, by or before any Governmental Entity or arbitrator, that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

Section 4.06     Ownership of Company Common Stock. Parent and its Affiliates do not “own” (as defined in Section 203 of DGCL), or “beneficially own” (within the meaning of Regulation 13D promulgated under the Exchange Act), any shares of Company Common Stock, Company Securities or other securities of the Company or any options, warrants or other rights to acquire Company Common Stock, Company Securities or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company. Neither Parent nor any of its “affiliates” or “associates” (each as defined in Section 203 of DGCL) is, or has been at any time with the last three (3) years, an “interested stockholder” as defined in Section 203 of DGCL. Neither Parent nor any of its subsidiaries has taken, or authorized or permitted any its Representatives to take, any action that would cause Parent or any of its “affiliates” or “associates” (each as defined in Section 203 of DGCL) thereof to be deemed an “interested stockholder” as defined in Section 203 of DGCL or otherwise render Section 251 of DGCL inapplicable to the Merger.

Section 4.07     Brokers. Neither Parent, Merger Sub, nor any of their respective Affiliates has incurred, nor will it incur, directly or indirectly, any liability for investment banker, brokerage, or finders’ fees or agents’ commissions, or any similar charges in connection with this Agreement or the Transactions for which the Company would be liable in connection with the Merger.

Section 4.08     Solvency. Assuming (a) any estimates, projections or forecasts of the Company and its Subsidiaries have been prepared by them in good faith based upon assumptions that were, and continue to be, reasonable, (b) the representations and warranties in ARTICLE III are true and correct in all respects and (c) the Company complies in all material respects with its obligations under this Agreement, each of Parent and the Surviving Corporation will, after giving effect to all of the Transactions, including the payment of the aggregate Merger Consideration, the payment of all other amounts required to be paid in connection with the consummation of the Transactions and the payment of all related fees and expenses, be Solvent at and after the Effective Time and, for the avoidance of doubt, neither Parent nor Merger Sub have any plans to undertake one or more transactions following the Effective Time that would materially affect the solvency of the Surviving Corporation. As used in this Section 4.08, the term “Solvent” means, with respect to a particular date, that on such date, (a) the sum of the assets, at a fair valuation, of Parent and Merger Sub (and, after the Merger, the Surviving Corporation) (on a consolidated basis) and of each of them (on a standalone basis) will exceed their debts, (b) each of Parent and Merger Sub (and, after the Merger, the Surviving Corporation) (on a consolidated basis) and each of them (on a standalone basis) has not incurred and does not intend to incur, and does not believe that it will incur, debts or other liabilities beyond its ability to pay such debts and other liabilities as such debts and other liabilities mature or become due, and (c) each of Parent and Merger Sub (and, after the Merger, the Surviving Corporation) (on a consolidated basis) and each them (on a standalone basis) has sufficient capital and liquidity with which to conduct its business.

Section 4.09     No Vote of Parent Equity Holders. No vote of the equityholders of Parent or the holders of any other interests of Parent (equity or otherwise) is required by any Law, the certificate of incorporation or bylaws or other equivalent organizational documents of Parent or the applicable rules of any exchange on which securities of Parent are traded, in order for Parent to consummate the Transactions.

Section 4.10     Limited Guarantee. Parent has delivered to the Company a true, complete and correct copy of the executed Limited Guarantee. The Limited Guarantee is in full force and effect and constitutes the legal, valid, binding and enforceable obligation of the Equity Investors in favor of the Company, enforceable by the Company in accordance with its terms. The Guarantor is not in default or breach under the terms and conditions of the Limited Guarantee and, as of the date hereof, no event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach or a failure to satisfy a condition under the terms and conditions of the Limited Guarantee.

Section 4.11     Competing Business. None of Parent or any of its controlled Affiliates (including Merger Sub) derives or owns any interest in any Person that derives a portion of its revenues from a line of business in the industries in which the Company or its Subsidiaries operates or is aware of any interactions between Parent, or any of its controlled Affiliates (including Merger Sub), on the one hand, and any Governmental Entity or any other Person, in each case that would reasonably be expected to prevent, materially delay or have a material adverse effect on the ability of Parent and Merger Sub to consummate the Merger and the Transactions in a timely manner in accordance with the terms of this Agreement.

Section 4.12     No Additional Representations. Parent acknowledges that it and its Representatives have received access to certain books and records, facilities, equipment, contracts and other assets of the Company and its Subsidiaries, and that it and its Representatives have had opportunity to meet with the management of the Company and to discuss the business and assets of the Company.

Section 4.13     Non-Reliance. Each of Parent and Merger Sub acknowledges that neither Parent nor Merger Sub is relying or has relied on any representations or warranties whatsoever in connection with the, express or implied, except as provided in ARTICLE III or in any certificates delivered hereto. The Company has made available to Parent and Merger Sub, and may continue to make available, certain estimates, projections and other forecasts for the business of the Company and its Subsidiaries and certain plan and budget information. Each of Parent and Merger Sub acknowledges that these estimates, projections, forecasts, plans and budgets and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other. Further, each of Parent and Merger Sub acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans and budgets), and that none of Parent or Merger Sub is relying on any estimates, projections, forecasts, plans or budgets furnished by the Company, its Subsidiaries or their respective Affiliates and Representatives, and none of Parent or Merger Sub shall, and shall cause its Affiliates and their respective Representatives not to, hold any such Person liable with respect thereto.

ARTICLE V
Covenants

Section 5.01     Conduct of Business of the Company.

(a)            During the period from the date of this Agreement until the earlier of the termination of this Agreement (in accordance with its terms) or the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, except (i) as expressly required by this Agreement, (ii) as set forth in Section 5.01 of the Company Disclosure Letter, (iii) as required by applicable Law, (iv) for any actions taken or not taken, or any plans, procedures and practices adopted (and compliance therewith) that the Company determines, in good faith, are necessary (A) to protect the health and safety of the Company’s or its Subsidiaries’ employees with respect to COVID-19 or (B) to respond to service disruptions directly caused by COVID-19 or any COVID-19 Measures, or (v) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed), use its reasonable efforts to conduct its business in all material respects in the ordinary course of business (it being agreed that any action that is the subject of the following sentence and is permitted thereunder shall not contribute to a violation of this sentence). Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as otherwise expressly required by this Agreement, as set forth in Section 5.01 of the Company Disclosure Letter, or as required by applicable Law, the Company shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of Parent (which consent shall, not be unreasonably withheld, conditioned, or delayed):

(i)             amend or repeal the Charter Documents of the Company or its Subsidiaries (other than immaterial amendments to the Charter Documents or any wholly owned Subsidiary);

(ii)            (a) split, combine, or reclassify the shares of Company Common Stock, (b) repurchase, redeem, or otherwise acquire any Company Securities (other the acquisition of Company Equity Awards outstanding on the date of this Agreement, in connection with the exercise, settlement or forfeiture of Company Equity Awards, in accordance with their terms in effect on the date hereof), or (c) establish a record date for, authorize, declare, set aside, or pay any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of any shares of capital stock of the Company;

(iii)            issue, sell, or dispose of, any Company Securities or Company Subsidiary Securities, other than (a) the issuance of shares of Company Common Stock upon the exercise or settlement of any Company Equity Award outstanding as of the date of this Agreement in accordance with its terms in effect on the date hereof, or (b) any such transaction by and among the Company and its direct or indirect wholly owned Subsidiaries;

(iv)           (a) increase the compensation or benefits payable by the Company or any of its Subsidiaries to any current or former employees, directors, officers or other individual service providers, except in connection with the Company’s annual or quarterly compensation review cycle and consistent with past practice, (b) promote any officers or employees or other individual service providers to the level of vice president or above, except in connection with the Company’s annual or quarterly compensation review cycle and consistent with past practice or to fill a vacancy as the result of the termination or resignation of an employee, (c) grant to any current or former employees or other individual service providers any severance, retention, termination, transaction-based, or equity or equity-based compensation or benefits, (d) terminate (other than for cause), engage, hire, furlough or temporarily lay off any individual with annual base compensation exceeding $150,000, (e) cancel or forgive any loans to any current or former employee or individual service provider, (f) waive or release any noncompetition, non-solicitation, nondisclosure, noninterference, non-disparagement, or other restrictive covenant obligation of any current or former employee or individual service provider or (g) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights (including vesting, funding or payment of any compensation or benefits) or funding under any Company Employee Plans or any plan, agreement, program, policy, trust, fund, or other arrangement that would be a Company Employee Plan if it were in existence as of the date of this Agreement, in each case, other than as required by Law or the terms of any Company Employee Plan as in effect on the date hereof and set forth on Section 3.12(a) of the Company Disclosure Letter;

(v)            (a) negotiate, modify, extend, or enter into any Labor Agreement or recognize or certify any labor union or organization, works council, trade union, or group of employees as the bargaining representative for any employees of the Company or its Subsidiaries, or (b) implement or announce any employee layoffs, plant closings, furloughs, material compensation reductions or other such actions that would trigger the WARN Act;

(vi)           acquire, by merger, consolidation, acquisition of equity or assets, or otherwise, any business, in each case in excess of $1,000,000; provided, that, for avoidance of doubt, this Section 5.01(a)(vi) does not prohibit actions taken with respect to Investment Assets in compliance with the Specified Investment Guidelines;

(vii)          make any loan, capital contribution or advance to or investment in any other Person, other than (a) the Company or any wholly-owned Subsidiary of the Company in the ordinary course of business consistent with past practice or (b) in compliance with the Specified Investment Guidelines;

(viii)         (A) transfer, license, sell, lease, or otherwise dispose of, or subject to any Lien (other than a Permitted Lien), any assets having a value in excess of $3,000,000 in any transaction or series of related transactions; provided, that the foregoing shall not prohibit the Company and its Subsidiaries from (x) transferring, selling, leasing, or disposing of obsolete equipment or assets, or from engaging in any activity expressly permitted under 5.01(a)(xv), (y) transferring, selling, leasing, or disposing of assets in transactions by and among the Company and its direct or indirect wholly owned Subsidiaries, or (z) any actions taken with respect to Investment Assets in compliance with the Specified Investment Guidelines, or (B) adopt or effect a plan of complete or partial liquidation or dissolution (other than dormant or immaterial Subsidiaries);

(ix)            incur any indebtedness for borrowed money or guarantee any such indebtedness for borrowed money of another Person (other than of the Company or any direct or indirect wholly owned Subsidiary of it), or issue or sell any debt securities of the Company or any of its Subsidiaries or guarantee any debt securities of another Person (other than of the Company or any direct or indirect wholly owned Subsidiary of it);

(x)             other than actions taken with respect to Investment Assets in compliance with and as permitted by the Specified Investment Guidelines, enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any (A) Company Material Contract, Lease or any other Contract that, if in effect as of the date of this Agreement would constitute a Company Material Contract or Lease or (B) reinsurance Contract or any Contract relating to the management of Investment Assets of the Company or any of its Subsidiaries;

(xi)            settle or compromise any Legal Action involving the payment of monetary damages by the Company or any of its Subsidiaries of any amount exceeding $1,000,000 in the aggregate (net of any applicable insurance coverage) or involving non-monetary remedies, other than (a) settlements and compromises in accordance with Section 5.13 and (b) the settlement or compromise of claims, liabilities, or obligations reserved against on the Company Balance Sheet or arising under any insurance policy, binder, slip or Contract issued by a Company Insurance Subsidiary within applicable policy limits;

(xii)           make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable Law;

(xiii)          alter or amend in any material respect any existing underwriting, reserving, hedging, marketing, pricing, risk management, reinsurance, claim handling, loss control, actuarial practice, guideline or policy of the Company or any Company Insurance Subsidiary, except as may be required by (or, in the reasonable good faith judgment of the Company, advisable under), GAAP, SAP, or applicable Law;

(xiv)          (A) settle or compromise any material Tax claim, audit, or assessment for an amount in excess of the amount identified with respect to each such Tax claim, audit or assessment in Section 5.01(a)(xiv) of the Company Disclosure Letter, (B) make, change or revoke any material Tax election, change any annual Tax accounting period, or adopt any material method of Tax accounting, (C) amend any material Tax Returns, (D) enter into any material closing agreement described in Section 7121 of the Code, (E) consent to any extension or waiver of the statute of limitations applicable to any material Tax claim or assessment or (F) surrender (other than pursuant to the expiration of the applicable statute of limitations) any right to claim a material Tax refund;

(xv)           (A) abandon, allow to lapse, sell, assign, transfer, grant any security interest in otherwise encumber or dispose of any material Company IP, or grant any right or license to any material Company IP other than pursuant to non-exclusive licenses entered into in the ordinary course of business or (B) disclose to any Person any Trade Secret, Source Code or other confidential or proprietary information of the Company or any of its Subsidiaries, except in the ordinary course of business, in accordance with any applicable confidentiality or proprietary information agreements restricting the use and disclosure of such Trade Secrets, Source Code or other confidential or proprietary information;

(xvi)          engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to such Item 404;

(xvii)        subject to Section 5.01(b), materially amend, materially modify, or otherwise materially change the Specified Investment Guidelines;

(xviii)       abandon, modify, waive, surrender, withdraw, terminate, or fail to seek to renew any Insurance Licenses; or

(xix)          agree or commit to do any of the foregoing.

(b)            Without limiting the generality of Section 5.01(a), during the period from the date of this Agreement through the Closing Date, the Company shall, and shall cause American Life to, comply in all material respects with the investment guidelines set forth on Section 5.01(b) of the Company Disclosure Letter (the “Specified Investment Guidelines”), except as set forth on Section 5.01(b) of the Company Disclosure Letter. During the period from the date of this Agreement through the Closing Date, the Company shall not, and shall cause American Life not to, sell, transfer, pledge or otherwise dispose of any Investment Assets except (i) to manage the credit risk related to any such Investment Asset if the Company determines in good faith that such Investment Asset has or may be subject to credit-related impairments or credit-related losses in value, (ii) to comply with any call rights, preemptive rights, rights of first offer, rights of first refusal or similar rights, in each case pursuant to the terms of such Investment Assets, (iii)  to fund Liabilities arising under the insurance and annuity contracts issued by the American Life, including payment of claims and with respect to terminations and withdrawals of contract holders; provided, that the sale, transfer, pledge or disposal is effected in accordance with the priorities set out in the Specified Investment Guidelines which will require sales of assets in priority of liquidity, followed by lowest remaining option-adjusted duration (other than inadvertent failures to comply with the foregoing that are not material) or (iv) to cause the Investment Assets to be in compliance with the requirements of applicable Law or the Specified Investment Guidelines. The Company shall, within ten (10) Business Days following the end of each calendar month from the date hereof until the Closing Date, deliver to Parent, (A) a list of the Investment Assets held by them as of the end of such month, (B) a list of the Investment Assets that were sold or otherwise disposed of during the preceding month, and a description of the original cost and Tax basis of such sold Investment Assets and (C) a list of the Investment Assets acquired during such month. During the period from the date of this Agreement through the Closing Date, the Company shall cause the applicable executives or managers having primary responsibility for the matters contemplated by this Section 5.01(b) to consult with Representatives of Parent as reasonably requested by Parent, with respect to such matters, including future planned or potential purchases and sales of Investment Assets and the treatment of any impaired or potentially impaired Investment Assets. In such meetings with management, Parent or its Representative may make recommendations to the Company with respect to such matters, which the Company will consider in good faith.

Subject to the specific requirements of this Section 5.01, nothing contained in this Agreement shall give to Parent, directly or indirectly, rights to control or direct the operations of the Company or any of its Subsidiaries prior to the Effective Time and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations and the operations of its Subsidiaries. Notwithstanding anything to the contrary in this Agreement, no consent of Parent shall be required with respect to any matter set forth in this Section 5.01 to the extent that the requirement of such consent would violate applicable Law.

Section 5.02     Conduct of Parent. From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in ARTICLE VII, except as expressly contemplated by this Agreement, as required by applicable Law, or with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned, or delayed), Parent and Merger sub shall not, and shall not permit any of its Subsidiaries to, take, or agree or commit to take, any action that would reasonably be expected to, individually or in the aggregate, prevent, materially delay, or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, Parent and Merger Sub shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if entering into a definitive agreement relating to, or the consummation of, such acquisition, merger, consolidation or other transaction would reasonably be expected to (x) impose any material delay in obtaining, or materially increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Entity necessary to consummate the Merger or the other transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period, including under the HSR Act, or (y) materially delay the consummation of the Merger or the other transactions contemplated by this Agreement.

Section 5.03     Access to Information; Confidentiality.

(a)            Access to Information. From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in ARTICLE VII, and subject to applicable Law and the Confidentiality Agreement, the Company shall, and shall cause its Subsidiaries to, afford to Parent and Parent’s Representatives, reasonable access, at reasonable times and in a manner as shall not unreasonably interfere with the business or operations of the Company or any Subsidiary thereof, to the officers, employees, accountants, agents, properties, offices, and other facilities and to all books, records, contracts, and other assets of the Company and its Subsidiaries, and the Company shall, and shall cause its Subsidiaries to, furnish promptly to Parent such other information concerning the business and properties of the Company and its Subsidiaries as Parent may reasonably request from time to time; provided, however, that (i) the foregoing shall not require the Company or any of its Subsidiaries to permit access to (A) any information that is subject to attorney client privilege or other privilege or trade secret protection or the work product doctrine, (B) any information that in the reasonable opinion of the Company would violate any Law, or (C) such documents or information that are reasonably pertinent to any litigation, suit, action or proceeding between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand, provided that, with respect to (A) and (B), the Company shall use its reasonable best efforts to provide as much of such information (or access thereto) as possible in a manner that would not be restricted pursuant to the foregoing clauses, (ii) any such investigation shall be conducted under supervision of appropriate personnel of the Company and in such a manner as not to interfere with the normal business or operations of the Company or its Subsidiaries or otherwise result in any undue burden with respect to the prompt and timely discharge by employees of the Company or its Subsidiaries of their normal duties and Parent shall use its commercially reasonable efforts to minimize to the extent reasonably practicable any disruption to the businesses of the Company that may result from any such requests for access and (iii) any access to the properties of the Company and its Subsidiaries will be subject to the Company’s reasonable security measures, policies and insurance requirements and in no event shall Parent or Parent’s Representatives be permitted to conduct any sampling of any environmental media, including soil, sediment, groundwater, surface water, indoor or outdoor air or building material without the prior written approval of the Company, which consent shall be in the sole discretion of the Company. For the avoidance of doubt, nothing in this Section 5.03(a) will be construed to require the Company, any of its Subsidiaries or any of their respective Representatives to prepare any reports, analyses, appraisals, opinions or other information. The Company may, as it deems advisable and necessary, reasonably designate commercially sensitive material provided to the other as “Outside Counsel Only Material” or with similar restrictions, and such materials and the information contained therein shall be given only to the outside counsel of the recipient, or otherwise as the restriction indicates, and be subject to any additional confidentiality or joint defense agreement between the parties. Notwithstanding anything to the contrary herein, the Company may satisfy its obligations set forth above by electronic means if physical access is not reasonably feasible or would not be permitted under Law.

(b)            Confidentiality.

(i)            The parties hereby agree that all information provided to by the Company or any of its Subsidiaries or any of their respective Representatives to Parent or any of its Affiliates or any of their respective Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby, including any information obtained pursuant to Section 5.03(a), shall be treated in accordance with the Confidentiality Agreement in effect between the parties (the “Confidentiality Agreement”).

(ii)           The parties hereby agree that for the purpose of Section 5.2 of the Confidentiality Agreement, the Company hereby consents the Parent and any Parent Related Party to disclose Confidential Information (as such term is defined in the Confidentiality Agreement) to all of its actual or potential bona fide sources of financing (debt, equity or otherwise), which financing sources shall be “Representatives” for all purposes of the Confidentiality Agreement.

Section 5.04     No Solicitation.

(a)            Takeover Proposal. Subject to the terms of this Section 5.04, during the period commencing with the execution and delivery of this Agreement and continuing until the earlier of (x) the valid termination of this Agreement or (y) the Effective Time, neither the Company nor any of its Subsidiaries shall, and the Company shall cause its and its Subsidiaries’ directors, officers and employees not to, and shall direct and use reasonable best efforts to cause its and its Subsidiaries’ Representatives not to, directly or indirectly: (i) solicit, initiate, propose, knowingly induce, knowingly facilitate, or knowingly encourage the submission of any Takeover Proposal or any inquiries, proposals or offers that constitute or could reasonably be expected to lead to a Takeover Proposal (including by way of furnishing non-public information), (ii) enter into or participate in any discussions or negotiations or respond to any inquiries with any third party for the purpose of facilitating, inducing or encouraging any inquiry, proposal or offer with respect to, that constitutes or could reasonably be expected to lead to a Takeover Proposal, (iii) furnish to any Person (other than Parent, Merger Sub or their respective designees) any non-public information relating to the Company or any of its Subsidiaries or afford to any Person access to the business, properties, assets, books, records or personnel, of the Company or any of its Subsidiaries, in any such case to induce the making, submission or announcement or to encourage or facilitate any inquiry, proposal or offer that constitutes or could reasonably be expected to lead to a Takeover Proposal, (iv) approve, recommend, enter into or propose to approve, recommend or enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or other Contract relating to a Takeover Proposal, other than an Acceptable Confidentiality Agreement permitted by this Section 5.04 (each, a “Company Acquisition Agreement”), or (v) grant any waiver, amendment or release under any “Standstill” or confidentiality agreement or fail to enforce the terms of any such “standstill” or similar provision of any confidentiality (unless with respect to this clause (v) the Company Board has determined in good faith, after consultation with outside legal counsel, that failure to take such action would be a violation of the directors’ fiduciary duties under applicable Law, and if such action is so taken, shall provide a proportionate release, amendment or waiver under the standstill in the Confidentiality Agreement). The Company and its Subsidiaries shall, and the Company shall cause the Company’s and its Subsidiaries’ Representatives to cease immediately and cause to be immediately terminated any and all existing activities, discussions, or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Takeover Proposal or any inquiry, proposal or offer which constitutes or could reasonably be expected to lead to, a Takeover Proposal, and shall promptly request any such third party (or its agents, representatives or advisors, including financing sources) in possession of non-public information in respect of the Company or any of its Subsidiaries that was furnished by or on behalf of the Company and its Subsidiaries in connection with such third party’s consideration of a Takeover Proposal to return or destroy all such information and shall immediately shut off all access of any such third party (other than Parent, Merger Sub or their respective designees) to any electronic data room maintained by the Company or on its behalf. Notwithstanding the foregoing, at any time prior to obtaining the Requisite Company Vote, if the Company or any of the Representatives of the Company or its Subsidiaries has received a bona fide written Takeover Proposal from any third party that did not result from a breach of this Section 5.04, the Company and its Representatives may contact the third party making such Takeover Proposal to clarify any ambiguous terms and conditions of such Takeover Proposal (but not engage in negotiations or provide non-public information) solely to the extent necessary in order to determine if such Takeover Proposal constitutes or would reasonably be expected to result in a Superior Proposal or inform such Person of the existence of the provisions of this Section 5.04; provided, that, the Company otherwise complies with its obligations set forth in Section 5.04(c).

(b)            Superior Proposal. Notwithstanding Section 5.04(a), prior to the receipt of the Requisite Company Vote, the Company Board, directly and indirectly through any Representative, may, subject to Section 5.04(c): (i) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited Takeover Proposal in writing that did not result from any breach of Section 5.04(a) that the Company Board has determined in good faith, after consultation with its financial advisors and outside legal counsel, constitutes or would reasonably be expected to result in a Superior Proposal; and (ii) furnish to such third party non-public information relating to the Company or any of its Subsidiaries pursuant to an executed confidentiality agreement that constitutes an Acceptable Confidentiality Agreement, but in each case referred to in the foregoing clauses (i) and (ii), only if the Company Board has determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law; provided that, promptly (but not more than one (1) Business Day) after furnishing such nonpublic informant to such Person, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished to Parent or its Representatives).

(c)            Notification to Parent. The Company shall promptly (and in any event within forty-eight (48) hours) notify Parent in writing of the Company’s or its Representatives’ receipt of any Takeover Proposal or any offers, proposals, inquiries or request that could reasonably be expected to lead to a Takeover Proposal. Such notice shall indicate the identity of the Person making the Takeover Proposal, offer, proposal, inquiry or request, and the terms and conditions of any such Takeover Proposal, including copies of all written Takeover Proposals, offer letters, proposed agreements and copies of any similar documents or agreements relating to such inquiry proposal or offer, in each case to the extent received by the Company or its Representatives, or, if a Takeover Proposal is not in writing, a reasonably detailed written description of the material terms and conditions thereof (including, to the extent known to the Company, the form and amount of consideration and proposed financing arrangements and conditionality). The Company shall keep Parent reasonably informed on timely basis of the status and material terms (including any material amendments or proposed amendments to such terms) of any such Takeover Proposal and promptly (and in any event within forty-eight (48) hours) provide to Parent copies of all written Takeover Proposals and proposed agreements and copies of any similar documents or agreements relating to such inquiry proposal or offer relating to a Takeover Proposal, in each case to the extent received by the Company or its Representatives, or, if such communication is not in writing, a reasonably detailed written description of the material contents thereof.

(d)            Company Adverse Recommendation Change or Company Acquisition Agreement.

(i)            Except as expressly permitted by this Section 5.04, the Company Board shall not effect a Company Adverse Recommendation Change or enter into (or cause or permit any Subsidiary to enter into) a Company Acquisition Agreement; provided that, for the avoidance of doubt, none of (A) the private determination in and of itself by the Company Board that a Takeover Proposal constitutes a Superior Proposal without any violation of this Agreement including this Section 5.04 nor (B) the delivery by the Company to Parent, Merger Sub or their respective Representatives of any notices required by and in accordance with this Section 5.04 in and of itself, shall constitute an Company Adverse Recommendation Change.

(ii)           Notwithstanding the foregoing, at any time prior to the receipt of the Requisite Company Vote, the Company Board may effect a Company Adverse Recommendation Change and/or terminate this agreement to simultaneously enter into (or permit any Subsidiary to simultaneously enter into) a Company Acquisition Agreement with respect to a bona fide, unsolicited Takeover Proposal that did not result from a breach of this Section 5.04 which the Company Board has determined in good faith after consultation with its outside legal counsel and financial advisor that such Takeover Proposal constitutes a Superior Proposal, if and only if prior to taking either such action: (i) the Company promptly notifies Parent, in writing, at least five (5) Business Days (the “Superior Proposal Notice Period”) before making a Company Adverse Recommendation Change or terminating this Agreement pursuant to Section 7.04(a) to simultaneously enter into (or cause a Subsidiary to simultaneously enter into) a Company Acquisition Agreement that did not result from a breach of this Section 5.04, of its intention to take such action with respect to a Superior Proposal, which notice shall state expressly that the Company has received a Takeover Proposal and that the Company Board intends to effect a Company Adverse Recommendation Change and/or the Company intends to terminate this Agreement pursuant to Section 7.04(a) to simultaneously enter into a Company Acquisition Agreement that did not result from a breach of this Section 5.04 (which notice shall not, by itself, constitute a Company Adverse Recommendation Change); (ii) the Company provides the information set forth in Section 5.04(c) with respect to such Superior Proposal, including the terms and conditions thereof in such notice and attaches to such notice the most current version of any proposed agreement for such Superior Proposal and provides any relevant documents or agreements relating to such proposal; (iii) the Company and its Representatives, during the Superior Proposal Notice Period, to the extent requested by Parent, negotiate with Parent in good faith with respect to adjustments in the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal, if Parent, in its discretion, proposes to make such adjustments; and (iv) the Company Board determines in good faith, after consulting with its financial advisors and outside legal counsel, that such Takeover Proposal continues to constitute a Superior Proposal (after taking into account in good faith any adjustments made by Parent during the Superior Proposal Notice Period in the terms and conditions of this Agreement) and that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law. With respect to this Section 5.04(d)(ii), if there is any material amendment, revision or change to the terms of any such Superior Proposal (including any revision to the amount of consideration the stockholders of the Company would receive as a result of the Superior Proposal), then for each such amendment, revision or change the Company shall notify Parent of such amendment, revision or change in compliance with this Section 5.04(d)(ii) (including to provide any updated documentation or notices) by providing a new notice to Parent, and the applicable Superior Proposal Notice Period shall be extended until at least three (3) Business Days after the time that Parent receives such new notice from the Company of such amendment, revision or change, and the Company shall be required to comply again with the requirements of this Section 5.04(d)(ii) and the Company Board shall not take any such action permitted under Section 5.04(d)(ii) prior to the end of such Superior Proposal Notice Period as so extended in accordance with the terms of this Section 5.04(d)(ii).

(iii)          Notwithstanding anything to the contrary in the foregoing, in response to an Intervening Event that has occurred after the date of this Agreement but prior to the receipt of the Requisite Company Vote, the Company Board may effect a Company Adverse Recommendation Change if: (i) prior to effecting the Company Adverse Recommendation Change, the Company promptly notifies Parent, in writing, at least five (5) Business Days (the “Intervening Event Notice Period”) before taking such action of its intent to consider such action (which notice shall not, by itself, constitute a Company Adverse Recommendation Change), and which notice shall include a reasonably detailed description of the underlying facts giving rise to, and the reasons for taking, such action, provided that in the event the Intervening Event to which this provision applies thereafter changes in any material respect, the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.04(d)(iii) with respect to such new written notice, it being understood that the Intervening Event Notice Period in respect of such new written notice will be three Business Days; (ii) to the extent requested by Parent, the Company shall, and shall cause its Representatives to, during the Intervening Event Notice Period, negotiate with Parent in good faith to allow Parent to make such adjustments in the terms and conditions of this Agreement so that the underlying facts giving rise to, and the reasons for taking such action, cease to constitute an Intervening Event, if Parent, in its discretion, proposes to make such adjustments; and (iii) the Company Board determines in good faith, after consulting with its financial advisors and outside legal counsel, that the failure to effect such Company Adverse Recommendation Change, after taking into account in good faith any adjustments made by Parent during the Intervening Event Notice Period, would be inconsistent with its fiduciary duties under applicable Law.

(e)            Public Disclosures. Nothing contained in this Agreement shall prohibit (i) the Company or the Company Board or a committee thereof from (A) complying with its disclosure obligations under Law, the Exchange Act or applicable rules of the Nasdaq, including taking and disclosing to its stockholders a position contemplated by Rule 14e-2, Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (B) making any customary “stop-look-and-listen” communication to stockholders of the Company pursuant to Rule 14d-9(f) of the Exchange Act; provided, in each case, that any such action taken or statement made that relates to an Takeover Proposal shall not be deemed to be an Company Adverse Recommendation Change if the Company Board expressly reaffirms the Company Board Recommendation in such statement or in connection with such action.

(f)             Breach by Representatives. The Company agrees that any breach of this Section 5.04 by any representative of the Company, including any financial advisor acting on behalf of the Company or its Affiliates, will be deemed to be a breach of this Section 5.04 by the Company. The Company will not authorize, directly or permit any representative of the Company, including any financial advisor, to breach this Section 5.04.

Section 5.05     Company Stockholders Meeting; Preparation of Proxy Materials and Other SEC Reports.

(a)            Company Stockholders Meeting. The Company shall take all action necessary to duly call, give notice of, convene, and hold the Company Stockholders Meeting as soon as reasonably practicable after SEC Clearance Date, provided that the Company Stockholders Meeting shall in no event be scheduled for later than the thirtieth (30th) day following the first mailing of the Company Proxy Statement to the stockholders of the Company. Subject to Section 5.04 hereof, the Company shall use reasonable efforts to solicit from the holders of Company Common Stock proxies in favor of the adoption of this Agreement and approval of the Merger. As promptly as practicable after the date hereof, the Company shall conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act and take all action necessary to establish a record date for the Company Stockholders Meeting. Once the Board of Directors of the Company has fixed and the Company has announced the record date for the Company Special Meeting, the Company shall not change the such record date or establish a different record date without the prior written consent of Parent (such consent not to be unreasonably withheld or delayed), unless required by law. The Company shall keep Parent and Merger Sub updated with respect to proxy solicitation results as reasonably requested Parent or Merger Sub. Notwithstanding the foregoing, the Company may adjourn or postpone the Company Stockholders Meeting (and shall postpone or adjourn the Company Stockholders Meeting upon the request of Parent in the event of clauses (b), (c) and (d) of this Section 5.05(a)) (a) after consultation with Parent, to the extent necessary to ensure that any required supplement or amendment to the Company Proxy Statement is provided to the Company’s stockholders within a reasonable amount of time in advance of the Company Stockholders Meeting, (b) as otherwise required by Law, (c) if as of the time for which the Company Stockholders Meeting is scheduled as set forth in the Company Proxy Statement, there are insufficient shares of Company Common Stock represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting or (d) if there are insufficient proxies in favor of adoption of this Agreement or to otherwise obtain the Requisite Company Vote.

(b)            Preparation of Company Proxy Statement and Other SEC Reports. As promptly as practicable, and in no event more than twenty-five (25) Business Days, after the execution of this Agreement, the Company shall prepare and file the Company Proxy Statement in preliminary form with the SEC. The Company shall provide Parent and its counsel a reasonable opportunity to review the Company’s proposed preliminary Company Proxy Statement in advance of filing and consider in good faith any comments reasonably proposed by Parent and its counsel. Except solely to the extent that the Company Board shall have effected a Company Adverse Recommendation Change in accordance with and as permitted by Section 5.04 hereof, the Company Proxy Statement shall include the Company Board Recommendation. The Company shall file the definitive Company Proxy Statement with the SEC and cause the Company Proxy Statement to be mailed to holders of Company Common Stock as of the record date established for the Company Stockholders Meeting as promptly as practicable after (and in any event within five (5) Business Days) the date on which the SEC confirms that it has no further comments on the Company Proxy Statement (the “SEC Clearance Date”); provided that if the SEC has failed to affirmatively notify the Company within ten (10) days after the initial filing of the Company Proxy Statement with the SEC that it will or will not be reviewing the Company Proxy Statement, then such date shall be the “SEC Clearance Date.” Parent and Merger Sub shall furnish to the Company all information concerning Parent and Merger Sub and their respective Affiliates as may be reasonably required by the Company in connection with the Company Proxy Statement. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Company Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Company Proxy Statement and to cause the Company Proxy Statement, as so amended or supplemented, to be filed with the SEC and mailed to its stockholders, in each case as and to the extent required by applicable Law, provided that, for the avoidance of doubt, (x) there shall be no obligation to correct information provided by another party hereto, and (y) the information regarding the transaction or the background of the merger shall be provided by the Company, unless specific information is requested of, and provided by, Parent. The Company shall (i) as promptly as practicable after receipt thereof, provide Parent and its counsel with copies of any written comments, and advise Parent and its counsel of any oral comments, with respect to the Company Proxy Statement (or any amendment or supplement thereto) received from the SEC or its staff, (ii) provide Parent and its counsel a reasonable opportunity to review the Company’s proposed response to such comments and (iii) consider in good faith any comments reasonably proposed by Parent and its counsel. The Company and Parent shall each use commercially reasonable efforts to promptly provide responses to the SEC with respect to all comments received on the Company Proxy Statement. Neither Parent nor the Company shall, and shall cause their respective Representatives to not, participate in any substantive conference with the SEC related to the Company Proxy Statement unless such party consults with the other in advance and, to the extent permitted by the SEC, allows the other party to participate therein.

(c)            Merger Sub. Immediately following the execution of this Agreement, Parent, as sole stockholder of Merger Sub, shall approve and adopt this Agreement and the Transactions, including the Merger, by written consent and deliver a copy thereof to the Company.

Section 5.06     Employees.

(a)            During the period commencing at the Effective Time and ending on the date which is twelve (12) months from the Effective Time (or until employment terminates, if sooner) (the “Continuation Period”), Parent shall cause the Surviving Corporation and each of its Subsidiaries, as applicable, to, provide each of the employees of the Company and its Subsidiaries prior to the Effective Time who remain so employed as of immediately following the Effective Time (collectively, such employees, the “Company Continuing Employees”) with (i) an annual base salary or base wage level, as applicable, and annual target cash bonus opportunities (excluding equity or equity-based compensation) that are, in each case, no less favorable than the annual base salary or wage level and annual target cash bonus opportunities (excluding equity or equity-based compensation) provided by the Company and its Subsidiaries to such Company Continuing Employee on the date of this Agreement and (ii) severance benefits that are no less favorable than those that would have been provided to such Company Continuing Employee immediately prior to the Effective Time under the applicable Company Employee Plan listed on Section 3.12(a) of the Company Disclosure Letter that is designated as a severance benefit plan, program, policy, agreement or arrangement. During the Continuation Period, Parent shall cause the Surviving Corporation and each of its Subsidiaries, as applicable to, provide the Company Continuing Employees with employee benefits (excluding equity and equity-based compensation or benefits, defined benefit pension benefits, nonqualified deferred compensation, retention, transaction or change in control bonuses, and retiree medical or other retiree welfare benefits), that are, in the aggregate, substantially comparable to those provided by the Company and its Subsidiaries to such Company Continuing Employees immediately before the Effective Time under the Company Employee Plans set forth on Section 3.12(a) of the Company Disclosure Letter.

(b)            With respect to any employee benefit plan (excluding equity and equity-based compensation or benefits, defined benefit pension benefits, nonqualified deferred compensation, retention, transaction or change in control bonuses, and retiree medical or other retiree welfare benefits) maintained by Parent or any of its Subsidiaries, including the Surviving Corporation and each of its Subsidiaries for the benefit of Company Continuing Employees immediately following the Effective Time (collectively, “Parent Benefit Plans”), and subject to the terms of the governing plan documents, Parent shall cause the Surviving Corporation and each of its Subsidiaries, as applicable, to, credit service of the Company Continuing Employees with the Company or any of its Subsidiaries, as the case may be, as if such service were with Parent or its Subsidiaries, including, without limitation, for purposes of eligibility to participate and vesting of defined contribution retirement benefits under any Parent Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Effective Time; provided, that such service shall not be credited to the extent that: (i) such crediting would result in a duplication of benefits or coverage; or (ii) such service was not credited for the same purpose and to the same extent as credited under the analogous Company Employee Plan immediately prior to the Effective Time.

(c)            This Section 5.06 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.06, express or implied, shall confer upon any Company Employee, Company Continuing Employee, any beneficiary, or any other Person any rights or remedies of any nature whatsoever. Nothing contained herein, express or implied: (i) shall be construed to establish, amend, or modify any Company Employee Plan, Parent Benefit Plan or other benefit or compensation plan, program, agreement, or arrangement; (ii) shall alter or limit the ability of the Surviving Corporation, Parent, or any of their respective Affiliates to amend, modify, or terminate any Company Employee Plan, Parent Benefit Plan or other benefit or compensation plan, program, agreement, or arrangement at any time assumed, established, sponsored, or maintained by any of them; or (iii) shall prevent the Surviving Corporation, Parent, or any of their respective Affiliates from terminating the employment of any Company Continuing Employee for any or no reason. The parties hereto acknowledge and agree that the terms set forth in this Section 5.06 shall not create any right in any Company Continuing Employee or any other Person to any continued employment for any specific period with the Surviving Corporation, Parent, or any of their respective Subsidiaries or compensation or benefits of any nature or kind whatsoever, or otherwise alters any existing at-will employment relationship between any Company Continuing Employee and the Surviving Corporation or its applicable Affiliates.

Section 5.07     Directors’ and Officers’ Indemnification and Insurance.

(a)            Indemnification. Parent and Merger Sub agree that all rights to indemnification, advancement of expenses, and exculpation by the Company now existing in favor of each current and former director, officer or employee of the Company or any of its Subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of or for the benefit of the Company or any of its Subsidiaries (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”) as provided in the Charter Documents of the Company or any of its Subsidiaries, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof shall survive the Merger and shall remain in full force and effect in accordance with their terms. For a period of six (6) years from the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, cause the Charter Documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, advancement of expenses, and exculpation that are at least as favorable to the Indemnified Parties as the indemnification, advancement of expenses, and exculpation provisions set forth in the Charter Documents of the Company and its Subsidiaries as of the date of this Agreement. During such six (6) year period, such provisions may not be repealed, amended or otherwise modified in any manner that would or would reasonably be expected to adversely affect the rights thereunder of any individuals who were a former director, officer or employee of the Company or any of its Subsidiaries, except as required by applicable Law. Each of Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law; provided that any Indemnified Party to whom expenses are so advanced provides an undertaking to repay such advances if it is ultimately determined by final adjudication by the applicable court presiding over such action that such Indemnified Party is not entitled to such advanced expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with the fact that such person is or was a director, officer or employee of the Company or any of its Subsidiaries or a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of or for the benefit of the Company or any of its Subsidiaries and (including in connection with any action or omission occurring or alleged to have occurred whether before or after the Effective Time). In the event of any such actual or threatened claim, action, suit, proceeding or investigation, Parent and the Surviving Corporation shall cooperate with the Indemnified Party in the defense of any such actual or threatened claim, action, suit, proceeding or investigation. Parent shall pay, subject to a receipt of an undertaking from any applicable Indemnified Party to whom expenses are advanced that such Indemnified Party will repay all such advances if it is ultimately determined by final judicial decision from which there is no further right to appeal that such Indemnified Party is not entitled to be indemnified or entitled to such advanced expenses, all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.07.

(b)            Insurance. For a period of six (6) years from the Effective Time, Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time; provided, however, that after the Effective Time, Parent shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount. At the Company’s option, the Company may purchase, prior to the Effective Time, a six-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby. If such “tail” prepaid policy has been obtained by the Company prior to the Effective Time, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation, and no other party shall have any further obligation to purchase or pay for insurance hereunder.

(c)            Survival. The obligations of Parent, Merger Sub, and the Surviving Corporation under this Section 5.07 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner, for a period of six (6) years from the Effective Time (or for so long as any claim for indemnification, advancement, exculpation or insurance made prior to the expiration of such six (6) year period remains outstanding), as to adversely affect any Indemnified Party to whom this Section 5.07 applies without the consent of such affected Indemnified Party (it being expressly agreed that each of the Indemnified Parties to whom this Section 5.07 applies shall be a third-party beneficiary of this Section 5.07, entitled to enforce any of the provisions of this Section 5.07).

(d)            Assumption by Successors and Assigns; No Release or Waiver. In the event Parent, the Surviving Corporation or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 5.07. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract, or otherwise. Nothing in this Agreement is intended to, shall be construed to, or shall release, waive, or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors, and employees, it being understood and agreed that the indemnification provided for in this Section 5.07 is not prior to, or in substitution for, any such claims under any such policies.

Section 5.08     Efforts.

(a)            Governmental Approvals; Cooperation and Notification. Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 5.08 and, for the avoidance of doubt, subject to the limitations described in Section 5.08(c), Section 5.08(d) and Section 5.08(e)), each of the parties hereto shall, and shall cause their respective controlling persons to, use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper, or advisable to consummate and make effective, and to satisfy all conditions to, the Merger and the other transactions contemplated by this Agreement, as expeditiously as reasonably practicable including using reasonable best efforts for: (i) the obtaining of all necessary Permits, waivers, and actions or nonactions from Governmental Entities and the making of all necessary registrations, filings, and notifications (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entities, including those set forth in Section 6.01(c) of the Company Disclosure Letter; and (ii) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. The Company and Parent shall, subject to applicable Law, promptly: (A) cooperate and coordinate in good faith with the other in the taking of the actions contemplated by clauses (i) and (ii) immediately above; and (B) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions, provided, however, that materials provided pursuant to this Section 5.08 may be redacted (x) to remove any personal information about any individual, (y) as necessary to comply with contractual obligations and (z) as necessary to address reasonable legal privilege and work product protection concerns. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If the parties receive a request for additional information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then each party shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. Neither Parent nor the Company shall commit to or agree (or permit any of their respective Affiliates to commit to or agree) with any Governmental Entity to stay, toll, or extend any applicable waiting period under any applicable Antitrust Laws or refrain from closing of the Merger or the other transactions contemplated by this Agreement, without the prior written consent of the other (such consent not to be unreasonably withheld, conditioned, or delayed). In no event shall the Company or any of its controlled Affiliates be required under this Section 5.08 to (A) pay prior to the Effective Time any fee, penalty or other consideration to any third party for any consent or approval under any Contract required for the consummation of the Merger or the other transactions contemplated by this Agreement or (B) agree to any material term, condition, obligation, restriction, requirement, limitation, qualification, remedy or other action imposed, required or requested by any Governmental Entity in connection with its grant of any Permits, approvals, waivers, and actions or nonactions with respect to the Merger or the other transactions contemplated by this Agreement, unless such term, condition, obligation, restriction, requirement, limitation, qualification, remedy or other action imposed is binding on the Company or any of its controlled Affiliates only in the event that the Closing occurs.

(b)            Third Party Consents. The Company shall use commercially reasonable efforts to cooperate with Parent to obtain any consents or waivers from third parties (other than Governmental Entities) that are required in connection with the Transactions; provided, that in no event shall the Company or any of its Subsidiaries be required to pay prior to the Effective Time any fee, penalty or other consideration to any third party to obtain any such consent or waiver.

(c)            Insurance Approval Filings. Subject in all cases to Section 5.08(e), (i) Parent shall, with the cooperation of the Company and each Company Insurance Subsidiary, as promptly as practicable, but in no event later than twenty (20) Business Days following the execution and delivery of this Agreement, file a “Form A” application for approval of acquisition of control of the Company Insurance Subsidiaries, together with all required exhibits, information, affidavits, affidavits and certificates, with the Nebraska Department of Insurance seeking Merger and the other approval of the transactions contemplated by this Agreement, and (ii) the Company shall, as promptly as practicable, but in no event later than twenty (20) Business Days following the execution and delivery of this Agreement, file with the Vermont Department of Financial Regulation a change of control letter seeking approval of the Merger and the other transactions contemplated by this Agreement ((i) and (ii), together, the “Insurance Approval Filings”). Each filing party agrees to provide a draft of each Insurance Approval Filing (and each amendment or supplement thereto) prepared by it (in this subsection, the “filing party”) to the other party (in this subsection, the “non-filing party”) and to allow the non-filing party five (5) Business Days to review such filing and to consult with the filing party relating to any issues arising as a result of the non-filing party’s review, prior to the submission by the filing party of the Insurance Approval Filing to an Insurance Regulator. Each non-filing party shall supply the filing party with such information that may be reasonably requested by the filing party in order to make the applicable Insurance Approval Filing (and each amendment or supplement thereto). Each filing party agrees to provide the non-filing party with copies of the Insurance Approval Filings and each amendment or supplement thereto in final form upon the submission thereof to the Insurance Regulator. Each party shall give the non-filing party prompt written notice if it receives any notice or other communication from any Insurance Regulator in connection with the Insurance Approval Filings or the transactions contemplated by this Agreement, and, in the case of any such notice or communication which is in writing, shall promptly furnish the other party a copy thereof. Each filing party agrees to respond promptly, and the non-filing party agrees to cooperate with the filing party to allow the filing party to respond promptly, to any request by an Insurance Regulator for any additional information and documentary material in connection therewith. If any Insurance Regulator requires that a hearing be held in connection with any such filing or approval, the filing party shall use reasonable best efforts to arrange for such hearing to be held promptly after it receives notice that such hearing is required. The filing party shall give the non-filing party prior written notice of the time and place when any meetings or other conferences may be held by it with any Insurance Regulator in connection with the transactions contemplated by this Agreement, and shall permit the non-filing party to have a representative or representatives attend or otherwise participate in any such meeting or conference. The Company and Parent each agree to timely make all appropriate filings with the Insurance Regulators and such other filings as may be required under the Insurance Laws of any other state or jurisdiction in which a Company Insurance Subsidiary does business. Parent acknowledges and agrees that it shall pay and shall be solely responsible for all filing fees payable to Governmental Entities or Insurance Regulators associated with all filings with applicable Governmental Entities and Insurance Regulators.

(d)            RESERVED

(e)            Required Actions. Notwithstanding anything to the contrary set forth in this Agreement, Parent shall not be obligated under this Section 5.08 or otherwise with respect to the transactions contemplated by this Agreement, to take or refrain from taking or to agree to it, its Affiliates or Subsidiaries or the Company or its Subsidiaries taking or refraining from taking any action (including any amendment, waiver or termination of any agreement, exhibit or schedule, including this Agreement and the Exhibits and Schedules to this Agreement) or agree to or accept to any limitation, action, restriction, condition or requirement which, individually or together with all other such limitations, actions, restrictions, conditions or requirements, would, or would reasonably be expected to, (i) impose any requirement on Parent or any of its Affiliates (including the Company or any of its Subsidiaries), or their respective shareholders or investors to make, or commit to make, other than as contemplated by the Summary Business Plan, any material capital contribution or enter into or issue any capital guarantee or keep well that would require any material contribution of capital or making a similar capital contribution undertaking, or impose, other than as contemplated by the Summary Business Plan, any non-di minimis adverse condition or non-di minimis adverse limitation on the Equity Investors or any of their investment funds, portfolio companies or other Affiliates (with respect to such conditions or limitations, other than Parent, the Company (after Closing) or any of their Subsidiaries), (ii) require any materially adverse deviation from the key terms of, or materially impair the aggregate economic benefits reasonably expected to be derived by Parent and its Affiliates from the execution of, the Summary Business Plan with respect to the Company and the Company Insurance Subsidiaries or (iii) have a materially adverse effect on the business, results of operations of financial condition of the Company and its Subsidiaries, taken as a whole (any such requirement, individually or together with all other such requirements, a “Burdensome Condition”). Without the prior written consent of Parent, the Company shall not (and shall cause its Subsidiaries not to) take any action or agree to the taking or refraining from any action or accept any limitation, action, restriction, condition or requirement that, individually or in the aggregate, would, or would be reasonably expected to, result in a Burdensome Condition.

Section 5.09     Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by the Company and Parent. Thereafter, each of the Company and Parent agrees that no public release, statement, announcement, or other disclosure concerning the Merger and the other transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned, or delayed), except as may be required by: (a) applicable Law, (b) court process, (c) the rules or regulations of any applicable United States securities exchange, or (d) any Governmental Entity to which the relevant party is subject or submits, provided, in each such case, the party making the release, statement, announcement, or other disclosure shall use its reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance. Notwithstanding the foregoing, the restrictions set forth in this Section 5.09 shall not apply to any release, statement, announcement, or other disclosure made with respect to: (i) a Company Adverse Recommendation Change issued or made in compliance with Section 5.04; (ii) any other disclosure issued or made in compliance with Section 5.04; (iii) the Merger and the other transactions contemplated hereby that is substantially similar (and identical in any material respect) to those in a previous release, statement, announcement, or other disclosure made by the Company or Parent in accordance with this Section 5.09 or (iv) any dispute between the parties relating to this Agreement. Notwithstanding the foregoing, each of Parent, Merger Sub, the Equity Investors and their respective Affiliates may (i) make disclosures (which are made subject to existing confidentiality obligations) to their respective investors or in connection with its fundraising activities and (ii) provide general information about the subject matter of this Agreement in connection with fundraising, marketing, informational or reporting activities of the kind customarily provided with respect to investments of this nature.

Section 5.10     Anti-Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium,” “business combination” or other anti-takeover Law becomes or is deemed to be applicable to Parent, the Merger Sub, the Company, the Merger, or any other transaction contemplated by this Agreement, then each of the Company and the Company Board shall grant such approvals and take such actions within its reasonable control as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing.

Section 5.11     Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of shares of Company Common Stock (including derivative securities with respect to such shares) that are treated as dispositions under such rule and result from the transactions contemplated by this Agreement by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time.

Section 5.12     Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and the rules and policies of the Nasdaq to enable the delisting by the Surviving Corporation of the shares of Company Common Stock from Nasdaq and the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Effective Time.

Section 5.13     Litigation. Prior to the Effective Time the Company shall provide Parent and Merger Sub with prompt notice of, and the opportunity to participate in the defense, settlement and/or prosecution of, any Legal Actions commenced or threatened to be commenced against the Company or any of its Affiliates in connection with, arising from or relating to this Agreement or the transactions contemplated by this Agreement brought by a Company stockholder (“Transaction Litigation”); provided that prior to the Effective Time, the Company shall in any event control the defense, settlement and/or prosecution of any such Transaction Litigation brought against the Company, including regarding attorney-client privilege or other applicable legal privilege with respect to such Transaction Litigation; provided, further, that the Company shall not compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any such Transaction Litigation without Parent’s consent (such consent not to be unreasonably withheld, conditioned or delayed). For purposes of this Section 5.13, “participate” means that the Company shall (i) keep Parent reasonably apprised on a current basis of any material development (including promptly furnishing the other with copies of communications received or documents filed), (ii) consult and cooperate with Parent in connection with proposed strategy, material actions and significant decisions, and jointly prepare and comment on any filings, notifications, communications, submissions, or other materials, and (iii) give Parent the opportunity to attend and participate in any external meetings (whether in-person or otherwise), telephone or video calls or other conferences in connection with such Transaction Litigation.

Section 5.14     Obligations of Merger Sub. Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 5.15     Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments, or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect, or confirm of record or otherwise in the Surviving Corporation any and all right, title, and interest in, to and under any of the rights, properties, or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 5.16     Financing Cooperation.

(a)           From the date of this Agreement until the Closing Date, the Company agrees to use reasonable best efforts to provide, and shall use reasonable best efforts to cause its Subsidiaries and its and their officers, directors and employees to use reasonable best efforts to provide, in each case at Parent’s sole expense, such cooperation as may be reasonably requested by Parent in connection with the arrangement of any debt financing by Parent in connection with the transactions contemplated by this Agreement, including any consent or amendment under the Existing RBC Credit Facility (the “Debt Financing”), including using reasonable best efforts to: (i) furnish to Parent historical financial information of the Company and its Subsidiaries reasonably requested in connection with the Debt Financing, (ii) assist with the preparation of definitive documents for the Debt Financing and the schedules and exhibits thereto, in each case, as may be reasonably requested by Parent, (iii) cooperate with Parent in facilitating the pledge of collateral and delivering original certificates with respect to all certificated securities (with transfer powers executed in blank) (it being understood that no such pledging of collateral will be effective until at or after the Closing and that such delivery of originals shall occur at or after the Closing), and (iv) provide Parent, at least three (3) Business Days prior to the Closing Date all documentation and other information with respect to the Company and its Subsidiaries as shall have been reasonably requested in writing by Parent at least ten (10) Business Days prior to the Closing Date that is required in connection with the Debt Financing by U.S. regulatory authorities under applicable “know-your-customer”, beneficial ownership and anti-money laundering rules and regulations, including the Patriot Act. Notwithstanding the foregoing, (A) such requested cooperation shall not (i) unreasonably disrupt or interfere with the operations of the Company or its Subsidiaries or (ii) cause competitive harm to the Company or its Subsidiaries if the transactions contemplated by this Agreement are not consummated, (B) nothing in this Section 5.16 shall require cooperation to the extent that it would reasonably be expected to (x) cause any condition to the Closing set forth in Article VI to not be satisfied, (y) increase materially the risk of any such condition not being satisfied or the satisfaction thereof being materially delayed, or (z) cause any breach of this Agreement, (C) neither the Company nor any of its Subsidiaries shall be required to (1) pay any commitment or other similar fee prior to the Effective Time, (2) incur or assume any liability in connection with the Debt Financing prior to the Effective Time, (3) provide access to or disclose information where the Company determines that such access or disclosure would reasonably be likely to jeopardize the attorney-client privilege or contravene any applicable Law or contract or (4) take any action that will conflict with or violate their respective certificate of incorporation, by-laws or comparable organizational documents or result in the contravention of and (D) none of the Company, its Subsidiaries or their respective directors, officers or employees shall be required to execute, deliver or enter into, or perform any agreement, document or instrument with respect to any Debt Financing that is effective prior to the Closing. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided that such logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage the Company or its Subsidiaries.

(b)           Parent shall indemnify, defend and hold harmless each of the Company, its Subsidiaries and their Affiliates and representatives (each an “indemnified person”) from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the Debt Financing and the performance of their respective obligations under this Section 5.16 and any information utilized in connection therewith, other than as a result of such indemnified person’s gross negligence or willful misconduct, as determined by a final judicial determination. Parent shall, promptly upon request of the Company, reimburse the Company and its Subsidiaries for all out-of-pocket fees, costs and expenses incurred by the Company or its Subsidiaries (including those of its Affiliates and representatives) in connection with the cooperation required by this Section 5.16 (the Parent’s reimbursement obligations under this last sentence of Section 5.16, the “Financing Obligations”).

(c)           For the avoidance of doubt, in no event shall the receipt or availability of any funds or financing (including the Equity Financing or the Debt Financing) by Parent or any of its Affiliates or any other financing be a condition to any of Parent’s or Merger Sub’s obligations under this Agreement.

(d)           At the request of Parent, the Company shall provide fully executed payoff letters prior to the Closing Date in form and substance reasonably satisfactory to Parent with respect to all indebtedness required as a result of this Agreement to be repaid on the Closing Date (or requested by Parent to be so repaid), which payoff letters shall be accompanied by (i) any termination documents required to release any guarantees provided in connection therewith and (ii) any termination and/or release documents required to release any securities interests securing such indebtedness.

Section 5.17     Advisory Client Consents. As promptly as reasonably practicable following the date of this Agreement, the Company and/or 1505 Capital shall send a notice to each Advisory Client on a mutually agreed upon form between the Company and Parent informing such Advisory Client of the transactions contemplated by this Agreement and use their respective commercially reasonable efforts to seek the consent of each such Advisory Client, in accordance with the requirements of its Advisory Contract and Law, to the “assignment” (as defined in the Investment Advisers Act) or deemed “assignment” of such Advisory Contract resulting from the change in ownership of 1505 Capital upon the consummation of the transactions contemplated hereby (it being understood that, except to the extent the applicable Advisory Contract or Law requires consent to such assignment to be obtained in writing, consent of the applicable Advisory Client to such assignment shall be deemed to have been given if such Advisory Client has not, within the forty-five day period after the sending of such notice: (a) provided notice of its refusal to consent or written notice of its intention to refuse to consent to the assignment or deemed assignment of or (b) terminated or provided written notice of its intention to terminate the applicable Advisory Contract). For the avoidance of doubt, under no circumstances shall the Company nor 1505 Capital be required to make any payment or provide any other benefit to any Advisory Client to obtain such Advisory Client’s consent. The Company shall keep the Parent reasonably informed on a current basis of the status of obtaining client consents, including by (i) providing copies of all written consents received by Advisory Clients, (ii) informing Parent of any Advisory Clients that object to the assignment of, or otherwise indicate an intention to terminate, their Advisory Contracts and (iii) periodically providing a schedule of the assets under management of the consenting or deemed consenting Advisory Clients compared to the total assets under management as of the date hereof. For avoidance of doubt, in no event shall obtaining the client consents be a condition to any of Parent or Merger Sub’s obligations under this Agreement.

Section 5.18     Equity Financing.

(a)            Parent shall use its reasonable best efforts to obtain the proceeds of the Equity Financing on the terms and subject only to the conditions described in the Equity Commitment Letter, at or prior to the Effective Time, including by using reasonable best efforts to maintain in effect the Equity Commitment Letter.

(b)            Neither Parent nor any of its Subsidiaries shall, without the prior written consent of the Company: (i) permit, consent to or agree to any amendment or modification to, or any waiver of, any provision or remedy under, the Equity Commitment Letter, or (ii) terminate the Equity Commitment Letter, other than in accordance with its terms.

(c)            The foregoing notwithstanding, compliance by Parent with this Section 5.18 shall not relieve Parent of its obligations to consummate the transactions contemplated by this Agreement whether or not the Equity Financing is available.

Section 5.19     FIRPTA Certificate. At or prior to the Closing, the Company shall deliver or cause to be delivered to Parent (i) a certificate of the Company satisfying the requirements of Treasury Regulations Section 1.1445-2(c)(3) and (ii) a form of notice to the IRS prepared in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2).

ARTICLE VI
Conditions

Section 6.01     Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger is subject to the satisfaction (or waiver by all parties, where permissible pursuant to applicable Law) on or prior to the Closing of each of the following conditions:

(a)            Company Stockholder Approval. The Requisite Company Vote shall have been obtained.

(b)            No Injunctions, Restraints, or Illegality. No Governmental Entity having jurisdiction over any party hereto shall after the date hereof have enacted, issued, promulgated, or entered any Laws or Orders, whether temporary, preliminary, or permanent, that make illegal, enjoin, or otherwise prohibit consummation of the Merger.

(c)            Insurance Approvals. The approval of the Merger by the Governmental Entities set forth in Section 6.01(c) of the Company Disclosure Letter and required to consummate the Merger shall have been obtained.

Section 6.02     Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction (or waiver by Parent and Merger Sub, where permissible pursuant to applicable Law) on or prior to the Closing of the following conditions:

(a)            Representations and Warranties. (i) The representations and warranties of the Company (other than in Section 3.01(a), Section 3.02(a), Section 3.02(b)(i), the first sentence of Section 3.02(b)(ii), Section 3.02(b)(iii), Section 3.03(a), the last sentence of Section 3.05, Section 3.10, and Section 3.30) set forth in ARTICLE III of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Company Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) as of the date hereof and as of the Closing Date, as if made at and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be so true and correct as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (ii) the representations and warranties of the Company contained in Section 3.02(a)(i), Section 3.02(b)(i), the first sentence of Section 3.02(b)(ii) and Section 3.02(b)(iii) shall be true and correct (other than de minimis inaccuracies) as of the date hereof and as of the Closing Date, as if made at and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be so true and correct as of that date); and (iii) the representations and warranties contained in Section 3.01(a), Section 3.02(a)(ii), Section 3.03(a), Section 3.10, and Section 3.30 shall be true and correct in all material respects as of the date hereof and as of the Closing Date (without giving effect to any limitation indicated by the words “Company Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially”), as if made at and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be so true and correct as of that date) and (iv) the representations and warranties contained in the last sentence of Section 3.05 shall be true and correct as of the date hereof and as of the Closing Date, as if made at and as of such date.

(b)            Performance of Covenants. The Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, in this Agreement required to be performed by or complied with by it at or prior to the Closing.

(c)            Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect.

(d)            Officers Certificate. Parent will have received a certificate, signed by the chief executive officer or chief financial officer of the Company, certifying as to the matters set forth in Section 6.02(a), Section 6.02(b), and Section 6.02(c) hereof.

(e)            Burdensome Condition. The approvals set forth on Section 6.01(c) of the Company Disclosure Letter shall have been obtained without the imposition of any Burdensome Condition.

Section 6.03     Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction (or waiver by the Company, where permissible pursuant to applicable Law) on or prior to the Closing of the following conditions:

(a)            Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in ARTICLE IV of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “material adverse effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

(b)            Performance of Covenants. Parent and Merger Sub shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, of this Agreement required to be performed by or complied with by them at or prior to the Closing.

(c)            Officers Certificate. The Company will have received a certificate, signed by an officer of Parent, certifying as to the matters set forth in Section 6.03(a) and Section 6.03(b).

Section 6.04     Frustration of Closing Conditions. Neither the Company, Parent, or Merger Sub may rely, as a basis for not consummating the Merger or the other transactions contemplated by this Agreement, on the failure of any condition set forth in Section 6.01, Section 6.02, or Section 6.03, as the case may be, to be satisfied if such failure was caused by such party’s breach in any material respect of any provision of this Agreement.

ARTICLE VII
Termination, Amendment, and Waiver

Section 7.01     Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding prior receipt of the Requisite Company Vote) by the mutual written agreement of Parent and the Company.

Section 7.02     Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by either Parent or the Company:

(a)            if the Merger has not been consummated on or before January 30, 2024 (such date as is provided in this Section 7.02(a), the “End Date”); provided, however, that, if on such date the condition precedent set forth in Section 6.01(c) shall not have been satisfied, but all other conditions precedent to the consummation of the Merger and the transactions contemplated hereby have been satisfied (or, in the case of conditions that by their terms are to be satisfied at the Closing, are capable of being satisfied on that date), then the End Date shall automatically be extended to April 30, 2024; provided, that, that the right to terminate this Agreement pursuant to this Section 7.02(a) shall not be available to any party whose material breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the principal cause of the failure of the Merger to be consummated on or before the End Date;

(b)            if any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated or entered any Law or Order making illegal, permanently enjoining, or otherwise permanently prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement, and such Law or Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(b) shall not be available to any party whose material breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the principal cause that resulted in, the issuance, promulgation, enforcement, or entry of any such Law or Order; or

(c)            if this Agreement has been submitted for a vote of the stockholders of the Company for adoption at a duly convened Company Stockholders Meeting at which a vote in respect of the Requisite Company Vote was held and the Requisite Company Vote shall not have been obtained at such meeting (unless such Company Stockholders Meeting has been adjourned or postponed, in which case such Requisite Company Vote shall not have been obtained at the final adjournment or postponement thereof).

Section 7.03     Termination By Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Parent:

(a)            any time prior to receipt of the Requisite Company Vote, if a Company Adverse Recommendation Change shall have occurred; or

(b)            if there shall have been a breach of any representation, warranty, covenant, or agreement on the part of the Company set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 6.02(a) or Section 6.02(b), as applicable, would not be satisfied and, such breach is incapable of being cured by the End Date, or, if capable of being cured by the End Date, shall not have been cured prior to the earlier of (i) thirty (30) days after written notice thereof is given by Parent to the Company or (ii) the End Date; provided further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.03(b) if Parent or Merger Sub is then in material breach of any representation, warranty, covenant, or obligation hereunder that would cause any condition set forth in Section 6.03(a) or Section 6.03(b) not to be satisfied.

Section 7.04     Termination By the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by the Company:

(a)            prior to the receipt of the Requisite Company Vote at the Company Stockholders Meeting, to substantially concurrently enter into a Company Acquisition Agreement (other than, for the avoidance of doubt, an Acceptable Confidentiality Agreement) in respect of a Superior Proposal in accordance with Section 5.04, after compliance with Section 5.04(d)(ii), provided that prior to or concurrently with such termination the Company pays the Company Termination Fee due under Section 7.06;

(b)            if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 6.03(a) or Section 6.03(b), as applicable, would not be satisfied and such breach is incapable of being cured by the End Date; or, if capable of being cured by the End Date, shall not have been cured prior to the earlier of (i) 30 days after written notice thereof is given by the Company to Parent or (ii) the End Date; provided further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.04(b) if the Company is then in material breach of any representation, warranty, covenant, or obligation hereunder that would cause any condition set forth in Section 6.02(a) or Section 6.02(b) not to be satisfied; or

(c)            if (i) all the conditions set forth in Section 6.01 and Section 6.02 have been, and continue to be, satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, each of which shall be capable of being satisfied if the Closing Date were the date of such termination) as of the date the Closing should have occurred pursuant to Section 1.02, (ii) the Company has provided written notice to Parent after the date the Closing should have occurred pursuant to Section 1.02 irrevocably confirming that all conditions set forth in Section 6.01 and Section 6.03 have been satisfied and that the Company is ready, willing and able to consummate the Closing and (iii) Parent and Merger Sub fail to consummate the Closing within three (3) Business Days following the later of (A) the receipt of such written notice and (B) the date the Closing should have occurred pursuant to Section 1.02 (and the Company was ready, willing and able to consummate the Closing throughout such period).

Section 7.05     Notice of Termination; Effect of Termination. The party desiring to terminate this Agreement pursuant to this ARTICLE VII (other than pursuant to Section 7.01) shall deliver written notice of such termination to each other party hereto specifying with particularity the reason for such termination, and any such termination in accordance with this Section 7.05 shall be effective immediately upon delivery of such written notice to the other party. If this Agreement is terminated pursuant to this ARTICLE VII, it will become void and of no further force and effect, without liability of any party to this Agreement (or any stockholder, director, partner, manager, member, officer, employee, agent, or Representative of such party) to any other party hereto; provided, that (a) with respect to Section 5.03(b), this Section 7.05, Section 7.06, and ARTICLE VIII (and any related definitions contained in any such Sections or Article), which shall remain in full force and effect; and (b) subject to the amount of the Parent Termination Fee (and the limitations set forth in Section 7.06) in the case of liability of Parent and Merger Sub, no such termination shall relieve any party for liability for such party’s Willful Breach of this Agreement or actual, knowing, and intentional fraud. For purposes of this Agreement, “Willful Breach” means an intentional and willful material breach, or an intentional and willful material failure to perform, in each case that is the consequence of an act or omission by or on behalf of the breaching party with the actual knowledge that the taking of such act or failure to take such act would cause a material breach of this Agreement. Following termination of this Agreement by either party, and subject in all cases to Section 7.06 in no event shall the Company’s right to monetary damages from Parent and/or Merger Sub in the event of Parent or Merger Sub’s Willful Breach of this Agreement prior to such termination exceed the amount of the Parent Termination Fee and in no event shall the Company be entitled to any such monetary damages and a grant of specific performance hereunder.

Section 7.06     Fees and Expenses Following Termination.

(a)            General. Except as expressly set forth in this Agreement including, for avoidance of doubt, Section 5.08 and this Section 7.06, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such Expenses.

(b)            Company Termination Fee.

(i)            If this Agreement is validly terminated by Parent pursuant to Section 7.03(a) then the Company shall pay, or shall cause to be paid, to Parent or its designee (by wire transfer of immediately available funds), within three (3) Business Days after such valid termination, the Company Termination Fee.

(ii)           If this Agreement is validly terminated by the Company pursuant to Section 7.04(a), then the Company shall pay, or shall cause to be paid, to Parent or its designee (by wire transfer of immediately available funds), substantially concurrently with such valid termination, the Company Termination Fee.

(iii)          If (i) after the date of this Agreement, a Takeover Proposal shall have been publicly made to the Company or shall have been publicly made directly to the stockholders of the Company (and not publicly withdrawn in good faith prior to the event giving rise to the termination hereunder) or provided to the Company Board (and not withdrawn in good faith prior to the event giving rise to the termination hereunder and respect to a termination pursuant to Section 7.02(c), is made public and not publicly withdrawn in good faith prior to such termination), (ii) thereafter, this Agreement is validly terminated by Parent or the Company pursuant to (x) Section 7.02(a) (and at the time of such termination the conditions set forth in Section 6.01(b), (c) and (d) and Section 6.03 are satisfied or capable of being satisfied) (y) Section 7.02(c), or (z) Section 7.03(b) and (iii) within twelve (12) months after such termination, the Company consummates a Takeover Proposal or enters into a definitive agreement for a Takeover Proposal that is subsequently consummated, then the Company shall pay, or shall cause to be paid, to Parent or its designee (by wire transfer of immediately available funds), simultaneously with the consummation of such Takeover Proposal, the Company Termination Fee. For purposes of this Section 7.06(b)(iii) all references to “20%” in the definition of “Takeover Proposal” shall be deemed to be references to “50%”.

(c)            Parent Termination Fee. If this Agreement is validly terminated by the Company pursuant to (i) Section 7.04(b) (or by Parent pursuant to Section 7.02(a) at a time when the Company would have been entitled to terminate this Agreement pursuant to Section 7.04(b)) or (ii) Section 7.04(c), then, in each such case, Parent shall pay, or cause to be paid, to the Company or its designee (by wire transfer of immediately available funds), within three (3) Business Days after such termination, the Parent Termination Fee.

(d)            Each of the Company, Parent and Merger Sub acknowledges that (i) the agreements contained in this Section 7.06 are an integral part of the Transactions, (ii) without these agreements, the Company, Parent and Merger Sub would not enter into this Agreement and (iii) each of the Company Termination Fee and the Parent Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate the Company or Parent, as the case may be, in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. Accordingly, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to Section 7.06(b) or Section 7.06(c), respectively and, in order to obtain such payment, either Parent or the Company, as the case may be, commences a suit that results in a judgment against the other party for the payment of any amount set forth in Section 7.06(b) or Section 7.06(c), such paying party shall pay the other party its reasonable and documented out-of-pocket costs and expenses in connection with such suit, together with interest on such amount at the annual rate of the prime rate (such amount of costs, expenses and interest not to exceed $500,000 in the aggregate) (the “Enforcement Expenses Cap”) as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by Law (collectively, the “Enforcement Expenses”).

(e)            Parent and Merger Sub agree that, upon any valid termination of this Agreement under circumstances where the Company Termination Fee is payable by the Company or one of its Subsidiaries pursuant to this Section 7.06, (i) Parent, Merger Sub, the Equity Investors and any of their respective former, current or future directors, officers, employees, partners, managers, members, stockholders or Affiliates or their respective Representatives (collectively, the “Parent Related Parties”) shall be precluded from, and each hereby waives, any other remedy against the Company, at law or in equity or otherwise, except for the payment of the Company Termination Fee and the Enforcement Expenses, if payable by the Company hereunder, (ii) none of Parent or Merger Sub shall seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Company or any of the Company’s Subsidiaries or any of their respective former, current or future directors, officers, employees, partners, managers, members, stockholders or Affiliates or their respective Representatives (collectively, the “Company Related Parties”) in connection with this Agreement or the Transactions, except for the payment of the Company Termination Fee and the Enforcement Expenses, (iii) the Parent’s right to receive payment of the Company Termination Fee pursuant to Section 7.06 shall, except for the Enforcement Expenses, constitute the sole and exclusive remedy of the Parent Related Parties for all losses and damages suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, and (iv) upon payment of the Company Termination Fee and the Enforcement Expenses, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions. Notwithstanding the foregoing, it is explicitly agreed that (a) nothing in this Section 7.06 shall impair Parent’s rights under Section 8.14 (including the right to compel specific performance pursuant to Section 8.14) provided, however, that in no event will Parent or Merger Sub be entitled to both the payment of the Company Termination Fee, on the one hand, and specific performance of this Agreement to consummate the Merger in accordance with and subject to the terms and conditions of Section 8.14, on the other hand and (b) the parties to the Confidentiality Agreement shall remain obligated for, and Parent and the Company shall be entitled to remedies with respect to, breaches of the Confidentiality Agreement.

(f)             The Company agrees that, upon any valid termination of this Agreement under circumstances where the Parent Termination Fee is payable by Parent to the Company or one of its Subsidiaries pursuant to this Section 7.06, (i) the Company Related Parties shall be precluded from, and each hereby waives, any other remedy against the Parent Related Parties, at law or in equity or otherwise, except for the payment of the Payment Termination Fee, the Enforcement Expenses and the Financing Obligations, if payable by the Parent hereunder, (ii) the Company or any other Company Related Party shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Parent Related Parties in connection with this Agreement or the Transactions, except for the Parent Termination Fee and the Enforcement Expenses and the Financing Obligations, if payable by Parent, (iii) the Company’s right to receive payment of the Parent Termination Fee pursuant to this Section 7.06, shall, except for, if applicable, the Enforcement Expenses and the Financing Obligations, constitute the sole and exclusive remedy of the Company Related Parties for all losses and damages suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise (including as a result of Willful Breach or fraud), and (iv) upon payment of the Parent Termination Fee and, if applicable, the Financing Obligations and the Enforcement Expenses, none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions. Notwithstanding the foregoing, it is explicitly agreed that (a) nothing in this Section 7.06 shall impair the Company’s rights under Section 8.14 (including the right to compel specific performance pursuant to Section 8.14); provided, however, that in no event will the Company be entitled to both the payment of the Parent Termination Fee, on the one hand, and specific performance of this Agreement to consummate the Merger, on the other hand, and (b) the parties to the Confidentiality Agreement shall remain obligated for, and Parent and the Company shall be entitled to remedies with respect to, breaches of the Confidentiality Agreement. Without limiting the foregoing, and notwithstanding anything to the contrary contained in this Agreement, if Parent breaches this Agreement (whether willfully, intentionally, unintentionally or otherwise, including with respect to any allegation of fraud) or fails to perform hereunder (whether willfully, intentionally, unintentionally or otherwise, including with respect to any allegation of fraud), then the sole and exclusive remedies of the Company (whether at law, in equity, in contract, in tort or otherwise) against either Parent or any Parent Related Party for any breach, loss, damage or failure to perform under, this Agreement or in respect of any oral representation made or alleged to have been made in connection herewith or therewith shall be for the Company to either (x) receive payment of the Parent Termination Fee, if and when payable pursuant to Section 7.06(c) and, if applicable, the Enforcement Expenses and the Financing Obligations or (y) obtain specific performance of this Agreement to consummate the Merger in accordance with and subject to the terms and conditions of Section 8.14. For the avoidance of doubt, and without limiting any other provision of this Section 7.06(f) or Section 7.05, in connection with any termination of this Agreement, in no event will the Company or any Company Related Party be entitled to monetary recovery in excess of the amount of the Parent Termination Fee (except for Enforcement Expenses and the Financing Obligations, if payable hereunder) and in no event will Parent or any Parent Related Party be liable hereunder for damages or monetary amounts in excess of the Parent Termination Fee (except for Enforcement Expenses and the Financing Obligations, if payable hereunder).

(g)            In no event shall (i) the Company be required to pay (or cause one of its Subsidiaries to pay) the Company Termination Fee on more than one occasion or (ii) Parent be required to pay the Parent Termination Fee on more than one occasion.

(h)            For the avoidance of doubt, while the Company may pursue both a grant of specific performance pursuant to Section 8.14 and the payment of the Parent Termination Fee, under no circumstances shall the Company be entitled to receive both (i) a grant of specific performance that results in the consummation of the transactions contemplated by this Agreement, including the Merger, in accordance with the terms of this Agreement and (ii) monetary damages in connection with this Agreement or any termination of this Agreement, including all or any portion of the Parent Termination Fee, the Financing Obligations and any Enforcement Expenses.

Section 7.07     Amendments and Waivers.

(a)            Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is executed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, however, that after the Requisite Company Vote has been obtained, any amendment or waiver that by applicable Law gives rise to a requirement that further approval by the stockholders of the Company be obtained in order to consummate the Merger, shall be subject to obtaining such further approval.

(b)            No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as provided in Section 7.06, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

ARTICLE VIII
Miscellaneous

Section 8.01     Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

“1505 Capital” means 1505 Capital LLC, a Delaware limited liability company, and a wholly owned Subsidiary of the Company.

“Acceptable Confidentiality Agreement” means a confidentiality agreement containing substantive terms that are not less restrictive in any material respect to the counterparty than those contained in the Confidentiality Agreement, except that such confidentiality agreement need not contain any “standstill” or similar provision or otherwise prohibit the making of any Takeover Proposal and shall not prohibit the Company from providing the information set forth in Section 5.04 to Parent.

“Adviser Policies” has the meaning set forth in Section 3.25(g).

“Advisory Client” means any Person to which 1505 Capital provides investment advisory services pursuant to an Advisory Contract.

“Advisory Contract” means any agreement between 1505 Capital and any Person pursuant to which the 1505 Capital agrees to provide discretionary or non-discretionary investment advisory services to such Person, regardless of whether 1505 Capital has assumed the role of an investment manager or sub-manager thereunder.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by,” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract, or otherwise.

“Affordable Care Act” means the Patient Protection and Affordable Care Act (PPACA), as amended by the Health Care and Education Reconciliation Act (HCERA).

“Agreement” has the meaning set forth in the Preamble.

“American Life” means American Life & Security Corp.

“Annual SAP Financial Statements” has the meaning set forth in Section 3.17.

“Antitrust Laws” means the Sherman Act of 1890; the Clayton Act of 1914; the Federal Trade Commission Act of 1914; the HSR Act, and all other federal, state, foreign or supranational Laws or Orders in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Book-Entry Share” has the meaning set forth in Section 2.01(c).

“Burdensome Condition” has the meaning set forth in Section 5.08(e).

“Business Day” means any day, other than Saturday, Sunday, or any day on which the banking institutions located in New York, New York are authorized or required by Law or other governmental action to close.

“Cancelled Shares” has the meaning set forth in Section 2.01(a).

“Cash Replacement Company RSU Amounts” has the meaning set forth in Section 2.07(b)(ii).

“Cash Replacement Option Amounts” has the meaning set forth in Section 2.07(a)(ii).

“Cause,” with respect to any holder of Cash Replacement Option Amounts or Cash Replacement Company RSU Amounts, shall be deemed to exist if, and only if (i) the holder willfully engages in acts or omissions constituting fraud, breach of fiduciary duty or intentional wrongdoing or malfeasance, including without limitation knowing falsification of the financial books or records of the Company (or its Subsidiaries or Affiliates), embezzlement of funds from the Company (or its Subsidiaries or Affiliates) or other similar fraud; provided, however, that a breach of fiduciary duty shall not be deemed to occur or exist as a result of any business decision made by the holder that is protected by the “business judgment rule” as adopted by courts applying the General Corporation Law of the State of Delaware; (ii) the holder is convicted of, or enters a plea of guilty or nolo contendere to charges of, any criminal violation involving fraud, theft or dishonesty; (iii) the holder is convicted of, or enters a plea of guilty or nolo contendere to charges of, any non-vehicular felony which has or is substantially likely to have a material adverse effect on the holder’s ability to carry out the holder’s duties to the Company (or its Subsidiaries or Affiliates) or on the reputation or activities of the Company (or its Subsidiaries or Affiliates); (iv) the holder habitually abuses alcohol, illegal drugs or controlled substances or non-prescribed prescription medicine, and such abuse materially and adversely interferes with the performance of the holder’s duties and responsibilities to the Company (or its Subsidiaries or Affiliates), and such acts remain uncured for more than 30 days following receipt by the holder of written notice from the Company specifying the nature of such acts demanding cure thereof; (v)   the holder materially breaches the terms of any agreement between the holder and the Company (or its Subsidiaries or Affiliates) relating to the holder’s employment, materially fails to adhere to significant policies of the Company applicable to all employees, including, without limitation, policies prohibiting sexual harassment in the workplace, or materially fails to satisfy the conditions and requirements of holder’s employment with the Company (or its Subsidiaries or Affiliates), and such breach or failure remains uncured for more than thirty (30) days following receipt by the holder of written notice from the Company specifying the nature of such breach or failure and demanding cure thereof; (vi) the holder engages in acts or omissions constituting gross negligence by the holder in the performance (or non-performance) of the holder’s duties hereunder, and such act or omission remains uncured for more than thirty (30) days following receipt by the holder of written notice from the Company specifying the nature of such act or omission and demanding cure thereof; or (vii)  the holder materially fails in the performance of the holder’s duties and/or responsibilities on behalf of the Company (or its Subsidiaries or Affiliates), and such failure remains uncured for more than thirty (30) days following receipt by the holder of written notice from Company specifying the nature of the failure and demanding cure thereof.

“Certificate” has the meaning set forth in Section 2.01(c).

“Certificate of Merger” has the meaning set forth in Section 1.03.

“Charter Documents” has the meaning set forth in Section 3.01(b).

“Closing” has the meaning set forth in Section 1.02.

“Closing Date” has the meaning set forth in Section 1.02.

“COBRA” means Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA and any similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Acquisition Agreement” has the meaning set forth in Section 5.04(a).

“Company Adverse Recommendation Change” means (a) the Company Board withdrawing, withholding, amending, changing, modifying or qualifying or proposing publicly to withdraw, withhold, amend, change, modify or qualify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, including failing to include the Company Board Recommendation in the Company Proxy Statement, (b) the Company Board failing to recommend against a tender or exchange offer related to a Takeover Proposal in any position taken in accordance with Rules 14d-9 and 14e-2 promulgated under the Exchange Act or failing to publicly recommend against any Takeover Proposal that is a tender offer or exchange offer within ten Business Days after the commencement of such tender offer or exchange offer (or in any event prior to the date which is two (2) Business Days before the date on which the Company Stockholder Meeting is scheduled), (c) the Company Board adopting, endorsing, approving, recommending or declaring advisable, or proposing publicly to adopt, endorse, approve, recommend or declare advisable, or recommend to the stockholders of the Company, any Takeover Proposal or (d) the failure by the Company Board to publicly reaffirm the Company Board Recommendation or failure to recommend against the Takeover Proposal within five (5) Business Days of receiving a written request from Parent to provide such public reaffirmation (or such fewer number of days as remains prior to the Company Stockholders Meeting) following receipt by the Company of a publicly announced Takeover Proposal.

“Company Balance Sheet” has the meaning set forth in Section 3.04(e).

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in the Recitals.

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Continuing Employees” has the meaning set forth in Section 5.06(a).

“Company Disclosure Letter” has the meaning set forth in the introductory language in ARTICLE III.

“Company Employee” means any employee of the Company or any of its Subsidiaries.

“Company Employee Plans” has the meaning set forth in Section 3.12(a).

“Company Equity Award” means a Company Stock Option or a Company Restricted Stock Unit Awards granted under one of the Company Stock Plans, as the case may be.

“Company ERISA Affiliate” means any corporation or other trade, or business (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Company Insurance Subsidiary” has the meaning set forth in Section 3.16.

“Company IP” has the meaning set forth in Section 3.07(b).

“Company IT Systems” means all software, computer hardware, servers, networks, platforms, and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means any event, change, fact, condition, circumstance or occurrence that, when considered either individually or in the aggregate together with all other adverse events, changes, facts, conditions, circumstances or occurrences, that has had or would reasonably be expected to have a material adverse effect on (i) the financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company to timely consummate the Merger; provided, however, that, for purposes of the foregoing clause (i), none of the following shall constitute (either alone or in combination) or shall be taken into account in determining whether or not there has been or would reasonably be expected to be a Company Material Adverse Effect (subject to the limitations set forth below): (a) the execution and delivery of this Agreement or the other Transaction Documents, the consummation of the Transactions or the announcement of any of the foregoing, the identity of Parent and its Affiliates or the taking of any action specifically required to be taken, or the failure to take any action specifically prohibited (following request for consent of Parent therefor, if such consent was not granted), by this Agreement, including, in each case, their impact on relationships with or the volume of business with customers (including Governmental Entity customers), suppliers, vendors or employees or others having relationships with the Company or its Subsidiaries (provided, however, that this clause (a) shall not apply to any representation or warranty contained in Section 3.03 and Section 3.24 or any action taken in compliance with Section 5.01 and the related conditions to closing), (b) any communications by Parent or its Affiliates regarding plans or intentions with respect to the Company or any of its Subsidiaries, (c) changes after the date hereof in global, foreign, national or regional economic, financial, regulatory or geopolitical conditions or events in general, in each case, in the United States or elsewhere in the world, or any escalation or worsening of any of the foregoing, or any action taken by any Governmental Entity in response to any of the foregoing, (d) changes after the date hereof in the equity, credit, debt, financial, currency or capital markets or changes in inflation, interest or exchange rates, in each case, in the United States or elsewhere in the world, (e) changes in (i) Law, (ii) regulations or generally applicable industry standards required to be complied with by the Company or any of its Subsidiaries, (iii) GAAP or (iv) the authoritative interpretation, application or enforcement of any of the foregoing, in each case, after the date hereof, (f) any hurricane, tornado, tsunami, flood, volcanic eruption, earthquake, nuclear incident, foreign or domestic social protest or social unrest (whether or not violent), weather conditions, power outages, internet service disruptions or electrical black-outs, wild fires or other natural or man-made disaster or other force majeure events affecting the Company or any of its Subsidiaries, (g) changes in the general business or economic conditions in any industry or any market in which the Company or any of its Subsidiaries operate, (h) any military conflict, military outbreak, war (whether or not declared), act of foreign or domestic terrorism, rebellion or insurrection, act of espionage or cyberespionage, act of cyber terrorism, internet or cyber attack or escalation of any of the foregoing or any hostilities, including, in each case, any such action carried out in whole or in part through use of the internet or impacting computers, systems, networks or electronic data, (i) epidemics, pandemics, other outbreaks of infectious disease (including in each of the foregoing, COVID-19), including in each case any quarantine restrictions (including any COVID-19 Measures), or any escalation or worsening of any of the foregoing, (j) any action taken or omitted to be taken, at the express written consent of Parent or as expressly required by this Agreement, (k) any failure by the Company or any of its Subsidiaries to meet internal or published projections, forecasts or estimates of the Company or any of its Subsidiaries (provided, however, that the underlying causes of such failure may, to the extent applicable and not otherwise excluded by the other exceptions in this definition, be considered in determining whether there has been a Company Material Adverse Effect), (l) any change in the price or trading volume of shares of Company Common Stock or any other publicly traded securities of the Company (provided, however, that the underlying causes of such change may, to the extent applicable and not otherwise excluded by the other exceptions in this definition, be considered in determining whether there has been a Company Material Adverse Effect), (m) any reduction in the credit rating of the Company or any of its Subsidiaries (provided, however, that the underlying causes of such change may, to the extent applicable and not otherwise excluded by the other exceptions in this definition, be considered in determining whether there has been a Company Material Adverse Effect), or (n) any litigation brought by current or former stockholders of the Company (on their own behalf or on behalf of the Company), whether under DGCL or any other Law, or other litigation, in the case of each of the foregoing in this clause (n) to the extent brought in respect of this Agreement or the Transactions; provided that notwithstanding the foregoing, in the cases of clauses (c), (d), (e), (f), (g), (h), and (i), to the extent such changes or conditions have had a disproportionately adverse effect on the Company or any of its Subsidiaries as compared to other similarly situated Persons engaged in the same industry, but only such incremental disproportionate adverse effect may be taken into account in determining whether a Company Material Adverse Effect has occurred (and then only to the extent such incremental disproportionate adverse effect is not excluded by the other exceptions in this definition).

“Company Material Contract” has the meaning set forth in Section 3.15(a).

“Company Preferred Stock” has the meaning set forth in Section 3.02(a).

“Company Proxy Statement” has the meaning set forth in Section 3.28.

“Company Related Parties” has the meaning set forth in Section 7.06(e).

“Company Reports” has the meaning set forth in Section 3.04(a).

“Company Restricted Stock Unit Award” has the meaning set forth in Section 2.07(b)(i).

“Company SEC Documents” has the meaning set forth in Section 3.04(a).

“Company Securities” has the meaning set forth in Section 3.02(b)(iii).

“Company Software” means Software components that are owned or purported to be owned, by or for the Company or any of its Subsidiaries and constitute Company-Owned IP.

“Company Stock Option” has the meaning set forth in Section 2.07(a)(i).

“Company Stock Plans” means the plans, in each case as amended as listed in Section 3.02(b) of the Company Disclosure Letter and any other plan or arrangement pursuant to which incentive equity-based awards have been granted.

“Company Stockholders Meeting” means the special meeting of the stockholders of the Company to be held to consider the approval and adoption of this Agreement and the Transactions contemplated hereby.

“Company Subsidiary Securities” has the meaning set forth in Section 3.02(c).

“Company Termination Fee” means $3,597,100.

“Company-Owned IP” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Confidentiality Agreement” has the meaning set forth in Section 5.03(b).

“Consent” has the meaning set forth in Section 3.03(c).

“Continuation Period” has the meaning set forth in Section 5.06(a).

“Contracting Party” has the meaning set forth in Section 8.15(a).

“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases, or other binding instruments or binding commitments, whether written or oral.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions, variants or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, safety or similar Law, directive or guideline promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19 or any variants/mutations thereof and applicable to the Company.

“Data Security Requirements” means, collectively, all of the following to the extent relating to the access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, security, destruction, or disposal of any Personal Information relating to privacy, security, or security breach notification requirements: (i) the Company and its Subsidiaries’ own rules, policies, and procedures (whether physical or technical in nature, or otherwise), (ii) all applicable Laws, and (iii) contracts and agreements into which the Company or its Subsidiaries has entered or by which it is otherwise bound.

“Debt Financing” has the meaning set forth in Section 5.16.

“DGCL” has the meaning set forth in the Recitals.

“Disability,” with respect to any holder of Cash Replacement Option Amounts or Cash Replacement Company RSU Amounts, shall mean a physical or mental impairment rendering the holder substantially unable to carry out the holder’s then currently assigned day-to-day employment functions for any period of six (6) consecutive months.

“Dissenting Shares” has the meaning set forth in Section 2.03.

“DTC” has the meaning set forth in Section 2.02(e).

“Effective Time” has the meaning set forth in Section 1.03.

“End Date” has the meaning set forth in Section 7.02(a).

“Enforcement Expenses” has the meaning set forth in Section 7.06(d).

“Enforcement Expenses Cap” has the meaning set forth in Section 7.06(d).

“Environmental Laws” means any Law relating to pollution (or the cleanup thereof), the protection of natural resources, endangered or threatened species or the environment, or human health or safety (to the extent relating to Hazardous Substances).

“Equity Commitment Letter” has the meaning set forth in Section 4.04(a).

“Equity Financing” has the meaning set forth in Section 4.04(a).

“Equity Investors” means Altimir Partners, LP, Antarctica Special Opportunities Partners V, LP, Antarctica Special Opportunities Partners VIII, LP, Aster Special Opportunities Partners, LP, Debelt Partners, LP, Delius Special Opportunities Partners, LP, Denman Partners, LP, Wardown Park Partners, LLC and Zoller Partners, LP.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” has the meaning set forth in Section 3.03(c).

“Existing RBC Credit Facility” means that certain Credit Agreement, dated as of November 22, 2022, by and among the Company, as Borrower, the lenders from time to time party thereto, Royal Bank of Canada, as Administrative Agent, Royal Bank of Canada, as Collateral Agent and RBC Capital Markets, as Sole Lead Arranger and Sole Book Manager.

“Expenses” means, with respect to any Person, all reasonable and documented out-of-pocket fees and expenses incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution, and performance of this Agreement and any transactions related thereto, any litigation with respect thereto, the preparation, printing, filing, and mailing of the Company Proxy Statement, the filing of any required notices under the HSR Act or any other Antitrust Laws, or in connection with other regulatory approvals, and all other matters related to the Merger and the other transactions contemplated by this Agreement.

“Financing Obligations” has the meaning set forth in Section 5.16(b).

“Form ADV” has the meaning set forth in Section 3.25(d).

“Form E Statutes” has the meaning set forth in Section 3.03(c).

“GAAP” has the meaning set forth in Section 3.04(b).

“Good Reason,” with respect to any holder of Cash Replacement Option Amounts or Cash Replacement Company RSU Amounts, has the meaning, if any, set forth in any employment agreement between the Company (or successor thereto) and the holder in effect as of the Closing Date (it being understood that if Good Reason is not so defined in such agreement, any termination by the holder shall be treated as a resignation by the holder without Good Reason).

“Governmental Antitrust Authority” has the meaning set forth in Section 5.08(d).

“Governmental Entity” has the meaning set forth in Section 3.03(c).

“Guarantor” means Zoller Partners, LP.

“Hazardous Substance” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral, or gas, in each case, whether naturally occurring or man-made, that is defined or regulated as hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under, or for which standards of conduct or Liability may be imposed pursuant to, Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, toxic mold, per- and polyfluoroalkyl substances and polychlorinated biphenyls.

“HSR Act” has the meaning set forth in Section 3.03(c).

“IA Associated Person” has the meaning set forth in Section 3.25(c).

“Indemnified Party” has the meaning set forth in Section 5.07(a).

“Insurance Approval Filings” has the meaning set forth in Section 5.08(c).

“Insurance Contract” means any contract, agreement or policy of insurance or reinsurance, binder, slip, endorsement or certificate, and forms with respect thereto, including any life, health, accident and disability insurance policy, variable, fixed, indexed or payout annuity, guaranteed investment contract and any other insurance policy or insurance or annuity contract or certificate issued, ceded or assumed by any Subsidiary of the Company.

“Insurance Law” means all Laws applicable to the business of insurance or the regulation of insurance companies, whether federal, national, provincial, state, local, foreign or multinational, and all applicable orders, directives of, and market conduct recommendations resulting from market conduct examinations of, Insurance Regulators.

“Insurance Licenses” has the meaning set forth in Section 3.23.

“Insurance Regulator” means with respect to a Company Insurance Subsidiary, the Governmental Entity charged with supervision of insurance of such Subsidiary’s jurisdiction of domicile, including each jurisdiction in which such Subsidiary is deemed pursuant to Law to be commercially domiciled.

“Intellectual Property” means any and all intellectual property, industrial property and proprietary rights arising pursuant to the Laws of any jurisdiction throughout the world, including rights in the following: (a) trademarks, service marks, and similar indicia of source or origin, all registrations and applications for registration thereof, and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights and all registrations and applications for registration thereof; (c) Trade Secrets; (d) Software; (e) patents and patent applications; and (f) internet domain name registrations.

“Interim SAP Statements” has the meaning set forth in Section 3.17.

“Intervening Event” means, with respect to the Company any positive material event, circumstance, change, effect, development, or condition first occurring or arising after the date hereof and prior to the date of the Requisite Company Vote, that was not known to, nor reasonably foreseeable by, the Company Board, as of the date of this Agreement; provided, however, that in no event shall the following events, circumstances, or changes in circumstances constitute an Intervening Event: (a) the receipt, existence of or terms of any Takeover Proposal or any inquiry related thereto, (b) any change in the price, or change in trading volume, of the Company Common Stock (provided, however, that the exception to this clause (b) shall not apply to the underlying causes giving rise to or contributing to such change or prevent any of such underlying causes from being taken into account in determining whether an Intervening Event has occurred, to the extent first occurring or arising after the date hereof and prior to the date of the Requisite Company Vote that was not known to, nor reasonably foreseeable by, the Company Board as of the date of this Agreement) or (c) the Company exceeding any internal or published projections, forecasts, estimates or predictions in respect of revenues, premiums written, earnings or other financial or operating metrics for any period (provided, however, that the exception to this clause (c) shall not apply to the underlying causes giving rise to or contributing to such change or prevent any of such underlying causes from being taken into account in determining whether an Intervening Event has occurred, to the extent first occurring or arising after the date hereof and prior to the date of the Requisite Company Vote that was not known to, nor reasonably foreseeable by, the Company Board as of the date of this Agreement).

“Intervening Event Notice Period” has the meaning set forth in Section 5.04(d)(ii).

“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Investment Assets” means any interest in any bonds, notes, debentures, mortgage loans, real estate, instruments of indebtedness, stocks and all other equity interests, certificates issued by or interests in trusts or derivatives, unrated fixed income securities, private placement investments, in each case, acquired or held specifically for investment or hedging purposes.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means: (a) with respect to the Company and its Subsidiaries, the actual knowledge of the individuals listed in Section 8.01 of the Company Disclosure Letter after reasonable inquiry; and (b) with respect to Parent and its Subsidiaries, the actual knowledge of the individuals listed in Section 8.01 of Parent Disclosure Letter after reasonable inquiry.

“Labor Agreement” has the meaning set forth in Section 3.12(k).

“Laws” means any federal, state, local, municipal, foreign, multi-national or other laws (including common law), acts, statutes, constitutions, ordinances, rules, regulations, codes, Orders, or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered, or applied by any Governmental Entity. For the avoidance of doubt, “Laws” shall also include Insurance Laws.

“Lease” means all leases, subleases, licenses, concessions, and other agreements under which the Company or any of its Subsidiaries holds any Leased Real Estate, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any of its Subsidiaries thereunder.

“Leased Real Estate” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by the Company or any of its Subsidiaries.

“Legal Action” means any legal, administrative, arbitral, or other proceedings, suits, charges, actions, claims, complaints, audits, investigations, arbitrations, inquiries, indictments or litigations by or before any Governmental Entity or arbitrator.

“Liability” means any liability, indebtedness, or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured, determined, determinable, or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP).

“Liens” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer, licenses and security interests of any kind or nature whatsoever.

“Limited Guarantee” has the meaning set forth in the Recitals.

“Measurement Date” has the meaning set forth in the Section 3.02(a).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.01(b).

“Merger Sub” has the meaning set forth in the Preamble.

“Nasdaq” has the meaning set forth in Section 3.03(c).

“Non-Recourse Party” has the meaning set forth in Section 8.15(a).

“Open-Source Materials” means software, coding and other materials that are distributed as “free software” (as defined by the Free Software Foundation), “open source software” (meaning software distributed under any license approved by the Open Source Initiative as set forth at www.opensource.org) or under a similar licensing or distribution model (including under a GNU General Public License (GPL), a GNU Lesser General Public License (LGPL), a GNU Affero General Public License (AGPL), a Mozilla Public License (MPL), a BSD license, an Artistic License, a Netscape Public License, a Sun Community Source License (SCSL), a Sun Industry Standards License (SISL) and an Apache License) or similar terms.

“Order” has the meaning set forth in Section 3.09.

“Parent” has the meaning set forth in the Preamble.

“Parent Benefit Plans” has the meaning set forth in Section 5.06(b).

“Parent Disclosure Letter” means the disclosure letter, dated as of the date of this Agreement and delivered by Parent and Merger Sub to the Company concurrently with the execution of this Agreement.

“Parent Related Parties” has the meaning set forth in Section 7.06(e).

“Parent Termination Fee” means $6,166,457.

“Paying Agent” has the meaning set forth in Section 2.02(a).

“Payment Fund” has the meaning set forth in Section 2.02(a).

“Permits” has the meaning set forth in Section 3.08(b).

“Permitted Liens” means: (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith through appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP; (b) mechanics’, carriers’, workers’, repairers’, and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not yet due and payable or that are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP; (c) zoning, entitlement, building, and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s leased real property, which are not violated by the current use, structure or operation of such real property; (d) covenants, conditions, restrictions, easements, and other similar non-monetary matters of record affecting title to such Person’s leased real property, which are not violated by the current use or occupancy of such real property, and do not materially impair the occupancy, use, value or marketability of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (e) with respect to the Company, Liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company SEC Documents; (f) Liens (other than Liens securing indebtedness for borrowed money), defects or irregularities in title or any right of way or easement related to public roads and highways, in each case which do not materially impair the continued use and operation of the assets to which they relate in connection with such Person’s businesses; (g) any non-exclusive license to any Intellectual Property granted to customers of the Company in the ordinary course of business; (h) Liens incurred in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government Contracts, performance and return of money bonds and similar obligations; (i) any Liens and/or restrictions that will be released, waived or otherwise terminated in connection with the Closing; (j) any restrictions on transfer imposed by federal and state securities Laws; (k) any restrictions on transfer set forth in this Agreement or the Voting Agreements;(l) Liens created by or resulting from actions of Parent, Merger Sub or any of their Affiliates; and (m) Liens other than those listed in (a) through (l) above that do not materially and adversely affect the use or operation of the property or other assets subject thereto.

“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity, or other entity or group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

“Personal Information” means, in addition to any definition for “personal information”, “personal data”, or any similar term provided by applicable Law or by the Company or any of its Subsidiaries in any of its privacy policies, notices or contracts, all information that directly or indirectly can be used to identify, is related to, describes, is reasonably capable of being associated with, or could reasonably be linked with a particular individual or household.

“Producers” has the meaning set forth in Section 3.19.

“Protected Cells” means, collectively, Seneca Incorporated Cell, LLC 2021-03, Seneca Incorporated Cell, LLC 2020-01, and Seneca Incorporated Cell, LLC 2022-04, or similar incorporated cell of Seneca Reinsurance Company, LLC, a sponsored captive insurance company organized under the laws of Vermont.

“Regulatory Filings” has the meaning set forth in Section 3.24.

“Representatives” means, with respect to any Person, such Person’s directors, officers, managing partners, employees, investment bankers, attorneys, accountants, consultants, other agents and advisors.

“Requisite Company Vote” has the meaning set forth in Section 3.03(a).

“Reserves” means the reserves (including reserves established under applicable Law or otherwise for the payment of benefits, losses, claims, expenses and similar purposed (including claims litigation)) held by the Company in respect of an Insurance Contract or insurance policies reinsured or assumed by any Insurance Subsidiary.

“Sanctioned Person” means any Person (i) designated on any Sanctions-related list of blocked or restricted persons, including without limitation the list of Specially Designated Nationals and Blocked Persons, (ii) located in or organized under the laws of a country or territory that is the subject of country- or territory-wide Sanctions (at the time of Agreement Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine or the Donetsk or Luhansk People’s Republics) or government thereof, or (iii) 50% or greater owned or otherwise controlled by, any of the foregoing.

“Sanctions” means economic sanctions and trade embargo laws, executive orders, and implementing regulations promulgated or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the UN Security Council, the EU, or His Majesty’s Treasury of the United Kingdom.

“SAP” has the meaning set forth in Section 3.17.

“SAP Financial Statements” has the meaning set forth in Section 3.17.

“Sarbanes-Oxley Act” has the meaning set forth in Section 3.04(a).

“SEC” has the meaning set forth in Section 3.03(c).

“SEC Clearance Date” has the meaning set forth in Section 5.05(b).

“Securities Act” has the meaning set forth in Section 3.04(a).

“Security Incident” means any (i) cybersecurity incident, breach of security, phishing incident, or ransomware or malware attack affecting any Company IT System or (ii) incident in which confidential information or Personal Information was accessed, disclosed, destroyed, processed, used, or exfiltrated in an unauthorized manner (whether any of the foregoing was transmitted, possessed, or controlled by the Company or any of its Subsidiaries or by another Person on their behalf).

“Software” means all software, data, and databases, together with object code, Source Code, firmware, and embedded versions thereof, and documentation related thereto, together with intellectual property, industrial property and proprietary rights in and to any of the foregoing.

“Solvent” has the meaning set forth in Section 4.08.

“Source Code” means one or more statements in human readable form, including comments and definitions, which are generally formed and organized according to the syntax of a computer or programmable logic programming language (including such statements in batch or scripting languages).

“Specified Investment Guidelines” has the meaning set forth in Section 5.01(b).

“Subsidiary” of a Person means any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

“Summary Business Plan” means the summary of the material terms of Parent’s business plan for the Company, which was sent by Parent to the Company on the date hereof immediately prior to the execution and delivery of this Agreement.

“Superior Proposal” means a bona fide written Takeover Proposal that did not result from a breach of Section 5.04 (except that, for purposes of this definition, each reference in the definition of “Takeover Proposal” to “20% or more” shall be “more than 50%”) that the Company Board determines, in its good faith judgment, after consultation with its outside legal counsel and financial advisors and taking into account all relevant terms and conditions of such Takeover Proposal and all legal, regulatory and financing aspects (including certainty of closing) of such Takeover Proposal and the Person making the Takeover Proposal (including any termination or break-up fees and conditions to consummation) that the Company Board deems relevant and taking into account any changes to the terms of this Agreement proposed by Parent to the Company in response to such Takeover Proposal pursuant to Section 5.04(c), and which, if consummated, would result in a transaction more favorable to the Company’s stockholders (solely in their capacity as such) from a financial point of view than the Transactions.

“Superior Proposal Notice Period” has the meaning set forth in Section 5.04(d).

“Surviving Corporation” has the meaning set forth in Section 1.01.

“Takeover Proposal” means any bona fide offer or proposal made by any Person or group (other than Parent and its Affiliates, including Merger Sub), relating to any transaction or series of related transactions, involving any: (a) direct or indirect acquisition of assets of the Company or its Subsidiaries (including any voting equity interests of Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to 20% or more of the fair market value of the Company’s and its Subsidiaries’ consolidated assets or to which 20% or more of the Company’s and its Subsidiaries’ net revenues or net income on a consolidated basis are attributable; (b) direct or indirect acquisition of 20% or more of the voting equity interests of the Company or any of its Subsidiaries whose business constitutes 20% or more of the consolidated net revenues, net income, or assets of the Company and its Subsidiaries, taken as a whole; (c) tender offer or exchange offer that if consummated would result in any Person or group (as defined in Section 13(d) of the Exchange Act) beneficially owning (within the meaning of Section 13(d) of the Exchange Act) 20% or more of the voting power of the Company, (d) merger, consolidation, other business combination, or similar transaction involving the Company or any of its Subsidiaries, pursuant to which such Person or group (as defined in Section 13(d) of the Exchange Act) would own 20% or more of the consolidated net revenues, net income, or assets of the Company, and its Subsidiaries, taken as a whole or (e) any combination of the foregoing.

“Tax Returns” means any return, declaration, report or information return or statement or other similar document filed or required to be filed with a Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all U.S. federal, state, local, non-U.S., and other income, gross receipts, sales, use, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, duties, customs or other taxes or similar charges in the nature of a tax of any kind whatsoever, together with any interest, additions or penalties with respect thereto.

“Trade Secrets” means all trade secrets and other confidential or proprietary information, know-how and other inventions, processes, models, methodologies and all other information that derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use.

“Transaction Documents” means this Agreement (and all Annexes, Exhibits and Schedules hereto), including the Company Disclosure Letter, the Voting Agreements, the Confidentiality Agreement, the Equity Commitment Letter, the Limited Guarantee and any other documents or agreements executed and delivered in connection with this Agreement.

“Transaction Litigation” has the meaning set forth in Section 5.13.

“Transactions” has the meaning set forth in the Recitals.

“Transfer Taxes” means all direct and indirect transfer, documentary, sales, use, stamp, court, registration and other similar Taxes (including any real estate transfer Taxes), and all conveyance fees, recording charges and other similar fees and charges incurred in connection with the consummation of the Transactions.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Unvested Company Option” has the meaning set forth in Section 2.07(a)(ii).

“Unvested Company RSU” has the meaning set forth in Section 2.07(b)(ii).

“Vested Company Option” has the meaning set forth in Section 2.07(a)(i).

“Vested Company RSU” has the meaning set forth in Section 2.07(b)(i).

“Voting Agreement” has the meaning set forth in the Recitals.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar Laws.

“Willful Breach” has the meaning set forth in Section 7.05.

Section 8.02     Interpretation; Construction.

(a)            The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement, and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Exhibit, Article, or Schedule, such reference shall be to a Section of, Exhibit to, Article of, or Schedule of this Agreement unless otherwise indicated. Unless the context otherwise requires, references herein: (i) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (ii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” and the word “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.” A reference in this Agreement to $ or dollars is to U.S. dollars. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. The words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “ordinary course of business” refers to the ordinary course of business of the Company and the Subsidiaries of the Company, taken as a whole. References to “this Agreement” shall include the Company Disclosure Letter and the Parent Disclosure Letter. References to “made available” or “provided to” (or words of similar import) when referring to any document or information being made available by the Company to Parent or Merger Sub shall mean that such document or information is (i) included in the Company SEC Documents or (ii) posted to the electronic data room established in respect to the Merger at least one (1) Business Day prior to the date of this Agreement.

(b)            The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 8.03     Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. This Section 8.03 does not limit any covenant or agreement of the parties contained in this Agreement which, by its terms, contemplates performance after the Effective Time. The Confidentiality Agreement will survive termination of this Agreement in accordance with its terms.

Section 8.04     Governing Law. This Agreement and all Legal Actions (whether based on contract, tort, statute or otherwise) arising out of, relating to, or in connection with this Agreement or the actions of any of the parties hereto in the negotiation, administration, performance, or enforcement hereof, shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

Section 8.05     Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that: (a) any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in the Court of Chancery of the State of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such Legal Action, in any state or federal court within the State of Delaware; (b) mailing of process or other papers in connection with any such Legal Action in the manner provided in Section 8.07 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof; (c) with regard to any such Legal Action for itself and in respect of its property, it generally, unconditionally, and irrevocably submits to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Legal Action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts; and (d) it irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder: (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 8.05; (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (iii) to the fullest extent permitted by the applicable Law, any claim that (A) the suit, action, or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action, or proceeding is improper, or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Nothing in this Agreement shall prohibit a party from enforcing a judgment rendered by the above-named courts in any other court of competent jurisdiction.

Section 8.06     Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.06.

Section 8.07     Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given upon the earlier of actual receipt or (a) when delivered by hand (providing proof of delivery); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by email if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or to such other Persons or at such other address for a party as shall be specified in a written notice given in accordance with this Section 8.07):

If to Parent or Merger Sub, to:

Antarctica Capital LLC
200 Park Avenue, 32nd Floor

New York, New York 10166
Attention: Chandra R. Patel; Inho Choi; David Stortz
Email: crpatel@antarcticacapital.com;

ichoi@antarcticacapital.com;

dstortz@antarcticacapital.com

with a copy (which will not constitute notice to Parent or Merger Sub) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022

Attention: Rajab S. Abbassi, P.C.

Lauren M. Colasacco, P.C.

Michael Amalfe

Email: rajab.abbassi@kirkland.com

lauren.colasacco@kirkland.com

michael.amalfe@kirkland.com

If to the Company, to:	Midwest Holding Inc. 2900 South 70th Street, Suite 400 Lincoln, Nebraska 68506 Attention: Georgette C. Nicholas Email: gnicholas@midwestholding.com
with a copy (which will not constitute notice to the Company) to:	Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, NY 10004 Attention: Philip Richter and Randi Lally Email: philip.richter@friedfrank.com, randi.lally@friedfrank.com

Section 8.08     Entire Agreement. This Agreement (including all exhibits, annexes, and schedules referred to herein), the Company Disclosure Letter, the Parent Disclosure Letter, the Confidentiality Agreement, the Voting Agreement and the other Transaction Documents constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement, the Confidentiality Agreement, the Parent Disclosure Letter, and the Company Disclosure Letter (other than an exception expressly set forth as such in the Parent Disclosure Letter or the Company Disclosure Letter), the statements in the body of this Agreement will control.

Section 8.09     No Third-Party Beneficiaries. Except for the provisions of ARTICLE II (which, from and after the Effective Time, shall be for the benefit of holders of the Company Common Stock or Company Equity Awards that are validly entitled to receive the Merger Consideration or other payments in respect thereof) and Section 5.07 (which shall be for the benefit of the Indemnified Parties), this Agreement is for the sole benefit of the parties hereto and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.10     Disclosure Letter References. The Company Disclosure Letter has been arranged, for purposes of convenience only, as separate parts corresponding to the subsections of ARTICLE III, ARTICLE V and ARTICLE VIII of this Agreement. Notwithstanding anything to the contrary herein, the parties hereto agree that any reference in a particular Section of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the representations, warranties, covenants, agreements or other provisions hereof of the relevant party that are contained in the corresponding Section of this Agreement, and any other representations, warranties, covenants, agreements or other provisions hereof of such party that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations, warranties, covenants, agreements and other provisions hereof would be reasonably apparent on its face. The Company Disclosure Letter is incorporated by reference into and made a part of this Agreement and is disclosed solely for the purposes of this Agreement. The mere inclusion of an item in the Company Disclosure Letter as an exception to a representation, warranty, covenant, agreement or other provision hereof shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Company Material Adverse Effect on the Company, and no information set forth in the Company Disclosure Letter shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including of any violation of Law or breach of any agreement. Nothing in the Company Disclosure Letter is intended to broaden the scope of any representation or warranty contained in this Agreement or create any covenant. Matters reflected in the Company Disclosure Letter are not necessarily limited to matters required by the Agreement to be reflected in the Company Disclosure Letter. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. No disclosure in the Company Disclosure Letter shall be deemed to create any rights in any third party.

Section 8.11     Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, or incapable of being enforced under any applicable Law, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 8.12     Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither Parent or Merger Sub, on the one hand, nor the Company on the other hand, may assign its rights or obligations hereunder without the prior written consent of the other party (the Company in the case of Parent and Merger Sub), which consent may be withheld in the sole and absolute discretion of the other party; provided, that, Parent and Merger Sub shall have the right to assign its rights and obligations under this Agreement, in whole or in part, to one or more of its Affiliates at any time prior to the filing of a “Form A” application submitted by Parent pursuant to Section 5.08(c); provided, that, any such assignment does not relieve Parent or Merger Sub of its obligations hereunder. Any purported assignment without such consent shall be void and unenforceable. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.13     Remedies Cumulative. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law, or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

Section 8.14     Specific Performance.

(a)            The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or breach. Accordingly, subject to the limitations set forth herein, the parties acknowledge and hereby agree that in the event of any breach by Parent, Merger Sub or the Company of any of their respective covenants or obligations set forth in this Agreement, Parent, Merger Sub or the Company, as applicable, shall be entitled to an injunction or injunctions to prevent or restrain breaches of this Agreement, by the other parties (as applicable), and to specific performance by the other parties (as applicable) of the terms and provisions of this Agreement to prevent breaches of, or to enforce compliance with, the covenants and obligations of the other parties (as applicable) under this Agreement, in each case without proof of actual harm or the inadequacy of a legal remedy and without bond or other security being required. The pursuit of specific enforcement or other equitable remedies by any party will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy (whether at law or in equity) to which such party may be entitled at any time, subject to the limitations on remedies set forth in this Agreement.

(b)            Subject to the limitations on remedies set forth in this Agreement, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred by this Agreement, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise at any time of any other remedy.

(c)            The Company, on the one hand, and Parent and Merger Sub, on the other hand, hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance in accordance with and subject to the limitations of this Section 8.14 or otherwise set forth in this Agreement to prevent or restrain breaches of this Agreement, by the Company, Parent or Merger Sub, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches of, or to enforce compliance with, the covenants and obligations (including the Company’s right to cause Parent and Merger Sub to exercise their rights under the Equity Commitment Letter to cause the Equity Financing to be funded, and to consummate the Merger), of the Company, Parent or Merger Sub, as applicable, under this Agreement on the basis that (x) there is adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or in equity. The parties further agree that (i) by seeking the remedies provided for in this Section 8.14, a party shall not in any respect waive its right to seek at any time any other form of relief that may be available to a party under this Agreement and (ii) nothing set forth in this Section 8.14 shall require any party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 8.14 prior to or as a condition to exercising any termination right under ARTICLE VII, nor shall the commencement of any legal proceeding pursuant to this Section 8.14 or anything set forth in this Section 8.14 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of ARTICLE VII or pursue any other remedies under this Agreement that may be available then or thereafter (subject the terms and conditions set forth herein and therein).

Section 8.15     Non-Recourse.

(a)            Except for the liabilities and obligations of the parties to the Confidentiality Agreement, the Voting Agreement, the Equity Commitment Letter, the Limited Guarantee and the other Transaction Documents under any of the foregoing Contracts to which they are expressly identified as parties, all claims, obligations, liabilities or Legal Actions (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the Transactions, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the Persons that are expressly identified as parties in the preamble to this Agreement (the “Contracting Parties”). No Person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, equityholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, equityholder, Affiliate, agent, attorney, representative or assignee of any of the foregoing (collectively, the “Non-Recourse Party”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, Legal Actions, obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the Transactions or based on, in respect of, or by reason of this Agreement or the Transactions or the negotiation, execution, performance, or breach of this Agreement (other than, in each case, the liabilities and obligations of the parties to the Confidentiality Agreement, the Voting Agreement, the Equity Commitment Letter, the Limited Guarantee and the other Transaction Documents under any of the foregoing Contracts to which they are expressly identified as parties), and, to the maximum extent permitted by Law, each Contracting Party, on behalf of itself and its Affiliates, hereby waives and releases all such liabilities, claims, Legal Actions and obligations against any such Non-Recourse Party. Without limiting the foregoing, to the maximum extent permitted by Law, except as provided in the Confidentiality Agreement, the Voting Agreement, the Equity Commitment Letter, the Limited Guarantee and the other Transaction Documents, (i) each Contracting Party hereby waives and releases any and all rights, claims, demands or Legal Actions that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impute or extend the liability of a Contracting Party to any Non-Recourse Party, whether based on statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (ii) each Contracting Party disclaims any reliance upon any Non-Recourse Party with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement. Notwithstanding anything herein to the contrary this Section 8.15 shall not apply with respect to actual, knowing, and intentional fraud with respect to the making of the express representations and warranties set forth in ARTICLES III and IV of this Agreement.

Section 8.16     Disclaimer. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR OTHERWISE (BUT WITHOUT LIMITING SECTION 7.05): (a) THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY SET FORTH IN ARTICLE III HEREOF AND THE COMPANY DISCLOSURE LETTER, IN THE OTHER TRANSACTION DOCUMENTS AND IN THE CERTIFICATE DELIVERED PURSUANT TO SECTION 6.02(D) ARE AND SHALL CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES TO PARENT AND MERGER SUB IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND (b) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES REFERRED TO IN CLAUSE (A) ABOVE, NEITHER THE COMPANY, THE SUBSIDIARIES NOR ANY NON-RECOURSE PARTY HAS MADE OR IS MAKING ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, STATUTORY OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE BUSINESS OR THE ASSETS OF THE COMPANY AND THE SUBSIDIARIES. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR OTHERWISE, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III HEREOF, COMPANY THE DISCLOSURE LETTER, IN THE OTHER TRANSACTION DOCUMENTS AND IN THE CERTIFICATE DELIVERED PURSUANT TO SECTION 6.02(D), ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE BUSINESS OR THE ASSETS OF THE COMPANY AND THE SUBSIDIARIES, ARE HEREBY EXPRESSLY DISCLAIMED. PARENT AND MERGER SUB REPRESENT, WARRANT, COVENANT AND AGREE, ON BEHALF OF THEMSELVES, THEIR RESPECTIVE AFFILIATES AND THE PARENT RELATED PARTIES, THAT IN DETERMINING TO ENTER INTO AND CONSUMMATE THE TRANSACTIONS, THEY ARE NOT RELYING UPON ANY REPRESENTATION OR WARRANTY MADE OR PURPORTEDLY MADE BY OR ON BEHALF OF ANY PERSON, OTHER THAN THOSE EXPRESSLY MADE BY THE COMPANY AS SET FORTH IN ARTICLE III HEREOF, THE COMPANY DISCLOSURE LETTER AND IN THE CERTIFICATE DELIVERED PURSUANT TO SECTION 6.02(D), AND THAT PARENT AND MERGER SUB SHALL ACQUIRE THE COMPANY AND THE SUBSIDIARIES AND THEIR RESPECTIVE ASSETS WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS AND “WITH ALL FAULTS”, SUBJECT TO THE REPRESENTATIONS AND WARRANTIES MADE BY THE COMPANY AS SET FORTH IN ARTICLE III HEREOF, WHICH SHALL NOT SURVIVE THE CLOSING, AND IN THE CERTIFICATE DELIVERED PURSUANT TO SECTION 6.02(D) AS A REPRESENTATION AND WARRANTY BY (AND ONLY BY) THE COMPANY WHICH SHALL NOT SURVIVE THE CLOSING.

Section 8.17     Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, all of which will be one and the same agreement. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 8.18     Due Diligence Review. Each of Parent and Merger Sub acknowledges, covenants and agrees, on behalf of itself, its Affiliates and Representatives: (a) that it has completed to its satisfaction its own due diligence investigation, and based thereon, formed its own independent judgment with respect to the Company and its Subsidiaries; (b) that it has been furnished with or given full access to such documents and information about the Company and its Subsidiaries and their respective businesses and operations as it and its Representatives and advisors have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement and the Transactions; (c) that in entering into this Agreement, it has relied solely upon its own investigation and analysis and the representations and warranties of the Company expressly contained in ARTICLE III hereof and in the certificate delivered pursuant to Section 6.02(d); and (d) that (x) no representation or warranty has been or is being made by the Company or any other Person as to the accuracy or completeness of any of the information provided or made available to Parent, Merger Sub, the Representatives or any of their respective Representatives and advisors and (y) there are uncertainties inherent in attempting to make estimates, projections, forecasts, plans, budgets and similar materials and information, each of Parent, Merger Sub and Representatives is familiar with such uncertainties, each of Parent, Merger Sub and the Representatives is taking full responsibility for making its own evaluations of the adequacy and accuracy of any and all estimates, projections, forecasts, plans, budgets and other materials or information that may have been delivered or made available to it or any of its respective agents or Representatives, none of Parent, Merger Sub or any Representatives has relied or will rely on such information, and neither Parent nor Merger Sub will assert, and each will cause their respective Affiliates and Representatives not to assert, any Legal Action against the Company (or against the Subsidiaries or the Non-Recourse Parties) with respect thereto.

signature page follows

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MIDWEST HOLDING INC.

By:	/s/ Georgette Nicholas
Name: Georgette Nicholas
Title: Chief Executive Officer

[Signature Page to Merger Agreement]

MIDAS PARENT, LP

By: Antarctica GP Investments II, LLC
Its: General Partner

By:	/s/ Chandra R. Patel
Name: Chandra R. Patel
Title: Authorized Signatory

MIDAS MERGER ACQUISITION SUB, INC.

By:	/s/ Chandra R. Patel
Name: Chandra R. Patel
Title: Authorized Signatory

[Signature Page to Merger Agreement]

Exhibit A

Certificate of Incorporation

SURVIVING CORPORATION CERTIFICATE OF INCORPORATION

Exhibit A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

MIDWEST HOLDING INC.

ARTICLE One

The name of the corporation is Midwest Holding Inc. (hereinafter called the “Corporation”).

ARTICLE Two

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE Three

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE Four

The total number of shares which the Corporation shall have the authority to issue is one hundred (100) shares, all of which shall be shares of Common Stock, with a par value of $0.01 per share.

ARTICLE Five

The directors shall have the power to adopt, amend or repeal Bylaws, except as may be otherwise be provided in the Bylaws.

ARTICLE Six

The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

ARTICLE Seven

Section 1. Nature of Indemnity. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that such person (or a person of whom he is the legal representative), is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, fiduciary, or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, fiduciary or agent or in any other capacity while serving as a director, officer, employee, fiduciary or agent, shall be indemnified and held harmless by the Corporation to the fullest extent which it is empowered to do so by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) against all expense, liability and loss (including attorneys’ fees actually and reasonably incurred by such person in connection with such proceeding) and such indemnification shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in Section 2 of this Article Seven, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Article Seven shall be a contract right and, subject to Sections 2 and 5 of this Article Seven, shall include the right to payment by the Corporation of the expenses incurred in defending any such proceeding in advance of its final disposition. The Corporation may, by action of the Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

Section 2. Procedure for Indemnification of Directors and Officers. Any indemnification of a director or officer of the Corporation under Section 1 of this Article Seven or advance of expenses under Section 5 of this Article Seven shall be made promptly, and in any event within 30 days, upon the written request of the director or officer. If a determination by the Corporation that the director or officer is entitled to indemnification pursuant to this Article Seven is required, and the Corporation fails to respond within 60 days to a written request for indemnity, the Corporation shall be deemed to have approved the request. If the Corporation denies a written request for indemnification or advancing of expenses, in whole or in part, or if payment in full pursuant to such request is not made within 30 days, the right to indemnification or advances as granted by this Article Seven shall be enforceable by the director or officer in any court of competent jurisdiction. Such person’s costs and expenses incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the Corporation. Neither the failure of the Corporation (including the Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Section 3. Nonexclusively of Article Seven. The rights to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article Seven shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the certificate of incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Section 1 of this Article Seven shall be made to the fullest extent permitted by law. The provisions of this Article Seven shall not be deemed to preclude the indemnification of any person who is not specified in Section 1 of this Article Seven but whom the Corporation has the power or obligation to indemnify under the provisions of the General Corporation Law of the State of Delaware, or otherwise.

Section 4. Insurance. The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee, fiduciary, or agent of the Corporation or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of the General Corporation Law of the State of Delaware.

Section 5. Expenses. Expenses incurred by any person described in Section 1 of this Article Seven in defending a proceeding shall be paid by the Corporation in advance of such proceeding’s final disposition unless otherwise determined by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

Section 6. Employees and Agents. Persons who are not covered by the foregoing provisions of this Article Seven and who are or were employees or agents of the Corporation, or who are or were serving at the request of the Corporation as employees or agents of another corporation, partnership, joint venture, trust or other enterprise, may be indemnified to the extent authorized at any time or from time to time by the Board of Directors.

Section 7. Contract Rights. The provisions of this Article Seven shall be deemed to be a contract right between the Corporation and each director or officer who serves in any such capacity at any time while this Article Seven and the relevant provisions of the General Corporation Law of the State of Delaware or other applicable law are in effect, and any repeal or modification of this Article Seven or any such law shall not affect any rights or obligations then existing with respect to any state of facts or proceeding then existing.

Section 8. Survival. The rights to indemnification and advancement of expenses conferred by this Article Seven shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 9. Merger or Consolidation. For purposes of this Article Seven, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under this Article Seven with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Article Seven, references to “other enterprises” shall include employee benefit plans; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this Article Seven.

ARTICLE Eight

To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director or officer of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director or officer.  Any repeal or modification of this Article Eight shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

ARTICLE Nine

The Corporation reserves the right to amend or repeal any provisions contained in this Certificate of Incorporation from time to time and at any time in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders and directors are granted subject to such reservation.